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As filed with the Securities and Exchange Commission on October 31, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RAFAELLA APPAREL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	5137	20-2745750
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Chad Spooner
Chief Financial Officer
1411 Broadway
New York, New York 10018
(212) 403-0300
(Name, Address, Including Zip
Code, and Telephone Number,
Including Area Code,
of Agent For Service)

Copies to:

David E. Rosewater, Esq.
Michael R. Littenberg, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Ph: (212) 756-2000
Fax: (212) 593-5955

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If the securities being registered are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering:    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

11.25% Senior Secured Notes due 2011	$172,000,000	100%	$172,000,000	$18,404.00

Guarantees related to the 11.25% Senior Secured Notes due 2011 (3)	n/a	n/a	n/a	n/a

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

(2)
Calculated pursuant to Rule 457(f) under the Securities Act.

(3)
Pursuant to Rule 457(n) of the Securities Act, no additional fee is required.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Co-Registrants

Exact Name of Co-Registrant as specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number

Verrazano, Inc.	New York	5137	20-0722129

SUBJECT TO COMPLETION, DATED OCTOBER 31, 2006

PRELIMINARY PROSPECTUS

RAFAELLA APPAREL GROUP, INC.
$172,000,000
OFFER TO EXCHANGE
11.25% Senior Secured Notes due 2011, Series B
for any and all outstanding
11.25% Senior Secured Notes due 2011, Series A
of
Rafaella Apparel Group, Inc.

        The exchange offer will expire at 12:00 midnight, New York City time, on            ,    which is 20 business days after the commencement of the exchange offer, unless extended.

  The Company:

  •
  We are an established designer, sourcer and marketer of a full line of women's career and casual sportswear separates. We have been in the women's apparel business since 1982 and market our products primarily under our Rafaella brand.

  The Issuer:

  •
  Rafaella Apparel Group, Inc. is referred to in this prospectus as the "Issuer".

  The Offering:

  •
  Offered securities:    the securities offered by this prospectus are senior secured notes (the "New Notes"), which are being issued in exchange for senior secured notes sold by us in our private placement that we consummated on June 20, 2005 (the "Old Notes"). The New Notes are substantially identical to the Old Notes and are governed by the same indenture governing the Old Notes. Old Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

  •
  Expiration of offering:    the exchange offer expires at 12:00 midnight, New York City time, on            , which is 20 business days after the commencement of the exchange offer, unless extended.

  The New Notes:

  •
  Maturity: June 15, 2011.

  •
  Interest payment dates: annually on each June 15 and December 15.

  •
  Redemption: we can redeem the New Notes on or after June 15, 2008, at a premium as set forth in this prospectus. Prior to June 15, 2008, we may redeem up to 35% of the New Notes at a premium as set forth in this prospectus, with the net cash proceeds of one or more public equity offerings. We are required to redeem the New Notes under some circumstances involving a change of control and asset sales. Within 100 days after the end of each fiscal year beginning with the fiscal year ended June 30, 2006, and before making certain restricted payments, we must make an offer to repurchase all or a portion of the New Notes at a premium, as set forth in this prospectus.

  •
  Ranking: the New Notes will be our senior secured obligations and will rank equally in right of payment to all of our existing and future senior indebtedness and senior in right of payment to our existing and future subordinated indebtedness, if any. All of our existing and future domestic restricted subsidiaries will unconditionally guarantee the New Notes jointly and severally on a senior secured basis that will rank equally in right of payment to all of such subsidiaries' existing and future senior indebtedness and senior to all of such subsidiaries' existing and future subordinated indebtedness.

  As of June 30, 2006, we had no senior debt outstanding and approximately $20.9 million available to be utilized under our senior secured credit facility.

        See "Risk Factors," beginning on page 13, for a discussion of some factors that should be considered by holders in connection with a decision to tender Old Notes in the exchange offer.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is                         ,        .

INFORMATION ABOUT THE TRANSACTION	1
INDUSTRY AND MARKET INFORMATION	1
FORWARD-LOOKING STATEMENTS	2
TRADEMARKS	2
PROSPECTUS SUMMARY	3
SUMMARY TERMS OF NEW NOTES	7
RISK FACTORS	13
THE ACQUISITION TRANSACTIONS	28
USE OF PROCEEDS	30
CAPITALIZATION	31
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA	32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	33
THE EXCHANGE OFFER	46
BUSINESS	55
MANAGEMENT	64
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	71
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	73
DESCRIPTION OF CERTAIN INDEBTEDNESS	75
DESCRIPTION OF THE NEW NOTES	77
BOOK-ENTRY; DELIVERY AND FORM	133
MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES	134
PLAN OF DISTRIBUTION	140
LEGAL MATTERS	141
EXPERTS	141
WHERE YOU CAN FIND MORE INFORMATION	141
INDEX TO FINANCIAL INFORMATION	F-1

i

INFORMATION ABOUT THE TRANSACTION

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Such information is available without charge to the holders of our Old Notes by contacting us at our address, which is Rafaella Apparel Group, Inc., 1411 Broadway, 2nd Floor, New York, New York 10018, Attention Chad Spooner, or by calling us at (212) 403-0300. To obtain timely delivery of this information, you must request information no later than five business days before          ,          which is 20 business days after the commencement of the exchange offer, unless extended.

INDUSTRY AND MARKET INFORMATION

        The industry and market information contained in this prospectus is based on our management's own beliefs and understandings, which, in each case, are believed by management to be reasonable. However, management's beliefs are based on information which cannot always be verified with complete certainty due to limits on the availability and reliability of raw data and other limitations and uncertainties. In addition, market conditions, consumption patterns and consumer preferences can and do change. As a result, you should be aware that industry and market information set forth herein, and estimates and beliefs based on such information, have not been independently verified and may not be reliable.

FORWARD-LOOKING STATEMENTS

        We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not solely a statement of historical fact (such as when we state that we "believe," "expect," "anticipate" or "plan" that an event will occur, and other similar statements), you should understand that our expectations may not be correct, although we believe they are reasonable, and that our plans may change. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in this prospectus will continue. The forward-looking information contained in this prospectus is generally located under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans and objectives for future operations and are based upon management's current plans and beliefs or estimates of future results or trends.

        Our forward-looking statements are based on certain assumptions, and our operations are subject to various risks and uncertainties. Any one of these factors or any combination of these factors could materially affect the results of our operations and cause actual results to differ materially from our expectations. These factors include, but are not limited to:

  •
  consolidation in the retail women's apparel industry;

  •
  concentration of our customers;

  •
  the extent of our foreign sourcing and manufacturing;

  •
  competition in the apparel industry;

  •
  failure to anticipate customer tastes;

  •
  the impact of economic changes such as:

  •
  the overall level of consumer spending for apparel,

  •
  national and regional economic conditions,

  •
  inflation or deflation,

  •
  changes in oil prices, including their impact on fabric prices and/or transportation costs, and

  •
  changes in interest rates and other capital markets conditions;

  •
  instability of governments and business conditions in the nations where our products are manufactured; and

  •
  risks relating to the execution of management's business strategy, including plans for increasing sales, cost control and growth.

        For additional information about factors that could cause actual results to differ materially from the results referred to in our forward-looking statements, please see "Risk Factors."

        You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We undertake no obligation to update or revise any of these forward-looking statements, either to reflect new developments, or for any other reason, except as required by law.

TRADEMARKS

        "Rafaella" and "V Verrazano" (stylized) are our registered trademarks for use in the women's sportswear market in the United States and in certain foreign jurisdictions.

PROSPECTUS SUMMARY

        This summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including "Risk Factors" and the financial information included elsewhere herein. In this prospectus, unless indicated otherwise, references to (i) "we," "us," "our" and "Rafaella," other than in the context of historical matters, refer to Rafaella Apparel Group, Inc., the issuer of the New Notes, and its subsidiary, and such references in the context of historical matters refer to Rafaella Sportswear, Inc., our predecessor, (ii) Acquisition Co. refers to RA Cerberus Acquisition, LLC, a Delaware limited liability company which is wholly owned by Cerberus Capital Management, L.P. and its affiliates ("Cerberus") and was formed for the purpose of making a cash contribution to us, and (iv) any "fiscal" year refers to the twelve months ended on June 30 of the applicable year.

Our Company

        We are an established designer, sourcer and marketer of a full line of women's career and casual sportswear separates. We have been in the women's apparel business since 1982 and market our products primarily under our Rafaella brand. We design, source and market pants, sweaters, blouses, t-shirts, jackets and skirts for all seasons of the year. Our in-house design staff develops our lines to include basic styling with updated features and colors using a variety of natural and synthetic fabrics. Using our design specifications, we outsource the production of our clothing line to manufacturers in Asia, primarily via our agent in Hong Kong, and sell directly to department, specialty and chain stores and off-price retailers. We have over 600 customers, representing over 3,800 individual retail locations. Our customers include some of the larger retailers of women's clothing in the United States.

Business Strengths

        We believe the following business strengths are instrumental to our success:

  •
  The Rafaella brand represents a strong value proposition.

  •
  Low cost structure.

  •
  Strong customer relationships.

  •
  Strong vendor relationships.

  •
  Visibility into our business.

  •
  Experienced management team.

Business Strategy

        We intend to grow our business by pursuing the following strategies:

  •
  Maintain our opening-level price point in the "better" sportswear departments.

  •
  Maintain our focus on updated basic styles.

  •
  Increase our penetration of the department and specialty stores channel.

  •
  Maintain our focus on low cost sourcing.

  •
  Increase brand awareness and expand opportunistically.

Our Equity Sponsor

        Cerberus Capital Management, L.P., through certain Cerberus-managed funds and accounts, which we collectively refer to as "Cerberus," owns a significant majority of our equity. Founded in 1992,

Cerberus is one of the world's leading private investment firms with approximately $16.5 billion under management in funds and accounts.

The Acquisition Transactions

        On June 20, 2005, we consummated the transactions contemplated by the Securities Purchase Agreement among RSW 2005, Inc. (f/k/a Rafaella Sportswear, Inc.), Ronald Frankel and Acquisition Co., pursuant to which Acquisition Co. contributed $40.0 million to our company, a then newly formed Delaware corporation, in exchange for 100% of our redeemable convertible preferred stock.

        Immediately prior to Acquisition Co.'s contribution in exchange for our redeemable convertible preferred stock, RSW 2005, Inc. contributed substantially all of its assets to us in exchange for 100% of our common stock. We assumed certain liabilities related to the contributed assets. Immediately following the acquisition of the redeemable convertible preferred stock by Acquisition Co. and the consummation of the offering of the Senior Secured Notes, we redeemed a portion of our outstanding common stock held by RSW 2005, Inc. for $175.0 million pursuant to a Redemption Agreement (all of these transactions are collectively referred to as the Acquisition Transactions). Subsequent to the acquisition, we granted stock options to key employees under our equity incentive plan. As a result, affiliates and designees of Cerberus now own preferred stock convertible into approximately 67.5% of our fully diluted common stock (excluding any future grants made under our Equity Incentive Plan). Acquisition Co. may vote the convertible preferred stock on an as-converted basis. For a description of the beneficial ownership of our voting stock, see "Security Ownership of Certain Beneficial Owners and Management." Ronald Frankel, CEO of our predecessor and member of our Board of Directors, together with two of our former executive officers, beneficially owns, in the aggregate, 22.5% of our fully diluted common stock (excluding any future grants made under our Equity Incentive Plan) through RSW 2005, Inc. (f/k/a Rafaella Sportswear, Inc.) the owner of 100% of our outstanding common stock. The remainder of our common stock has been reserved for issuance pursuant to our Equity Incentive Plan. For a discussion of our business trends following the Acquisition Transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Corporate Information

        Our principal executive offices are located at 1411 Broadway, 2nd floor, New York, New York 10018 and our telephone number at those offices is (212) 403-0300.

THE EXCHANGE OFFER

Expiration Date	The exchange offer expires at 12:00 midnight, New York City time, on , which is 20 business days after the commencement of the exchange offer, unless extended.
Exchange and Registration Rights
Under the terms of the Registration Rights Agreement entered into between Jefferies & Company, Inc., Rafaella and Verrazano, Inc. on June 20, 2005, holders of our Old Notes were granted exchange and registration rights. This exchange offer is intended to satisfy these rights. You have the right to exchange the Old Notes that you hold for our New Notes with substantially identical terms. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.
Accrued Interest on the New Notes and Old Notes
Interest on the New Notes will accrue from (A) the later of (i) June 15, 2006 or, (ii) if the New Notes are surrendered for exchange on or after December 15, 2006, the date of such surrender, or (B) if no interest has been paid, June 20, 2005.
Conditions to the Exchange Offer	The Company may, as a condition to participation in the Exchange Offer, require each holder of Old Notes to represent:
	•	that any New Notes received by it will be acquired in the ordinary course of its business,
•
that at the time of the commencement and consummation of the Exchange Offer such holder has not entered into any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933, or the Securities Act) of the New Notes in violation of the provisions of the Securities Act,
•
that if such holder is an "affiliate" of Rafaella within the meaning of Rule 405 of the Securities Act, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it,
	•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the New Notes; and
•
if such holder is a broker-dealer that beneficially owns New Notes received for its own account in exchange for Old Notes that were acquired by it as a result of market-making or other trading activity, that it will deliver a prospectus in connection with any resale of the New Notes.
Procedures for Tendering Old Notes	Each holder of Old Notes wishing to accept the exchange offer must:

• complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or
• arrange for DTC to transmit required information in accordance with DTC's procedures for transfer to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the Old Notes to the exchange agent. Old Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.
Special Procedures for Beneficial Holders
If you beneficially own Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your Old Notes, either arrange to have your Old Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Guaranteed Delivery Procedures	You must comply with the applicable guaranteed delivery procedures for tendering if you wish to tender your Old Notes and:
• time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer; or
• you cannot complete the procedure for book-entry transfer on time; or
• your Old Notes are not immediately available.
Withdrawal Rights	You may withdraw your tender of Old Notes at any time by or prior to 12:00 midnight, New York City time, on the expiration date, unless previously accepted for exchange.
Failure to Exchange Will Adversely Affect You
If you are eligible to participate in the exchange offer and you do not tender your Old Notes, you will not have further exchange or registration rights, and you will continue to be restricted from transferring your Old Notes. Accordingly, the liquidity of the Old Notes will be adversely affected.
Federal Tax Considerations
We believe that the exchange of the Old Notes for the New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder's holding period for New Notes will include the holding period for Old Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Old Notes exchanged. See "Material United States Federal Income and Estate Tax Consequences."
Exchange Agent	The Bank of New York, trustee under the indenture under which the New Notes will be issued, is serving as exchange agent.
Use of Proceeds	We will not receive any proceeds from the exchange offer.

SUMMARY TERMS OF NEW NOTES

        The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the New Notes.

Issuer	Rafaella Apparel Group, Inc.
Securities Offered	The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that:
• the New Notes will bear a different CUSIP number from the Old Notes;
• the New Notes will have been registered under the Securities Act of 1933, or the Securities Act, and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the New Notes.

The New Notes will evidence the same debt as the Old Notes. They will be entitled to the benefits of the indenture governing the Old Notes and will be treated under the indenture as a single class with the Old Notes.
Maturity Date	June 15, 2011.
Interest Rate	We will pay cash interest on the notes at an annual interest rate of 11.25%.
Interest Payment Dates	Semi-annually in cash on June 15 and December 15.
Original Issue Discount
The New Notes will be treated as having been issued with original issue discount (that is, the difference between the principal amount at maturity and the issue price) for United States federal income tax purposes. Thus, original issue discount will be included as interest income periodically in a holder's gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Material United States Federal Income and Estate Tax Consequences."
Guarantees
The New Notes will be unconditionally guaranteed on a senior secured basis by all of our existing and future domestic restricted subsidiaries. On the issue date of the New Notes, our only subsidiary will guarantee the New Notes. The New Notes will be structurally subordinated to all liabilities of any future subsidiaries that do not guarantee the New Notes, including any foreign restricted subsidiaries.

Ranking and Subordination
The New Notes will be senior obligations and will rank equally in right of payment to all of our existing and future senior indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The guarantees will be senior obligations of the subsidiary guarantors and will rank equally in right of payment to all of our subsidiary guarantors' existing and future senior indebtedness and senior in right of payment to all of our subsidiary guarantors' existing and future subordinated indebtedness.
Security
The New Notes and the guarantees will be secured by a second priority lien on substantially all of our assets and the assets of the subsidiary guarantors. As a result, the New Notes and the guarantees will be effectively subordinated to borrowings under our $62.5 million senior revolving credit facility and the guarantees of that facility, to the extent of the value of the collateral securing that facility, and to purchase money indebtedness, capital lease obligations and certain other secured indebtedness permitted to be incurred under the indenture governing the New Notes, to the extent of the assets securing such indebtedness.
Optional Redemption
We may redeem some or all of the New Notes at any time prior to June 15, 2008 at the make-whole redemption price set forth in "Description of the New Notes — Optional Redemption — Optional Redemption Prior to June 15, 2008." On or after June 15, 2008, we may redeem some or all of the New Notes at the following redemption prices (expressed as a percentage of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any, to the date of redemption:
For the period below	Percentage
On or after June 15, 2008	106.125%
On or after June 15, 2009	103.063%
June 15, 2010 and thereafter	100.000%

Prior to June 15, 2008, up to 35% of the aggregate principal amount at maturity of the New Notes issued under the indenture may be redeemed at our option with the net proceeds of certain equity offerings at 112.25% of their accreted value, plus accrued and unpaid interest and additional interest, if any, to the date of redemption, provided at least 65% of the aggregate principal amount at maturity of the notes (minus the aggregate principal amount at maturity of the notes purchased pursuant to an excess cash flow offer) remain outstanding.
Change of Control Offer
If we experience a change of control, we must give holders of the New Notes the opportunity to sell us their notes at 101% of the accreted value thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase.

Asset Sale Proceeds	If we sell certain assets, we must use the net cash proceeds to:
•
repay outstanding indebtedness under our senior revolving credit facility (or any subsequent credit facility permitted under the indenture) and permanently reduce the corresponding commitments thereunder, to retire purchase money indebtedness secured by the asset that was the subject of the asset sale and/or in the case where the property or asset that was the subject of such asset sale is the property or asset of a foreign restricted subsidiary, to repay indebtedness of such foreign restricted subsidiary and, if such debt is revolving credit indebtedness, permanently reduce the corresponding commitments thereunder;
	•	reinvest such net proceeds in property, plant and equipment and other long-term assets used in our business; and/or
•
to the extent such net proceeds are not so used within 360 days of our receipt thereof, offer to purchase the notes at a price equal to 100% of their accreted value, plus accrued and unpaid interest and additional interest, if any, to the date of purchase.
Excess Cash Flow Offer
Within 100 days after the end of each fiscal year beginning with the fiscal year ended June 30, 2006, we must offer to repurchase all or a portion of the New Notes at 101% of their principal amount at maturity, plus accrued and unpaid interest and additional interest, if any, to the date of purchase with 50% of our excess cash flow from the previous fiscal year.
Restricted Payment Offer
Before making certain restricted payments, we must first make an offer to repurchase all or a portion of the New Notes at 101% of their principal amount at maturity plus accrued and unpaid interest and additional interest, if any, to the date of purchase, up to the amount of the proposed restricted payment.
Principal Covenants	The indenture governing the New Notes contains covenants limiting our and our restricted subsidiaries' ability to:
	•	incur additional indebtedness or issue certain preferred equity interests;
	•	pay dividends, redeem or repurchase our stock or subordinated debt or make other distributions;
	•	issue stock of our subsidiaries;
	•	make certain investments or acquisitions;
	•	merge, consolidate or transfer substantially all of our assets;
	•	grant liens on our assets;
	•	enter into transactions with affiliates; and
	•	transfer or sell assets.

Exchange Offer; Registration Rights
You have the right to exchange the Old Notes for New Notes with substantially identical terms. This exchange offer is intended to satisfy that right. The New Notes will not provide you with any further exchange or registration rights.
Resales Without Further Registration
We believe that the New Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:
	•	you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;
•
you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer; and
	•	you are not our "affiliate," as defined under Rule 405 of the Securities Act.

Each of the participating broker-dealers that receives New Notes for its own account in exchange for Old Notes that were acquired by it as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the New Notes. We do not intend to list the New Notes on any securities exchange.

Summary Selected Consolidated Historical Financial Data

        The historical consolidated financial data included below and elsewhere are not necessarily indicative of future performance. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

        The summary selected consolidated historical financial data presented below is for our predecessor for the fiscal years ended June 30, 2002, 2003 and 2004 and for the period from July 1, 2004 through June 19, 2005 and, for us, for the period from June 20, 2005 through June 30, 2005 and the fiscal year ended June 30, 2006. The periods prior to June 20, 2005 are not comparable to the subsequent periods due to the new basis of accounting established at the acquisition date. This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes appearing on pages F-1 to F-29.

	Predecessor				Successor
	Fiscal Year Ended June 30,			Period from July 1, 2004 through June 19,	Period from June 20, 2005 through June 30,	Fiscal Year Ended June 30,
	2002	2003	2004	2005	2005	2006
	(dollars in thousands)
Income Statement Data
Net sales	$121,027	$165,083	$205,663	$225,558	$4,215	$222,187
Cost of sales	80,284	106,463	127,531	138,883	3,074	148,555
Gross profit	40,743	58,620	78,132	86,675	1,141	73,632
Selling, general and administrative expenses	14,182	16,152	16,795	17,509	971	29,938
Operating income	26,561	42,468	61,337	69,166	170	43,694
Net income	25,012	40,159	57,956	65,885	(282)	12,600
Balance Sheet Data (at end of period):
Cash and cash equivalents	$37	$35	$28	—	$52	$27,273
Receivables, net	16,237	9,040	18,115	—	23,180	22,510
Inventories	18,308	34,122	45,717	—	52,120	47,054
Total assets	38,180	47,042	64,387	—	213,954	223,195
Current portion of senior secured notes	—	—	—	—	—	17,265
Senior secured notes	—	—	—	—	163,439	147,157
Total liabilities	18,907	25,336	33,804	—	200,233	196,874
Redeemable convertible preferred stock	—	—	—	—	40,110	44,110
Stockholders' equity (deficit)	19,273	21,706	30,583	—	(26,389)	(17,789)
Other Financial Data:
Depreciation and amortization	$136	$133	$144	$125	$71	$5,453
Capital expenditures	43	154	38	5	—	95
Ratio of earnings to fixed charges (Note 1)	25.4x	36.2x	56.2x	57.4x	(Note 2)	1.9x

(1)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income before income taxes and fixed charges. Fixed charges consist of interest expense and the portion of operating rental expense, which we believe is representative of the interest component of rent expense (assumed to be 33%).

(2)
Due to the loss in the period from June 20, 2005 through June 30, 2005, the ratio was less than 1:1. Rafaella would have had to generate additional earnings of $494 to achieve a coverage ratio of 1:1.

RISK FACTORS

        In addition to the other information set forth in this prospectus, you should carefully consider the following risks before tendering the Old Notes in exchange for the New Notes. The following risks could materially harm our business, financial condition or future results. If that occurs, the value of the New Notes could decline, and you could lose all or part of your investment.

Risks Related to Our Indebtedness

  Our substantial debt could adversely affect our financial health.

        We have a substantial amount of debt. As of June 30, 2006, we had approximately $172.0 million at maturity of senior secured notes outstanding, excluding interest accrued thereon, and the ability to utilize $20.9 million of availability under our credit facility for letters of credit and loans, subject to compliance with our financial and other covenants and the terms set forth therein. Our substantial debt could have important consequences to you. For example, it could:

  •
  make us vulnerable to general adverse economic and industry conditions;

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  limit our ability to obtain additional financing for future working capital, capital expenditures, product development efforts, strategic acquisitions and other general corporate requirements;

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  expose us to interest rate fluctuations because the interest on the debt under our revolving credit facility is at variable rates;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

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  place us at a competitive disadvantage compared to our competitors that may have proportionately less debt.

  Our debt service will require a significant amount of cash.

        To service our debt, we require a significant amount of cash. Our ability to generate cash, make required payments or to refinance our obligations depends on our successful financial and operating performance. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions, and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

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  economic and competitive conditions affecting the market for our products and the women's apparel market generally;

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  operating difficulties, increased operating costs or pricing pressures we may experience; and

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  increased raw material costs.

In addition, the terms of our indenture require that we make an offer to repurchase our senior secured notes at 101% of face value plus accrued and unpaid interest and additional interest, if any, up to the date of purchase with 50% of our excess cash flow each fiscal year. To the extent that our noteholders accept this offer, we will have less cash to use for working capital or other corporate purposes. Although our noteholders may still withdraw their tenders, we have already received a sufficient amount such that we will likely be required to pay the entire excess cash flow amount for fiscal 2006.

        If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capacity expansion and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you as to the terms of any such transaction or how soon any such transaction could be completed, if at all.

        The terms of our indebtedness will impose significant operating and financial restrictions on us, which may prevent us from pursuing certain business opportunities and taking certain actions.

        Our senior revolving credit facility and the indenture governing the New Notes impose significant operating and financial restrictions on us. These restrictions will limit or prohibit, among other things, our ability to:

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  declare dividends or redeem or repurchase capital stock;

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  prepay, redeem or repurchase debt (including the notes);

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  incur liens;

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  make loans and investments;

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  guarantee or incur additional debt;

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  amend or otherwise alter terms of debt (including the notes);

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  engage in mergers, acquisitions and other business combinations;

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  sell assets;

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  make capital expenditures;

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  transact with affiliates; and

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  alter the business we conduct.

In addition, our senior revolving credit facility also includes the following financial covenants:

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  a minimum working capital requirement; and

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  a quarterly no-loss provision.

Certain of these financial covenants will become more restrictive over time.

        A breach of any of these covenants or our inability to comply with the financial covenants could result in a default under our senior revolving credit facility, which in turn would trigger a default under the New Notes. If any such default occurs, the holders of the New Notes may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. If the debt under our senior revolving credit facility and/or the New Notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the New Notes and our other debt.

        You should read the discussion under the headings "Description of Certain Indebtedness" and "Description of the New Notes" for further information about these covenants.

Risks Relating to the New Notes

        The proceeds from the sale of the collateral securing the New Notes may not be sufficient to pay all amounts owed under the New Notes if an event of default occurs and your right to receive payments under the New Notes will be effectively subordinated to our senior revolving credit facility, equipment financing, purchase money indebtedness and capital lease obligations to the extent of the value of the assets securing that indebtedness.

        The collateral consists primarily of inventory, accounts receivable and intellectual property. No appraisal of the value of the collateral has been made in connection with this offering and the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, we cannot assure you that liquidating the collateral securing the New Notes would produce proceeds in an amount sufficient to pay any amounts due under the New Notes after first satisfying the obligation to pay any other senior secured creditors, including the lenders under our senior revolving credit facility.

        The New Notes and related guarantees will be effectively subordinated to indebtedness that may be incurred under our $62.5 million senior revolving credit facility, any equipment financing, purchase money debt, capital lease obligations and other secured indebtedness, in each case, as permitted by the terms of the indenture governing the New Notes and to the extent of the value of the assets securing that indebtedness. Our senior revolving credit facility, which contains a borrowing base availability formula, is secured by a first priority lien on substantially all of the collateral securing the notes. See "Description of Certain Indebtedness—Senior Revolving Credit Facility." As a result, upon any distribution to our creditors or the creditors of any subsidiary guarantors in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under our indebtedness, our lenders under our senior revolving credit facility, equipment financing lenders, purchase money indebtedness holders and capital lease lessors will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness, or, in the case of capital leases, the assets subject to such leases, before any payment is made to you from such proceeds.

        The rights of the holders of the New Notes with respect to the collateral securing the New Notes are limited pursuant to the terms of an intercreditor agreement with the lenders under our senior revolving credit facility. Under the intercreditor agreement, if our senior revolving credit facility or our obligations thereunder are outstanding, any actions that may be taken in respect of collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to the collateral documents, will be limited and, in certain cases, only be able to be taken at the direction of the lenders under our senior revolving credit facility, and the trustee, on behalf of the holders of the New Notes, will not have the ability to control or direct such actions, even if the rights of the holders of the New Notes are or may be adversely affected. Additionally, releases of collateral from liens securing the notes are permitted under some circumstances. See "Description of the New Notes—Collateral" and "Description of the New Notes—Modification of the Indenture."

  The ability to foreclose on the collateral may be limited by the bankruptcy code.

        In addition to the restrictions in the intercreditor agreement, the trustee's ability to foreclose upon and sell the collateral securing the New Notes on your behalf could be restricted under the bankruptcy code, which could prevent the trustee from repossessing and disposing of the collateral upon the occurrence of an event of default if a bankruptcy case is commenced by or against us before the trustee repossesses and disposes of the collateral. Furthermore, the bankruptcy code may permit a debtor to continue to retain and to use the collateral (and the proceeds, products, rents or profits of such collateral) so long as the secured creditor is afforded "adequate protection" of its interest in the collateral. Because the courts have not precisely defined the term "adequate protection" and have broad discretionary powers, it is impossible to predict how long payments under the New Notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral, whether the bankruptcy court would order a modification of the terms (including interest rate, maturity date or amortization schedule) of the New Notes, whether a bankruptcy court would order replacement collateral, or whether or to what extent holders of the New

Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

        In addition, the trustee's ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the trustee's security interest in the collateral.

        Federal and state laws allow courts, under specific circumstances, to limit your rights as a noteholder.

        Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

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  avoid all or a portion of the obligations of the issuer of the New Notes to you;

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  avoid or cancel a subsidiary guarantor's guaranty of the New Notes;

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  subordinate the issuer's obligations to you to its other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the New Notes; and

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  take other action detrimental to you, including requiring repayment of any amount already received by you and/or invalidating the New Notes.

        In that event, we cannot assure you that you would ever be repaid.

        Under federal and state fraudulent transfer laws, in order to take any of the foregoing actions, a court typically would need to find that, at the time the New Notes were issued, the issuer of the New Notes or subsidiary guarantor (i) issued the New Notes or provided its guaranty with the intent of hindering, delaying or defrauding current or future creditors or (ii) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the New Notes or guaranteeing such indebtedness; and, in either case,

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  was insolvent or rendered insolvent by reason of the issuance of the New Notes or guaranty of the New Notes;

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  was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small; or

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  intended to incur, or believed or should have believed that it would incur, debts beyond its ability to pay as such debts mature.

        Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. We cannot be certain what standard a court would apply to determine whether we were, or any subsidiary guarantor was, "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that the issuer of the notes or the subsidiary guarantor was insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether the issuer of the notes or the subsidiary guarantor was insolvent on the date the New Notes were issued, that the payments constituted fraudulent transfers on another ground.

        In the United States, a court likely would find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration in exchange for its guarantee if the value received by such guarantor were found to be disproportionately small when compared with its obligations under such guarantee or, put differently, it did not benefit, directly or indirectly, from the issuance of the New Notes.

        Each guarantee states that the liability of each subsidiary guarantor thereunder is limited to the maximum amount that the subsidiary guarantor can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, ensure that the guarantees will be in amounts sufficient, if necessary, to pay obligations under the notes when due.

        Except in certain circumstances, the lenders under our senior revolving credit facility will have the sole right to exercise remedies against the collateral for so long as the debt secured by such liens is outstanding and the right to release the collateral securing the New Notes.

        The intercreditor agreement between the lenders under our senior revolving credit facility and the trustee on your behalf provides that the lenders under our senior revolving credit facility, as holders of first-priority liens, will have the exclusive right to manage, perform and, until the expiration of a standstill period, enforce the terms of the security documents relating to the collateral, and to exercise and enforce all privileges, rights and remedies thereunder, including to take or retake control or possession of the collateral and to hold or dispose of the collateral. Under the terms of the intercreditor agreement, so long as indebtedness secured by such first-priority liens is outstanding, if the lenders under our senior revolving credit facility release the collateral securing our senior revolving credit facility for any reason whatsoever, including, without limitation, in connection with any sale of assets, the security interest securing the New Notes will be automatically and simultaneously released without any consent or action by the holders of the New Notes (unless all or substantially all of the collateral is being released). The collateral so released will no longer secure our and our guarantors' obligations under the New Notes. If an event of default has occurred, the lenders under our senior revolving credit facility will have the exclusive right, until the expiration of a standstill period, to dispose of collateral in connection with the foreclosure or other enforcement of their security interests and liens in the collateral to satisfy obligations under the senior revolving credit facility, and regardless of whether the proceeds from such disposition are sufficient to satisfy any part of our and our subsidiaries' obligations under the New Notes. Any collateral subject to such dispositions would cease to act as security for the New Notes and the guarantees of the New Notes, as well as our and our guarantors' obligations under our senior revolving credit facility and any other indebtedness which is secured by such collateral. In addition, because the lenders under the senior revolving credit facility control the disposition of the collateral securing our senior revolving credit facility and the New Notes, the lenders could decide not to proceed against the collateral, regardless of whether there is a default under our senior revolving credit facility. By virtue of the direction of the administration of the pledges and security interests and the release of collateral by the lenders under our senior revolving credit facility, actions may be taken under the security documents that may be adverse to you as a holder of New Notes.

        The value of the collateral securing the New Notes may not be sufficient to secure post-petition interest.

        In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the New Notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the bankruptcy code. We have not conducted appraisals of any of our assets in connection with this offering and cannot assure you that the value of the noteholders' interest in their collateral equals or exceeds the principal amount at maturity of the New Notes.

        We may not be able to satisfy our obligations to holders of the New Notes upon a change of control.

        Upon the occurrence of a change of control, as defined in the indenture governing the New Notes, we will be required to offer to purchase the Old Notes and the New Notes at a price equal to 101% of the accreted value thereof, together with any accrued and unpaid interest and additional interest, if any to the date of purchase. See "Description of the New Notes—Repurchase upon Change of Control."

        We cannot assure you that, if a change of control offer is required to be made, we will have available funds sufficient to pay the change of control purchase price for any or all of the New Notes that might be delivered by holders of the New Notes seeking to accept the change of control offer. If we are required to purchase Old Notes and New Notes pursuant to a change of control offer, we will be required to seek third-party financing to the extent we do not have available funds to meet our purchase obligations. There can be no assurance that we will be able to obtain such financing on terms acceptable to us or at all. Accordingly, none of the holders of the New Notes may receive the change of control purchase price for their New Notes.

        Furthermore, the events that constitute a change of control under our indenture may also constitute events of default under our senior revolving credit facility. These events may permit the lenders under our senior revolving credit facility to accelerate the debt outstanding thereunder and, if such debt is not paid in full, to enforce security interests in our assets, thereby limiting our ability to raise cash to purchase the New Notes and reducing the practical benefit to the holders of the New Notes of the provisions of our indenture that provide for a mandatory change of control offer.

        We cannot assure you that we will make a change of control offer when it is required to be made. Pursuant to our indenture, a sale of "all or substantially all of our assets" would trigger a change of control. However, our indenture does not define the phrase "all or substantially all of our assets," and applicable legal principles and case law in New York, the governing law of the indenture, are unsettled. Accordingly, there is no clearly articulated standard as to when a change of control would be triggered in such a circumstance and when a holder of the New Notes would be entitled to receive from us an offer to purchase the New Notes. Our failure to make a change of control offer when required to be made will give the holders of the New Notes the rights described in "Description of the New Notes—Events of Default."

  The New Notes will be issued with original issue discount.

        The New Notes will be treated as having been issued with original issue discount ("OID") for United States federal income tax purposes. Consequently, holders of the New Notes will be required to include amounts in respect of OID in gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Material United States Federal Income and Estate Tax Consequences" for a more detailed discussion of the United States federal income tax consequences to the holders of the New Notes of the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes.

        The interests of our controlling stockholders and others may differ from your interests.

        Affiliates of Cerberus, which we refer to herein as our majority stockholders, have the power to elect a majority of our Board of Directors. Through its interest in Acquisition Co., Cerberus has the right to approve many of our significant company actions, such as entering into any material affiliate contracts or agreements, declaring dividends or redemptions other than in respect of the preferred stock, borrowing funds in excess of $25,000, reclassifying or recapitalizing our equity, acquiring assets outside the ordinary course of business, merging or consolidating with another person, selling any material assets other than inventory sold in the ordinary course of business, making certain advances or loans, making any material capital expenditure, amending our charter or by-laws in a manner that adversely affects the preferred stock, effecting a liquidation or dissolution, or creating or issuing any preferred stock.

        The interests of our majority stockholders may differ from yours in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our majority stockholders, as holders of equity, might conflict with your interests as holders of the New Notes. Our majority stockholders also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance the value of their equity interest, even though such transactions could negatively impact our ability to make payments on the New Notes.

        An active public market may not develop for the New Notes, which may hinder your ability to liquidate your investment.

        The New Notes are a new issue of securities with no active trading market, and we do not intend to list them on any securities exchange. The initial purchasers of the Old Notes are not obligated to make a market in the New Notes and may cease their market-making in the New Notes at any time. In addition, the liquidity of the trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, an active trading market for the New Notes may not develop. If no active trading market develops, you may not be able to resell your New Notes at their fair market value or at all.

Risks Related to the Exchange Offer

        Old Notes that are outstanding after consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of Old Notes after consummation of the exchange offer may be unable to sell their Old Notes.

        Old Notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions. We did not register the Old Notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the Old Notes may be transferred only in limited circumstances under the securities laws. If you do not exchange your Old Notes in the exchange offer, you will lose your right to have the Old Notes registered under the Securities Act, subject to limited exceptions. If you continue to hold Old Notes after the exchange offer, you may be unable to sell the Old Notes.

        Some holders that exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  The market price for the New Notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market for the New Notes, if any, may be subject to similar disruptions, which could adversely affect the value of your New Notes.

Risks Related to Our Business and Industry

  Continued consolidation among our customers may harm our business.

        There has been, and continues to be, consolidation activity in the retail women's apparel industry. With the growing trend towards consolidation, we are increasingly dependent upon key retailers whose bargaining strength and share of our business is growing. It is possible that these larger retailers may, instead of continuing to purchase women's sportswear separates from us, decide to manufacture or source such items themselves or to source such items from vendors with whom such customers may consolidate. For example, May Department Stores Company, formerly our biggest customer, was acquired by Federated Department Stores, Inc., or Federated, to whom we did not historically sell a significant amount of our products. This acquisition had a negative impact on our business, because of overlap with Federated's private label product and a decrease in sales as a result of store closures. In addition, as a result of consolidation, we may face greater pressure from these larger customers to provide more favorable price and trade terms, to comply with increasingly more stringent vendor operating procedures and policies and to alter our products or product mix to provide different items such as exclusive merchandise, private label products or more upscale goods. If we are unable to provide more favorable terms or to develop satisfactory products, programs or systems to comply with any new product requirements, operating procedures or policies this could adversely affect our operating results in any reporting period.

  The concentration of our customers could adversely affect our business.

        In fiscal 2006, our department, specialty and chain store distribution channels accounted for approximately 81% of our total sales. In that period, our largest customer in this distribution channel, when viewed on a common ownership basis, accounted for approximately 32% of total sales across its separate department store chains, each of which has a separate purchasing department. The other approximately 19% of our total sales in fiscal 2006 were to off-price retailers.

        A decision by any of our major customers, whether motivated by competitive conditions, financial difficulties, change of ownership, change of management or otherwise, to decrease significantly the amount of merchandise purchased from us, or to change its manner of doing business with us, could substantially reduce our revenues and materially adversely affect our profitability.

        We may be adversely affected by the limited historical books and records of our predecessor and our predecessor's lack of formalized internal controls.

        Our predecessor and its management maintained very limited records of the corporate actions of our predecessor and its subsidiaries, including records relating to stock transfers and actions by our predecessor's Board of Directors. In addition, our predecessor's control procedures were informal and/or undocumented. Our predecessor was not subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder. As a result, our predecessor's management did not evaluate or assess its internal control over financial reporting. In addition, we are not yet required to comply with Section 404, and we did not perform formal evaluations or assessments of our internal controls after the consummation of the Acquisition Transactions. Any inadequacies in internal controls may lead to financial statements that may not be reliable. Any inadequacies could also lead to legal liabilities on the part of our company and could give rise to potential regulatory, creditor, noteholder and/or equityholder actions, any of which could have a material adverse effect on our business and financial condition.

        Our business could be negatively impacted by the significant changes in and financial instability of our customers.

        A number of apparel retailers have experienced significant changes and difficulties over the past several years, including consolidation of ownership, increased centralization of buying decisions, the loss of customers to online retailers, difficulties in implementing online retailing, restructurings, bankruptcies and liquidations. Consistent with industry practices, we sell products primarily on open account after completing an appropriate credit review of the customer. A significant adverse change in a customer or its financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer's receivables, or limit our ability to collect amounts related to previous purchases by that customer, all of which could harm our business, financial condition and results of operations by causing a significant decline in revenues attributable to such customers, particularly if our third-party factor is unwilling to assume the credit risk on receivables from such customers or limits the amount of credit risk it is willing to take from such customers.

        Our success depends in part on the efforts of our management team, some of whom are relatively new to our company or in their current positions.

        As of June 20, 2006, Ronald Frankel (Chief Executive Officer of our predecessor and a former advisor to us) and Robert Newman and Asher Haddad (our former Vice President—Sales and Marketing and Vice President—Warehouse and Distribution, respectively) are no longer executive officers of our company. Mr. Frankel co-founded our predecessor and had been primarily responsible for our predecessor's strategic planning and oversight of merchandising, production and sales. After consummation of the Acquisition, Glenn Palmer served as our Chief Executive Officer from June 20, 2005 until his resignation on April 20, 2006. Since April 25, 2006, Christa Michalaros has served as our new Chief Executive Officer. Nichole Vowteras has served as our Executive Vice President—Sourcing and Production since April 25, 2006 and Rosemary Mancino has served as our President of Sales and Planning since August 14, 2006. We cannot assure you that these new members of our management team will be effectively integrated with our senior management rapidly or at all. In addition, even if we are able to integrate our new members of management, it is possible that our new management team may not be able to successfully execute our strategies, which could have a material adverse effect on our business. Also, the loss of Mr. Frankel's advisory services may negatively impact our business and the integration of our new officers.

        Competition for qualified personnel in the apparel industry is intense and we compete for these individuals with other companies having greater financial and other resources. As described above, we have recently retained several key additions to our senior management team that we feel are highly qualified. Our continued success will depend, in significant part, upon the continued services of this senior management team and on our continued ability to attract, retain and motivate qualified management, administrative and sales personnel to support our existing operations and our continued growth. The loss of the services of our executive officers could adversely affect our future operating results which depend to a substantial degree on their experience and knowledge of our business and their customer and vendor relationships. We may not be able to replace any of our executive officers with sufficiently experienced and qualified personnel. The temporary or permanent loss of the services of any member of our senior management team, or our inability to attract and retain other qualified personnel could have a material adverse effect on our business, results of operations and financial condition.

        The extent of our foreign sourcing and manufacturing may adversely affect our business.

        For fiscal 2006, all of our products were manufactured outside the United States, including a significant portion from China. As a result of the magnitude of our foreign sourcing and manufacturing, our business may be subject to risks, including the following:

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  uncertainty caused by the elimination of import quotas with respect to certain countries, particularly China, the reimposition of quotas with respect to certain products from China and the possible imposition of additional quotas or antidumping or countervailing duties;

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  imposition of regulations and quotas relating to imports from certain countries, including quotas imposed by bilateral textile agreements between the United States and foreign countries;

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  imposition of duties, taxes and other charges on imports;

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  significant devaluation of the dollar against foreign currencies;

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  restrictions on the transfer of funds to or from foreign countries;

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  political instability, military conflict or terrorism involving the United States or any of the many countries where our products are manufactured, which could cause a delay in transportation or an increase in costs of transportation, raw materials or finished product or otherwise disrupt our business operations;

  •
  disease, epidemics and health-related concerns, such as SARS or the mad cow or hoof and mouth disease outbreaks in recent years, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny and embargoing of goods produced in infected areas; and

  •
  violations by foreign contractors of labor and wage standards and resulting adverse publicity.

        If these risks limit or prevent us from acquiring products from foreign suppliers or significantly increase the cost of our products, our operations could be seriously disrupted until alternative suppliers are found, which could negatively impact our business.

        Our reliance on third-party manufacturers could cause delays, adversely affect operations and damage customer relationships.

        We use third-party manufacturers to assemble or produce substantially all of our products. We are dependent on the ability of these third-party manufacturers to adequately finance the assembly or production of goods ordered and maintain sufficient manufacturing capacity. The use of third-party manufacturers to assemble or produce finished goods and the resulting lack of direct control could subject us to difficulty in obtaining timely delivery of products of acceptable quality. We do not have long-term contracts with any of our manufacturers and an unexpected interruption in supply from any of our manufacturers could disrupt our operations until a suitable alternate manufacturer can be found and supply restored. Even if an alternate manufacturer can be found promptly, such manufacturer may not be able to provide us with products or manufacturing services of a comparable quality, at an acceptable price or on a timely basis. As a result, our business relationship with our customers purchasing such products, or any products incorporating such products or services, may be terminated, reduced or otherwise modified by such customer. There can be no assurance that there will not be a disruption in the supply of our products from third-party manufacturers or, in the event of a disruption, that we would be able to substitute suitable alternate third-party manufacturers in a timely manner, or that a customer will not terminate, reduce or otherwise modify its business relationship with us as a result thereof. The failure of any third-party manufacturer to perform, or the loss or reduction of supply from any third-party manufacturer, or the termination, reduction or modification of such customer business relationship, could have a material adverse effect on our business, results of operations and financial condition.

        In addition, any negative publicity that third-party manufacturers may receive as a result of the use of labor practices by such manufacturers that are inconsistent with labor practices utilized in the United States, or which are regarded as deficient relative to labor practices utilized elsewhere in the world, may lead our customers to terminate, reduce or otherwise modify their business relationships with us. Any such publicity, or resulting change in any of our customer business relationships, could also have a material adverse effect on our business, results of operations and financial condition.

        We need significant working capital to fund our operations, a substantial portion of which is financed, and our inability to continue to finance such working capital could affect our marketing and sales efforts because our ability to purchase inventory would be curtailed.

        We need significant working capital to purchase inventory and are often required to post letters of credit when placing an order with one of our third-party manufacturers or fabric suppliers. We expect to meet our working capital needs primarily through our operating cash flow but we may also utilize our senior revolving credit facility, pursuant to which we have been able to obtain a line of credit and letters of credit. If we are unable to meet the covenants in our senior revolving credit facility and, as a result, are unable to borrow under the facility, or to have letters of credit issued on our behalf, or we are unable to extend or renew or refinance such facility on terms satisfactory to us, our ability to purchase inventory would be curtailed or eliminated, which would significantly affect our marketing and sales efforts, thus significantly harming our business.

        Competition in the apparel industry could reduce our sales and our profitability.

        As an apparel company, we face competition on many fronts, including the following:

  •
  establishing and maintaining favorable brand recognition;

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  developing products that appeal to consumers;

  •
  pricing products appropriately; and

  •
  obtaining access to, and sufficient floor space in, retail outlets.

        The apparel industry is highly fragmented and includes a number of very large companies, many of which have greater financial, technical and marketing resources, greater manufacturing capacity and more extensive and established customer relationships than we do. The competitive responses encountered from these larger, more established apparel companies may be more aggressive and comprehensive than we anticipate and we may not be able to compete effectively. Additionally, in response to the continued consolidation of our customers, our competitors may consolidate as well in order to increase their ability to service customers. The competitive nature of the apparel industry may result in lower prices for our products and decreased gross profit margins, which may materially adversely affect our sales and profitability.

        The apparel industry is subject to pricing pressures that may cause us to lower the prices we charge for our products.

        Prices in the apparel industry have been declining over the past several years primarily as a result of the movement of manufacturing operations offshore, the growth of the mass market retail channel of distribution, increased competition, consolidation in the retail apparel industry and the general economic slowdown of recent years. Products manufactured offshore generally cost less to manufacture than those made domestically primarily because labor costs are lower offshore. Many of our competitors also source their product requirements from developing countries, possibly from developing countries with lower costs than the developing countries from which we source our products, and those manufacturers may use these cost savings to reduce prices. To remain competitive, we may have to adjust our prices from time to time in response to these industry-wide pricing pressures. Moreover, increasing customer demands for allowances, incentives and other forms of economic support reduce our gross margins. Our financial performance and our ability to make payments on the notes may be materially and adversely affected by these pricing pressures if we are forced to reduce our prices and we cannot reduce our production costs or if our production costs increase and we cannot increase our prices.

  Our business will suffer if we fail to continually anticipate customer tastes.

        Customer tastes change rapidly. We may not be able to anticipate, gauge or respond to these changes in a timely manner. If we misjudge the market for our products or product groups or if we fail to identify and respond appropriately to changing consumer demands, we may be faced with a significant amount of unsold finished goods inventory, which could materially adversely affect our expected operating results and financial condition and decrease our sales, gross margins and profitability.

        The apparel industry has relatively long lead times for the design and production of products. Consequently, we must commit in some cases to production in advance of orders based on forecasts of consumer demand. If we fail to forecast consumer demand accurately, we may underproduce or overproduce a product and encounter difficulty in filling customer orders or in liquidating excess inventory. Additionally, if we overproduce a product based on an aggressive forecast of consumer demand, retailers may not be able to sell the product in amounts and at prices they deem acceptable and may expect sales allowances and cancel future orders. These outcomes could have a material adverse effect on our sales, brand image and financial condition seriously affecting our profitability.

        Our revenues and profits are sensitive to consumer confidence and spending patterns.

        The apparel industry has historically been subject to cyclical variations, recessions in the general economy or uncertainties regarding future economic prospects that affect consumer spending habits which could negatively impact our business overall and specifically our sales, gross margins and profitability. The success of our operations depends on consumer spending. Consumer spending is impacted by a number of factors, including actual and perceived economic conditions affecting disposable consumer income (such as unemployment, wages and salaries), business conditions, interest rates, availability of credit and tax rates in the general economy and in the international, regional and local markets where our products are sold. Any significant deterioration in general economic conditions or increases in interest rates could reduce the level of consumer spending and inhibit consumers' use of credit. In addition, war, terrorist activity or the threat of either may adversely affect consumer spending, and thereby have a material adverse effect on our financial condition and results of operations.

        Fluctuations in the price, availability and quality of fabrics could cause production delays and increase costs.

        Fluctuations in the price, availability and quality of the fabrics or other raw materials used in our manufactured apparel could have a material adverse effect on our cost of sales or our ability to meet customer demands. The prices for these fabrics depend largely on the market prices for the raw materials used to produce them, particularly cotton. The price and availability of the raw materials and, in turn, the fabrics used in our apparel may fluctuate significantly, depending on many factors, including crop yields, weather patterns and changes in oil prices. We may not be able to pass all or a portion of the higher raw materials prices and related transportation costs on to our customers.

        Because we sell our products on a purchase order basis and rely on estimated forecasts of our customers' needs, inaccurate forecasts could adversely affect our business.

        We sell our products pursuant to individual purchase orders instead of long-term purchase commitments. Therefore, we rely on estimated demand forecasts, based upon formal and informal input from our customers and non-binding indications of our customers' initial orders given during and shortly following market weeks, to determine how much material to purchase and product to manufacture. Because our sales are based on purchase orders, our customers may cancel, delay or otherwise modify their purchase commitments with little or no consequence to them and with little or no notice to us. In addition, we cannot provide assurance as to the quantities or timing required by our customers for our products. Whether in response to changes affecting the industry or a customer's specific business pressures, any cancellation, delay or other modification in our customers' orders could significantly reduce our revenue, cause our operating results to fluctuate from period to period and make it more difficult for us to predict our revenue. In addition, if our forecasts are incorrect, we may have excess unsold inventory, which we may have to sell at a discount or may not be able to sell at all.

  We cannot predict how import restrictions will impact our business.

        Our transactions with our foreign suppliers are subject to the risks of doing business abroad. Imports into the United States are affected by, among other things, the cost and availability of transportation of the products and the imposition of import duties and restrictions. The countries that we source our products from may, from time to time, impose new quotas, tariffs, duties or other restrictions or adjust prevailing quota, duty or tariff levels, which could affect our ability to import products at the current or increased levels. Imports into the United States can also be assessed with punitive antidumping duties or countervailing duties when goods are shipped to the U.S. at less than fair value (dumping) or with subsidies from the exporting nation. In the case of affirmative determinations by the U.S. Commerce Department and the U.S. International Trade Commission, antidumping duties may be assessed in the case of dumping and countervailing duties may be assessed in the case of government subsidies. Bills have been introduced and are pending in Congress which, if enacted, would make it easier for U.S. companies to file and prevail in countervailing duty cases against China. The bills would hold China accountable for currency manipulation under the countervailing duty laws. To the extent that this legislation may encourage U.S. manufacturers to file countervailing duty petitions, such petitions could have a serious impact on imports from China. If countervailing duties are imposed, this could substantially increase the cost of importing products from China. In order to eliminate the subsidy finding, China could further alter its currency system, affecting the exchange rate and increasing the cost of goods from China. Even when a countervailing duty petition is ultimately unsuccessful, it can have a disruptive effect on imports from the exporting country while the case is pending as a result of the uncertainty as to a possible countervailing duty assessment. We cannot predict the likelihood or frequency of any such events occurring.

        On December 31, 2004, quotas imposed by members of the World Trade Organization, including the United States, on all imports of textiles and clothing were eliminated pursuant to the World Trade Organization Agreement on Textiles and Clothing. In anticipation of and subsequent to the elimination of these import quotas, a number of petitions were filed with the U.S. government by U.S.-based textile and clothing manufacturing companies and industry organizations requesting protection from the harm anticipated to result to the U.S. textile and clothing industries from unrestricted imports from China. In May 2005, after litigation in the U.S. Court of International Trade and the Court of Appeals for the Federal Circuit, quotas were imposed on cotton shirts, pants and underwear imported from China based on affirmative decisions in safeguard cases self initiated by the Committee for the Implementation of Textile Agreements, or CITA.

        On November 8, 2005, the governments of the United States and China entered into a Memorandum of Understanding that took effect on January 1, 2006, and that established agreed quota levels on several textile categories, including products imported by us. The quota agreement, which extends to December 31, 2008, allows for annual import growth in all categories. The bilateral agreement eliminates some of the uncertainty inherent in unilateral safeguard actions. To the extent our suppliers are not able to acquire sufficient amounts of import quota for covered products or the cost of acquiring such quota increases, we may be limited or prevented from acquiring products from our foreign suppliers based in China or the cost of our products imported from China may rise, in which case our operations could be seriously disrupted and our business negatively impacted until alternative suppliers are found. In addition, the Chinese government has adopted a tax on exports of textiles and apparel from China to the United States in an effort to slow an anticipated surge in such exports. Such tax on exports will increase the cost of products imported by us from China.

        We monitor these and other duty, tariff and quota related developments and continually seek to minimize our potential exposure to quota related risks through, among other measures, shifts of production among countries and manufacturers.

        In addition to the factors outlined above, our import operations may be adversely affected by political or economic instability resulting in the disruption of trade from exporting countries, any significant fluctuations in the value of the dollar against foreign currencies and restrictions on the transfer of funds.

        We may be unable to protect our trademarks and other intellectual property rights or expand our use of our trademark outside of the womens sportswear market.

        We believe that our trademarks are important to our success and our competitive position due to their name recognition with our customers. There can be no assurance that the actions we have taken to establish and protect our trademarks will be adequate to prevent use of our marks or similar marks by others, or imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks and other proprietary rights of others. Also, others may assert rights in, or ownership of, our trademarks and other proprietary rights, and we may be unable to successfully resolve such disputes to our satisfaction. Our rights in the Rafaella mark are limited to use for the womens sportswear segment of the apparel business and we have not registered this mark worldwide. Other parties are using similar marks in other segments of the apparel business. If we expand outside the women's sportswear segment of the apparel industry or expand into countries in which we have not registered this mark, we may need to market our products under a different trademark.

        The requirements of complying with the Exchange Act and the Sarbanes-Oxley Act may strain our resources and distract management.

        Upon registration of the New Notes, we will be subject to the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, including Section 404. These requirements may place a strain on our systems and resources. The Sarbanes-Oxley Act will require that we maintain and certify that we have effective disclosure controls and procedures and internal control over financial reporting. Pursuant to Section 404 of the Sarbanes-Oxley Act, starting with our fiscal 2008 annual report on Form 10-K, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting and an attestation report of our auditors on our management's assessment of and operating effectiveness of such internal control. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required as we may need to devote additional time and personnel to legal, financial and accounting activities to ensure our ongoing compliance with the public company reporting requirements. We might not be able to complete the documentation and management assessment required by Section 404 of the Sarbanes-Oxley Act when it becomes applicable to us.

        In addition, the effort to prepare for these obligations and maintain effective internal controls may divert management's attention from other business concerns, which could adversely affect our business, financial condition and results of operations. In addition, we may need to hire additional accounting and financial staff and might not be able to do so in a timely fashion. We are working to identify those areas in which changes should be made to our financial and management control systems to manage our growth and obligations under the Exchange Act and the Sarbanes-Oxley Act, and to make such changes. The costs associated therewith could be significant.

        Natural disasters could adversely affect our business by destroying or damaging the manufacturing facilities that produce our products or by disrupting our shipments.

        Many of the third-party manufacturers we rely upon to manufacture our products are located in developing countries with a history of, or which are vulnerable to, severe natural disasters. These developing countries may not have adequate warning systems or the infrastructure in place to implement disaster recovery plans for severe natural disasters effectively. The occurrence of a natural disaster could destroy or damage the production or other facilities of our third-party manufacturers or disrupt shipments to us. Any such occurrences could have a material adverse effect on our business, financial condition and operating results.

        Terrorist attacks and other acts of violence or war may adversely affect our business.

        Terrorist attacks may negatively affect our operations and our ability to make payments on the New Notes. We cannot assure you that there will not be terrorist attacks that impact our employees, operating facilities, manufacturing sources or distribution systems in the United States or any of the countries from which our products are sourced. Certain losses resulting from these types of events are uninsurable and others are not likely to be covered by our insurance.

        The U.S. is engaged in armed conflict in Iraq and Afghanistan and, in the future, may enter into additional armed conflicts elsewhere in the world. The consequences of any armed conflict are unpredictable, and we may not be able to foresee events arising therefrom that could have an adverse effect on our business.

        Terrorist attacks or armed conflicts may harm our employees, damage manufacturing facilities or distribution systems or increase security costs, any or all of which could result in a material adverse effect on our business operations.

        In addition, terrorist activity or armed conflict, or the threat of either, may adversely affect consumer spending, and thereby have a material adverse effect on our business.

        Many of our customers require our compliance with vendor operating policies and procedures.

        Many of our customers have developed extensive policies and procedures regarding virtually all aspects of shipping and product packaging and presentation, including standards for hangers, shipping boxes, labels, shipping procedures, barcoding and hangtags, among others. These policies and procedures are often extensively documented, very detailed and unique to each customer, requiring us to develop and maintain a system to ensure compliance with each customer's individual manual of policies and procedures. Although we have implemented a system that we believe is sufficient to ensure compliance with our customer's shipping and packaging requirements, we cannot assure you that this system or any future system will adequately address customer requirements. If we do not comply with these policies and procedures we may be required to pay financial penalties to our customers, which could become significant if there is widespread non-compliance. In addition, our customers may decline to order additional products from us in the event we are consistently unable to comply with the relevant standards and procedures.

THE ACQUISITION TRANSACTIONS

Overview

        On June 20, 2005, we consummated the transactions contemplated by the Securities Purchase Agreement with RSW 2005, Inc. (f/k/a Rafaella Sportswear, Inc.), Ronald Frankel and Acquisition Co., pursuant to which Acquisition Co. contributed $40.0 million to our company, a then newly formed Delaware corporation, in exchange for 100% of our redeemable convertible preferred stock. Immediately prior to Acquisition Co.'s contribution in exchange for our redeemable convertible preferred stock, RSW 2005, Inc. contributed substantially all of its assets to us in exchange for 100% of our common stock. We assumed certain liabilities related to the contributed assets. Immediately following the acquisition of the redeemable convertible preferred stock by Acquisition Co. and the consummation of the offering of the Senior Secured Notes, we redeemed a portion of our outstanding common stock held by RSW 2005, Inc. for $175.0 million pursuant to a Redemption Agreement. Subsequent to the acquisition, we granted stock options to key employees under our equity incentive plan. As a result, affiliates and designees of Cerberus now own preferred stock convertible into approximately 67.5% of our fully diluted common stock (excluding any future grants made under our Equity Incentive Plan). Acquisition Co. may vote the convertible preferred stock on an as-converted basis. For a description of the beneficial ownership of our voting stock, see "Security Ownership of Certain Beneficial Owners and Management." Ronald Frankel, CEO of our predecessor and member of our Board of Directors, together with two of our former executive officers, beneficially owns, in the aggregate, 22.5% of our fully diluted common stock (excluding any future grants made under our Equity Incentive Plan) through RSW 2005, Inc., the owner of 100% of our outstanding common stock. The remainder of our common stock has been reserved for issuance pursuant to our Equity Incentive Plan. For a discussion of our business trends following the Acquisition Transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Stockholders Agreement

        In connection with the Securities Purchase Agreement, we entered into a Stockholders' Agreement with Acquisition Co. and our predecessor. This Stockholders Agreement requires us to have a board of directors, or the Board of Directors, that consists of seven directors, four of whom are designated by Acquisition Co., two of whom are designated by RSW 2005, Inc., which is controlled by Ronald Frankel, and one of whom is designated jointly by Acquisition Co. and Rafaella Sportswear, Inc. Our Board of Directors currently consists of six directors, four of whom were designated by Acquisition Co. and two of whom were designated by our predecessor. Pursuant to the Stockholders' Agreement, RSW 2005, Inc., Ronald Frankel, Asher Haddad and Robert Newman must obtain the prior written consent of Cerberus prior to any purported transfer of common stock. The Stockholders' Agreement also contains certain tag-along rights, drag-along rights and a right of first refusal with respect to certain permitted transfers.

Preferred Stock

        On June 20, 2005, we issued 7,500,000 shares of redeemable convertible preferred stock, or Preferred Stock, for $40,000,000. The holders of the Preferred Stock vote on an as-converted basis with the common stockholders as a single voting class, have certain veto rights and have the right to designate the majority of the members of the Board of Directors. The holders of the Preferred Stock are not entitled to dividends, unless a dividend is declared with respect to the common stock.

        The Preferred Stock is redeemable at the option of the holder upon the earlier of (i) a change in control, as defined in the certificate of incorporation, (ii) June 20, 2010, if no principal amounts of the senior secured notes are outstanding, and (iii) December 20, 2011, if principal amounts of the senior secured notes are outstanding. The Preferred Stock is redeemable at its original purchase price, plus a return of 10% per annum, which is being accreted through a charge to retained earnings (accumulated deficit). Since the redemption of the Preferred Stock is outside of our control, it is classified outside of stockholders' equity (deficit) on our consolidated balance sheets.

        Our Preferred Stock has the following rights, preferences and privileges:

  •
  convertible, at the holder's election, at any time, into common stock on a one for one basis. Such conversion ratio is subject to adjustment in the event of additional issuances of common stock at prices less than the then-current original conversion price;

  •
  subject to the terms of the indenture governing the notes, redeemable, at the holder's election, at any time after the earlier of (i) a change of control or (ii) June 20, 2010, if no principal amounts of the notes are outstanding, and (iii) December 20, 2011, if principal amounts of the notes are outstanding;

  •
  holders will not be entitled to receive dividends unless we pay a dividend (other than a dividend payable solely in shares of common stock or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock) on our common stock, in which case we will, subject to the terms of the indenture governing the notes, simultaneously pay a dividend of the same kind and amount as such dividend on the common stock to the holders of our Preferred Stock, on an as-converted basis;

  •
  prior to conversion or redemption, entitled to vote on an as-converted basis on all matters to be submitted to our common stockholders for their consent or approval; and

  •
  veto power over a number of actions that may be taken by the Board of Directors, including entering into any material affiliate contracts or agreements, declaring dividends or redemptions other than in respect of the Preferred Stock, borrowing funds in excess of $25,000, reclassifying or recapitalizing our equity, acquiring assets outside the ordinary course of business, merging or consolidating with another person, selling any material assets other than inventory sold in the ordinary course of business, making certain advances or loans, making any material capital expenditure, amending our charter or by-laws in a manner that adversely affects the Preferred Stock, effecting a liquidation or dissolution, or creating or issuing additional preferred stock.

History of our Predecessor

        In November 1993, National Union Fire Insurance Company of Pittsburgh, PA, or National Union, filed suit against Rafaella Sportswear, Inc. (n/k/a RSW 2005, Inc.), our predecessor, alleging a fraudulent insurance claim for approximately $19.6 million in connection with damaged inventory arising out of a 1989 sprinkler discharge at our warehouse in Bayonne, New Jersey. Several people, including one of our directors, Ronald Frankel, were named in the lawsuit as defendants. At the time of the events to which the lawsuit relates, Mr. Frankel was a key executive and 50% shareholder of our predecessor. The civil case was settled as to our predecessor, Mr. Frankel and certain other individuals in October 1997.

        In a separate but related action, two of our predecessor's former executive officers and stockholders, Avner Haddad and Eli Haddad, were indicted on criminal charges in federal court and charged with "knowingly defrauding" the insurer in connection with the $19.6 million loss at the warehouse. The criminal charges against Eli Haddad were dismissed in June 1997 for failure by the prosecution to comply with "speedy-trial" requirements. Avner Haddad disappeared in May 1994 and, by action of the New York State Surrogate's Court, was presumed dead in May 2002. He failed to appear in his own defense and a warrant for his arrest was issued in April 2002.

        In addition, our predecessor and Eli and Avner Haddad were the subject of several lawsuits by various Brazilian banks in connection with allegations that Eli and Avner Haddad, in their capacity as principals of Rafaella Sportswear, Inc. and two other companies they controlled, Austin Textil do Brasil Industria, Exportacao e Importacao Ltda, or Austin, and its parent Zima America, Ltd., engaged in a pattern of racketeering where Eli and Avner Haddad created false purchase orders from our predecessor to Austin, on which the banks relied in granting a number of unsecured loans to Austin totaling over $11 million with respect to one of the banks. The claims against our predecessor and Eli Haddad were settled for $2.9 million in June 1995.

        Avner Haddad ceased to be a stockholder of our predecessor in August 1993 and ceased to be an officer or employee of our predecessor shortly thereafter. Eli Haddad remained an officer, employee and minority stockholder until September 30, 2002 and a consultant to our predecessor until November 30, 2003. As part of Eli Haddad's consulting arrangement, our predecessor maintained a lease of an automobile for his use through May 15, 2005.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the Old Notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, we will receive Old Notes with like original principal amounts. The form and terms of the Old Notes are the same as the form and terms of the New Notes, except as otherwise described in this prospectus. The Old Notes surrendered in exchange for the New Notes will not result in any increase in our outstanding debt.

        We used the net proceeds from the Old Notes, together with the proceeds from the other financings and cash equity investment described in this prospectus, to finance and to pay fees and expenses related to the Acquisition Transactions.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2006. We have not shown our capitalization on an "as adjusted" basis because we will not receive any proceeds from this exchange offer. For additional information regarding our indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

June 30, 2006
Cash and cash equivalents	$27,273

Senior secured notes	164,402
Preferred stock	44,110
Stockholders' deficit	(17,789)

Total capitalization	$190,723

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The historical consolidated financial data included below and elsewhere are not necessarily indicative of future performance. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

        The summary selected historical financial data presented below is for our predecessor for the fiscal years ended June 30, 2002, 2003 and 2004 and for the period from July 1, 2004 through June 19, 2005 and, for us, for the period from June 20, 2005 through June 30, 2005 and the fiscal year ended June 30, 2006. The periods prior to June 20, 2005 are not comparable to the subsequent periods due to the new basis of accounting established at the acquisition date. This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes appearing on pages F-1 to F-29.

	Predecessor				Successor
	Fiscal Year Ended June 30,			Period from July 1, 2004 through June 19,	Period from June 20, 2005 through June 30,	Fiscal Year Ended June 30,
	2002	2003	2004	2005	2005	2006
	(dollars in thousands)
Income Statement Data
Net sales	$121,027	$165,083	$205,663	$225,558	$4,215	$222,187
Cost of sales	80,284	106,463	127,531	138,883	3,074	148,555
Gross profit	40,743	58,620	78,132	86,675	1,141	73,632
Selling, general and administrative expenses	14,182	16,152	16,795	17,509	971	29,938
Operating income	26,561	42,468	61,337	69,166	170	43,694
Other expense (income):
Interest	512	627	464	1,079	664	22,631
Other	—	—	766	(47)	—	—
Total other expense (income)	512	627	1,230	1,032	664	22,631
Income before provision for income taxes	26,049	41,841	60,107	68,134	(494)	21,063
Provision for income taxes (Note 1)	1,037	1,682	2,151	2,249	(212)	8,463
Net income	25,012	40,159	57,956	65,885	(282)	12,600
Balance Sheet Data (at end of period):
Cash and cash equivalents	$37	$35	$28	—	$52	$27,273
Receivables, net	16,237	9,040	18,115	—	23,180	22,510
Inventories	18,308	34,122	45,717	—	52,120	47,054
Total assets	38,180	47,042	64,387	—	213,954	223,195
Current portion of senior secured notes	—	—	—	—	—	17,265
Senior secured notes	—	—	—	—	163,439	147,157
Total liabilities	18,907	25,336	33,804	—	200,233	196,874
Redeemable convertible preferred stock	—	—	—	—	40,110	44,110
Total stockholders' equity (deficit)	19,273	21,706	30,583	—	(26,389)	(17,789)
Other Financial Data:
Net cash flows provided by (used in):
Operating activities	$14,945	$38,125	$46,186	$51,201	$7,739	$36,765
Investing activities	(43)	(154)	(38)	(5)	(175,045)	(283)
Financing activities	(14,946)	(37,973)	(46,155)	(49,366)	167,358	(9,261)
Depreciation and amortization	136	133	144	125	71	5,453
Capital expenditures	43	154	38	5	—	95
Ratio of earnings to fixed charges (Note 2)	25.4x	36.2x	56.2x	57.4x	(Note 3)	1.9x

(1)
Our predecessor was taxed as an S corporation. A provision has been made for certain state and local income taxes applicable to S corporations.

(2)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income before income taxes and fixed charges. Fixed charges consist of interest expense and the portion of operating rental expense, which we believe is representative of the interest component of rent expense (assumed to be 33%).

(3)
Due to the loss in the period from June 20, 2005 through June 30, 2005, the ratio was less than 1:1. Rafaella would have had to generate additional earnings of $494 to achieve a coverage ratio of 1:1.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion of our results of operations and financial condition. This discussion should be read in conjunction with our audited consolidated financial statements and notes included elsewhere in this prospectus. The discussion of our results of operations and financial condition includes various forward-looking statements about our markets, the demand for our products, and our future results and is intended to provide the reader of our audited consolidated financial statements with a narrative discussion about our business. The discussion is presented in the following sections:

  •
  Company Overview

  •
  Critical Accounting Policies

  •
  Results of Operations, and

  •
  Liquidity and Capital Resources.

        We based our statements on assumptions or estimates that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in "Risk Factors" included elsewhere in this prospectus.

COMPANY OVERVIEW

        We are an established designer, sourcer and marketer of a full line of women's career and casual sportswear separates. We have been in the women's apparel business since 1982 and market our products primarily under our Rafaella brand. We design, source and market pants, sweaters, blouses, t-shirts, jackets and skirts for all seasons of the year. Our in-house design staff develops our lines to include basic styling with updated features and colors using a variety of natural and synthetic fabrics. Using our design specifications, we outsource the production of our clothing line to manufacturers in Asia, primarily via our agent in Hong Kong, and sell directly to department, specialty and chain stores and off-price retailers. We have over 600 customers, representing over 3,800 individual retail locations. Our customers include some of the larger retailers of women's clothing in the United States.

Critical Trends; Performance Drivers

  Primary Revenue Variables

        Our revenues are impacted by the following factors:

  •
  customer acceptance of our fabrics and designs;

  •
  the performance of our products within the prevailing retail environment;

  •
  the accuracy of our forecast of demand for our products;

  •
  actions of our competitors;

  •
  pricing pressures due to competitive market conditions and buying power of retailers;

  •
  overall levels of consumer spending for apparel;

  •
  national and regional economic conditions; and

  •
  the economic impact of uncontrollable factors, such as terrorism and war.

  Primary Expense Variables

        Variations in our cost of sales are primarily due to:

  •
  fluctuations in the price, availability and quality of raw materials;

  •
  the length and level of variation in the production runs we order from third party manufacturers;

  •
  international economic and political conditions;

  •
  fluctuations in duties, taxes and other charges on imports;

  •
  fluctuations in energy prices which impact manufacturing costs and inbound transportation costs;

  •
  reductions in the value of our unsold inventories; and

  •
  pricing pressures due to competition for manufacturing sources.

        Variations in selling, general and administrative expenses are primarily due to:

  •
  changes in headcount and salaries and related fringe benefits;

  •
  costs associated with product development;

  •
  increases in warehousing and distribution expenses associated with higher sales volumes, outbound transportation expenses impacted by changes in energy costs, and the need for third party storage or shipping services;

  •
  increases in advertising expenses;

  •
  costs associated with enhancing and maintaining an adequate system of internal controls; and

  •
  costs associated with regulatory compliance.

  Consolidation in the Industry

        There has been, and continues to be, consolidation activity in the retail women's apparel industry. With the growing trend towards consolidation, we are increasingly dependent upon key retailers whose bargaining strength and share of our business is growing. It is possible that these larger retailers may, instead of continuing to purchase women's sportswear separates from us, decide to manufacture or source such items themselves or to source such items from vendors with whom such customers may consolidate. For example, May Department Store Company, formerly our largest customer, was acquired by Federated Department Stores, Inc., to whom we did not historically sell a significant amount of our products. This acquisition had a negative impact on our business, because of overlap with Federated's product and a decrease in sales as a result of store closures.

        In addition, as a result of consolidation, we may face greater pressure from these larger customers to provide more favorable pricing and trade terms, to comply with increasingly more stringent vendor operating procedures and policies and to alter our products or product mix to provide different items such as exclusive merchandise, private label products or more upscale goods. Our inability to provide more favorable terms or to develop satisfactory products, programs or systems to comply with any new product requirements, operating procedures or policies could adversely affect our operating results in any reporting period.

  Changing Customer Tastes

        We have designed our products primarily using basic styling with updated features and colors in order to minimize the impact of fashion trends. However, fabric, color and other style factors are still critical in determining whether our products are purchased by consumers and consequently by our direct customers. Consumer tastes can change rapidly. We may not be able to anticipate, gauge or respond to changes in customer tastes in a timely manner. If we misjudge the market for our products or product groups or if we fail to identify and respond appropriately to changing consumer demands, we may be faced with a significant amount of unsold finished goods inventory, which could have a material adverse affect on our expected operating results and decrease our sales and gross margins. Conversely, if we predict consumer preferences accurately, we could experience increased sales and greater operating income because our selling, general and administrative expenses would remain at or near their current levels even with increased sales.

  Competition

        As an apparel company, we face competition on many fronts, including with respect to the following:

  •
  establishing and maintaining favorable brand recognition;

  •
  developing products that appeal to consumers;

  •
  pricing products appropriately; and

  •
  obtaining access to, and sufficient floor space in, retail stores.

        The apparel industry is highly fragmented and includes a number of very large brands and companies marketing multiple brands, many of which have greater financial, technical and marketing resources, greater manufacturing capacity and more extensive and established customer relationships than we do. We believe we have maintained prices for our branded products in department and specialty stores at more than 20% below comparable products offered by our branded competitors. However, the future competitive responses encountered from these larger, more established apparel companies might be more aggressive and comprehensive than we anticipate and we may not be able to compete effectively. For example, if our branded competitors were to match our prices for comparable products, we may be forced to lower our prices or endure lower sales as a result. The competitive nature of the apparel industry may result in lower prices for our products and decreased gross profit margins, either of which may have a material adverse affect on our sales and profitability.

  Import Restrictions and Regulations

        Our transactions with our foreign suppliers are subject to the risks of doing business abroad. Imports into the United States are affected by, among other things, the cost and availability of transportation of the products and the imposition of import duties and restrictions. The countries that we source our products from may, from time to time, impose new quotas, tariffs, duties or other restrictions or adjust prevailing quota, duty or tariff levels, which could affect our ability to import products at the current or increased levels. Imports into the United States can also be assessed with punitive antidumping duties or countervailing duties when goods are shipped to the U.S. at less than fair value (dumping) or with subsidies from the exporting nation. In the case of affirmative determinations by the U.S. Commerce Department and the U.S. International Trade Commission, antidumping duties may be assessed in the case of dumping and countervailing duties may be assessed in the case of government subsidies. Bills have been introduced and are pending in Congress which, if enacted, would make it easier for U.S. companies to file and prevail in countervailing duty cases against China. The bills would hold China accountable for currency manipulation under the countervailing duty laws. To the extent that this legislation may encourage U.S. manufacturers to file countervailing duty petitions, such petitions could have a serious impact on imports from China. If countervailing duties are imposed, this could substantially increase the cost of importing products from China. In order to eliminate the subsidy finding, China could alter its currency system, affecting the exchange rate and increasing the cost of goods from China. Even when a countervailing duty petition is ultimately unsuccessful, it can have a disruptive effect on imports from the exporting country while the case is pending as a result of the uncertainty as to a possible countervailing duty assessment. We cannot predict the likelihood or frequency of any such events occurring.

        On December 31, 2004, quotas imposed by members of the World Trade Organization, including the United States, on all imports of textiles and clothing were eliminated pursuant to the World Trade Organization Agreement on Textiles and Clothing. In anticipation of and subsequent to the elimination of these import quotas, a number of petitions were filed with the U.S. government by U.S.-based textile and clothing manufacturing companies and industry organizations requesting protection from the harm anticipated to result to the U.S. textile and clothing industries from unrestricted imports from China. In May 2005, after litigation in the U.S. Court of International Trade and the Court of Appeals for the Federal Circuit, quotas were imposed on cotton shirts, pants and underwear imported from China based on affirmative decisions in safeguard cases self initiated by the CITA.

        On November 8, 2005, the governments of the United States and China entered into a Memorandum of Understanding that took effect on January 1, 2006, and that established agreed quota levels on several textile categories, including products imported by us. The quota agreement, which extends to December 31, 2008, allows for annual import growth in all categories. The bilateral agreement eliminates some of the uncertainty inherent in unilateral safeguard actions. To the extent our suppliers are not able to acquire sufficient amounts of import quota for covered products or the cost of acquiring such quota increases, we may be limited or prevented from acquiring products from our foreign suppliers based in China or the cost of our products imported from China may rise, in which case our operations could be seriously disrupted and our business negatively impacted until alternative suppliers are found. In addition, the Chinese government has adopted a tax on exports of textiles and apparel from China to the United States in an effort to slow an anticipated surge in such exports. Such tax on exports will increase the cost of products imported by us from China.

        We monitor these and other duty, tariff and quota related developments and continually seek to minimize our potential exposure to quota related risks through, among other measures, shifts of production among countries and manufacturers.

        In addition to the factors outlined above, our import operations may be adversely affected by political or economic instability resulting in the disruption of trade from exporting countries, any significant fluctuations in the value of the dollar against foreign currencies and restrictions on the transfer of funds.

  Business Trends following the Acquisition Transactions

        During the last fiscal year, there continued to be consolidation in the retail/apparel industry. At the time of the Acquisition Transactions, our largest customer, May Department Stores Company, or May Co., was acquired by Federated, with whom we historically have done substantially less business. As Federated took over operations of May Co., we saw a decrease in the volume of sales in the second half of fiscal 2006, as a result of the closure of the retail stores that our product was sold in and the perceived product overlap with Federated's private label product, which was placed throughout all of Federated's stores. While sales to other existing customers mitigated this decline, we expect this trend to continue in fiscal 2007. We have responded to this situation by updating our Spring line offering in an effort to provide new fabrics and styling to offset this perceived product overlap. We also saw a reduction in sales due to reduced sales in our off-price channel. In addition, we have begun the process of building an infrastructure to support our business and comply with the requirements of the Securities Exchange Act of 1934 and the Sarbanes Oxley Act of 2002, including Section 404, which is having the resulting effect of adding costs to operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        The methods, estimates and judgments we use in applying our most critical accounting policies have a significant impact on the results we report in our consolidated financial statements. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what we anticipate and different assumptions or estimates could change our reported results.

        We believe the following accounting policies are the most critical to us in that they are important to our financial statements and they require our most difficult, subjective or complex judgments in the preparation of our consolidated financial statements.

        Revenue Recognition.    Sales are recognized when merchandise is shipped and risk of loss is transferred to customers. Revenue is recorded net of discounts, returns and allowances. Discounts are based on trade terms. Returns and allowances require pre-approval from management. On a seasonal basis, we negotiate price allowances with our customers as sales incentives or for the cost of certain promotions. We estimate these allowances based on historic trends, seasonal results, an evaluation of current economic conditions and retailer performance.

        Income taxes.    We are organized under Delaware law as a corporation and will be treated as a corporation for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, or the Code. Our predecessor filed tax returns as a "Subchapter S" corporation and treated its subsidiary as a "qualified subchapter S subsidiary" under the Code. Our effective tax rate will vary, as did that of our predecessor, based on the level of business conducted in those states in which we file, as well as changes made to the tax rates by the state tax authorities.

        Deferred taxes are provided for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as measured by enacted tax rates in effect in periods when the deferred tax assets and liabilities are expected to be settled or realized. We evaluate the probability of realizing our deferred tax assets on an ongoing basis. This evaluation includes estimating out future taxable income for the years in which our deferred taxes are expected to reverse, which includes consideration of tax planning strategies. We are required to provide a valuation allowance if we determine it is more likely than not that we will not be able to realize our deferred tax assets. As of June 30, 2006, we concluded that a valuation allowance was not necessary.

        Receivables.    Receivables consist of trade accounts receivable and receivables that are assigned to a commercial factor, net of discounts and allowances. We factor certain trade receivables, on a non-recourse basis with a commercial factor, except that we assume credit risk for those receivables that do not receive written approval from the factor. The factor collects all cash remittances on receivables factored and assumes credit risk on all sales that are approved in advance by the factor. An allowance for sales discounts, returns, allowable customer markdowns, co-op advertising and operational chargebacks is included as a reduction to net sales and receivables. Certain of these provisions result from seasonal negotiations with customers as well as historic deduction trends and the evaluation of current market conditions.

        Inventories.    All of the inventory we purchased in fiscal year 2006 was produced in Asia. Inventory costs include finished garments, fabric, contractor labor, duty, freight, insurance, and costs associated with our buying agents (which typically include a buying commission of 1-3% of the full cost of the finished garment before shipping costs and customs duties). Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out (FIFO) method. Inventories consist of raw materials (primarily piece goods at our contractors), merchandise in transit and finished goods in warehouses. We take ownership of the finished goods when they are shipped from Asia and management records the merchandise in transit balance based on documentation provided by our buying agents. Slow-moving finished goods inventories are written down to estimated net realizable value based on estimated sales prices less costs of disposal.

        Long-lived assets.    Equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. We capitalize all improvements to the extent they increase the economic life of the asset. Furniture, fixtures, and equipment are depreciated using the straight-line method over their estimated useful lives of 5 to 7 years. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed in the period incurred.

        Intangible assets consist of the trademark and trade name, and customer relationships of the Predecessor, and non-compete agreements with officers of the Predecessor, acquired on June 20, 2005. Customer relationships are amortized using an accelerated method over their estimated useful lives of 15 years. Non-compete agreements are amortized using the straight-line method over their estimated useful lives of 2 and 10 years. Owned trademarks have been determined to have indefinite lives and are not subject to amortization.

        Our policy is to evaluate equipment and leasehold improvements and customer relationships for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable from the undiscounted cash flows expected from the use of the asset. Any impairment loss would be measured as the excess of carrying amount over the fair value of the asset, determined on the basis of discounted cash flows from the expected use of the asset.

        The trademark and trade name, which have been determined to be indefinite lived assets, are tested for impairment at least annually or when changes in circumstances indicate that their carrying amount may not be recoverable, by comparing the carrying amount of the assets to their fair value based on an income approach using the relief-from-royalty method. This method assumes that, in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of these assets. This approach is dependent upon a number of factors, including estimates of future growth and trends, royalty rates for intellectual property, discount rates and other variables. We base our fair value estimates on assumptions we believe are reasonable, but which are unpredictable and inherently uncertain. Actual future results may differ from those estimates. If the estimated fair value of the assets is less than their carrying amount, an impairment loss is recognized equal to such difference.

        Redeemable convertible preferred stock.    Our redeemable convertible preferred stock is classified outside of stockholders' equity (deficit) on our consolidated balance sheets since redemption is at the option of the holder. The redeemable convertible preferred stock is redeemable upon the earlier of (i) a change in control, as defined in the certificate of incorporation, (ii) June 20, 2010, if no principal amounts of the senior secured notes are outstanding, and (iii) December 20, 2011, if principal amounts of the senior secured notes are outstanding. The redeemable convertible preferred stock is redeemable at its original purchase price, plus a return of 10% per annum, which is being accreted through a charge to retained earnings (accumulated deficit). The redeemable convertible preferred stock is convertible into common stock on a one for one basis. Such conversion ratio is subject to adjustment in the event of additional issuances of common stock at prices less than the original conversion price.

        Contingencies and litigation.    Management evaluates contingent liabilities, including threatened or pending litigation, in accordance with SFAS No. 5, "Accounting for Contingencies," and records accruals when the outcome of these matters is deemed probable and the liability may be reasonably estimated. Management makes these assessments based on the facts and circumstances and in some instances based in part on the advice of outside legal counsel.

RESULTS OF OPERATIONS

        For discussion purposes only, our fiscal 2005 results discussed below represent the mathematical addition of the historical results for the Predecessor period from July 1, 2004 through June 19, 2005 and the Successor period from June 20, 2005 through June 30, 2005, or the combined year ended June 30, 2005. This approach is not consistent with generally accepted accounting principles and yields results that are not comparable on a period-to-period basis due to the new basis of accounting established at the acquisition date. However, we believe it is the most meaningful way to comment on the results of operations for 2005 compared to those of 2006 because a discussion of a partial period consisting of ten days, as compared to the succeeding and preceding years, would not be meaningful.

        The acquisition discussed under "The Acquisition Transactions" above was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations," and Emerging Issues Task Force (EITF) 88-16, "Basis in Leveraged Buyout Transaction." As a result of the acquisition and the resulting purchase accounting adjustments, the financial statements including and after June 20, 2005 are not comparable to the Predecessor periods.

        The following table summarizes the historical operations as a percentage of net sales for the fiscal year ended June 30, 2004 (Predecessor), the period from July 1, 2004 to June 19, 2005 (Predecessor) combined with the period from June 20, 2005 to June 30, 2005 (Successor) and the fiscal year ended June 30, 2006 (Successor).

	Year Ended June 30, 2004		Combined Year Ended June 30, 2005		Year Ended June 30, 2006
	(in thousands, except percentages)
Net sales	$205,663	100.0%	$229,773	100.0%	$222,187	100.0%
Cost of sales	127,531	61.9	141,957	61.8	148,555	66.9
Gross profit	78,132	38.0	87,816	38.2	73,632	33.1
Selling, general and administrative expenses	16,795	8.2	18,480	8.0	29,938	13.5
Operating income	61,337	29.8	69,336	30.2	43,694	19.7
Other income (expenses)
Interest	464	0.2	1,743	0.0	22,631	10.2
Other	766	0.4	(47)	—	—	—
Income before provision for income taxes	60,107	29.2	67,640	29.4	21,063	9.5
Provision for income taxes	2,151	1.0	2,037	0.9	8,463	3.8
Net income	$57,956	28.2%	$65,603	28.6%	$12,600	5.7%

Year ended June 30, 2006 compared to combined year ended June 30, 2005

        Net sales.    Net sales for the year ended June 30, 2006 was $222.2 million. As compared to net sales of $229.8 million for the combined year ended June 30, 2005, net sales decreased by approximately $7.6 million or 3.3%. The decrease in net sales was principally due to an increase in customer allowances given and a decrease in volume, partially offset by a slight increase in average revenue per unit.

        Gross profit.    Gross profit for the year ended June 30, 2006 was $73.6 million. As a percentage of net sales, gross profit over this period was 33.1%. As compared to the gross profit of $87.8 million for the combined year ended June 30, 2005 (38.2% of net sales), gross profit decreased by $14.2 million or 16.2%. Decreases in gross profit were primarily the result of the $9.4 million charge related to inventory recorded to fair value in connection with the acquisition and sold during the current period, in addition to the impact from reduced net sales dollars.

        Selling, general and administrative expenses.    Selling, general and administrative expenses for the year ended June 30, 2006 was $29.9 million. As compared to selling, general and administrative expenses of $18.5 million for the combined year ended June 30, 2005, there was an increase of $11.4 million or 61.6%. Amortization of intangible assets ($5.4 million), established as a part of the purchase accounting for the acquisition upon finalization of the third party valuation, along with planned additions and increases to salaries ($4.5 million), and insurance ($0.4 million), were the primary contributors to the overall increases. As a percentage of net sales, selling, general and administrative expenses was 13.5% for the year ended June 30, 2006 and 8.0% for the combined year ended June 30, 2005.

        Operating income.    Operating income for the year ended June 30, 2006 was $43.7 million. As compared to operating income of $69.3 million for the combined year ended June 30, 2005, operating income decreased by $25.6 million or 36.9%. The decrease was due to the decreased gross profit and increases in selling, general and administrative expenses, as described above.

        Interest.    Interest expense for the year ended June 30, 2006 was $22.6 million. As compared to interest of $1.7 million for the combined year ended June 30, 2005, interest increased by $20.9 million. Increases in interest were a result of interest recorded for the senior secured notes issued in connection with the Acquisition Transactions and interest recognized for the amortization of deferred financing charges in conjunction with the issuance of those notes.

        Provision for income taxes.    We recorded a provision for income taxes of $8.5 million for the year ended June 30, 2006, which represents an effective income tax rate of approximately 40.2%. For the combined year ended June 30, 2005, we recorded a provision for income taxes of $2.0 million, which represents an effective income tax rate of approximately 3.0%. The lower effective tax rate for the combined year ended June 30, 2005 is a result of our predecessor being an S corporation and the successor company being a C corporation.

        Net income.    Net income for the year ended June 30, 2006 was $12.6 million. Net income as a percentage of net sales for the full year period ended June 30, 2006 was 5.7%. As compared to net income of $65.6 million for the combined year ended June 30, 2005, net income decreased by $53.0 million or 80.8%. This decrease in net income was a result of the decrease in operating income, the increase in interest expense and the increase in the provision for income taxes, as described above.

Combined year ended June 30, 2005 compared to year ended June 30, 2004

        Set forth below is a description of the results of operations derived from the financial statements for the period from July 1, 2004 through June 19, 2005 (Predecessor) combined with the period from June 20, 2005 through June 30, 2005 (Successor), as compared to the fiscal year ended June 30, 2004.

        Net sales.    Net sales for the combined year ended June 30, 2005 was $229.8 million. As compared to net sales of $205.7 million for fiscal 2004, net sales increased by $24.1 million or 11.7%. The growth of net sales was principally due to an increase in unit sales of 12.7% and a 1.5% increase in average net sales per unit, partially offset by an increase in customer allowances given.

        Gross profit.    Gross profit for the combined year ended June 30, 2005 was $87.8 million. As a percentage of net sales, gross profit over this period was 38.2%. As compared to the gross profit of $78.1 million for fiscal 2004 (38.0% of net sales), gross profit increased by $9.7 million or 12.4%. Increases in gross profit were primarily the result of increases in net sales dollars, as described above. Increases in gross profit as a percent of sales was primarily due to the strong retail sell-through of our merchandise by our customers, which resulted in increased re-orders from department and specialty store customers at attractive margins.

        Selling, general and administrative expenses.    Selling, general and administrative expenses for the combined year ended June 30, 2005 was $18.5 million. As compared to selling, general and administrative expenses of $16.8 million for fiscal 2004, there was an increase of $1.7 million or 10.0%. Increases in compensation and warehouse and distribution expenses, resulting from increased sales, were the primary contributors to the overall increases. As a percentage of net sales, selling, general and administrative expenses was 8.0% for the combined year ended June 30, 2005 and 8.2% for fiscal 2004.

        Operating income.    Operating income for the combined year ended June 30, 2005 was $69.3 million. As compared to operating income of $61.3 million for fiscal 2004, operating income increased by $8.0 million or 13.0%. The increases were due to increases in net sales and gross profit, partially offset by the increase in selling, general and administrative expenses, as mentioned above.

        Interest.    Interest expense for the combined year ended June 30, 2005 was $1.7 million. As compared to interest expense of $0.5 million for fiscal 2004, interest expense increased by $1.3 million. Increases in interest expense were a result of interest for the senior secured notes issued in connection with the acquisition.

        Provision for income taxes.    We recorded a provision for income taxes of $2.0 million for the combined year ended June 30, 2005, which represents an effective income tax rate of 3.0%. For the year ended June 30, 2004, we recorded a provision for income taxes of $2.2 million, which represents an effective income tax rate of 3.6%. Our low effective tax rate for the years ended 2004 and 2005 is a result of our predecessor being a S corporation.

        Net income.    Net income for the combined year ended June 30, 2005 was $65.6 million. Net income as a percentage of net sales for the combined year ended June 30, 2005 was 28.6%. As compared to net income of $58.0 million for fiscal 2004, net income increased by $7.6 million or 13.2%. This increase in net income was the result of the increases in operating income, as described above.

Liquidity and Capital Resources

        Historically, our primary liquidity and capital requirements have been to fund working capital for current operations, which consists of funding the buildup of inventories and receivables, and servicing our line of credit. Following the series of transactions listed above in the section "The Acquisition Transactions", our liquidity and capital requirements have expanded to include servicing our revolving credit facility, as well as making interest payments on the notes. The primary source of funds currently used to meet our liquidity and capital requirements is funds generated from operations, and in the future, may also include direct borrowings under our revolving credit facility.

        Effective June 20, 2005, we entered into a revolving credit facility with two banks. The credit facility provides us with a revolving line of credit, which can be used for loans and letters of credit of up to $62.5 million, with a sublimit for loans of $45.0 million. Under the credit facility, the aggregate credit available to us is equal to specified percentages of eligible receivables, inventory and letters of credit issued for finished goods, subject to adjustment by the banks. Interest on borrowings is based on stated margins below the prime rate as published by HSBC Bank USA, National Association ("HSBC") (7.75% at June 30, 2006). The credit facility requires a monthly commitment fee of 0.25% on the unused portion of the available credit under the credit facility. At June 30, 2006, there were no loans and $29.6 million of letters of credit outstanding under the credit facility and we had credit availability of approximately $20.9 million.

        On June 20, 2005, we issued to investors $172 million aggregate principal amount at maturity of 11.25% Senior Secured Notes due 2011. As of June 30, 2006, we were in compliance with the terms of the notes. We delivered our annual report for the fiscal year ended June 30, 2006 to the trustee on October 3, 2006. Under the terms of the indenture, this annual report was due no later than September 28. 2006. As a result, from September 29 to October 3, 2006, we were not in compliance with the reporting covenant in our indenture. However, our temporary non-compliance with this covenant did not constitute an Event of Default (as defined in the indenture). Further, if we had been a reporting company, we would have been eligible to file a Form 12b-25 and therefore we would have been in compliance with the reporting requirements of the SEC.

        The revolving credit agreement and the indenture to the notes contain various covenants that, among other things, place limitations on dividends and repurchases of capital stock, investments, asset sales, incurrence of additional indebtedness and have cross-default provisions. The revolving credit agreement also contains covenants that require us to report net income in quarterly periods subsequent to September 30, 2005 and maintain a minimum level of working capital, which escalates during the term of the agreement. This working capital covenant was set at $35,000,000 as of June 30, 2006. The credit facility is collateralized by substantially all of our assets and expires on June 20, 2010. The notes are collateralized by a second priority lien on substantially all of our assets. See "Description of Certain Indebtedness" and "Description of the New Notes."

        Within 100 days after the end of the fiscal year beginning with the fiscal year ending June 30, 2006, we are required to make an offer to repurchase senior secured notes at 101% of the principal amount at maturity, plus accrued and unpaid interest and additional interest, if any, to the date of purchase with 50% of our excess cash flow from the previous fiscal year. As a result, we offered to repurchase notes with a principal amount at maturity of approximately $17,429,000 at a premium of 101% plus accrued and unpaid interest up to the date of purchase, which will result in a repurchase amount of approximately $18,383,000, representing 50% of our excess cash flow from operations, as defined in our indenture, for the year ended June 30, 2006, if all the noteholders accept our repurchase offer. We commenced this offer on October 6, 2006 and the offer will expire on November 3, 2006. Although our noteholders may still withdraw their tenders, we have already received a sufficient amount such that we will likely be required to pay the entire $18,383,000 with respect to this offer. Please see "Risk Factors" with respect to the use of excess cash flow for this offer.

        We continue to review the capital expenditure needs for the business as they relate to information systems and infrastructure. As a result, capital expenditures may increase in future periods; however, we have not finalized plans for any significant capital expenditure at the present time. We anticipate that we will incur one-time and ongoing expenses, which may be substantial, to improve our infrastructure to position us more competitively. These expenditures will include the hiring of additional personnel and improved information technology.

        Management believes that cash flow from operations and available borrowings under our senior revolving credit facility will provide adequate resources to meet our capital requirements and operational needs for the foreseeable future.

        The following table summarizes our net cash provided by or used in our operating activities, investing activities and financing activities for the fiscal year ended June 30, 2004 (Predecessor), the period from July 1, 2004 to June 19, 2005 (Predecessor) combined with the period from June 20, 2005 to June 30, 2005 (Successor) and the fiscal year ended June 30, 2006 (Successor):

	Year Ended June 30, 2004	Combined Year Ended June 30, 2005	Year Ended June 30, 2006
	(in thousands)
Net cash provided by (used in):
Operating activities	$46,186	$58,940	36,765
Investing activities	(38)	(175,050)	(283)
Financing activities	(46,155)	117,992	(9,261)

Net increase (decrease) in cash and cash equivalents	$(7)	$1,882	27,221

        For discussion purposes only, our fiscal 2005 results discussed below represent the mathematical addition of the historical results for the Predecessor period from July 1, 2004 through June 19, 2005 and the Successor period from June 20, 2005 through June 30, 2005, or the combined year ended June 30, 2005. This approach is not consistent with generally accepted accounting principles and yields results that are not comparable on a period-to-period basis due to the new basis of accounting established at the acquisition date. However, we believe it is the most meaningful way to comment on the cash flows for 2005 because a discussion of a partial period consisting of ten days is not meaningful.

  Operating Activities

        Cash flows provided by operating activities for 2004, 2005 and 2006 were $46.2 million, $58.9 million and $36.8 million, respectively. The decrease in cash flows provided by operating activities from 2005 to 2006 is the result of lower net income, net of non-cash charges, principally as a result of the Acquisition Transactions, as partially offset by decreased working capital requirements. In 2006, non-cash charges included depreciation and amortization of intangible assets and financing costs and the provision for deferred income taxes. Non-cash charges were not significant in 2005. Decreased working capital requirements resulted from a reduction in inventory as prior season merchandise was sold off prior to the acquisition, and an increase in accounts payable and accrued expenses reflecting changes in our infrastructure. For 2005, cash flows provided by operating activities increased due to increased net income, net of non-cash charges; however, the increase in working capital requirements was less than in 2004. In 2005, increases in receivables offset decreases in inventory, while accounts payable decreased by $8.4 million. In 2004, receivables increased by $9.1 million and inventory increased by $8.3 million, while accounts payable increased by $5.7 million.

  Investing Activities

        Net cash used in investing activities for the years ended June 30, 2004, 2005 and 2006 was $0.04 million, $175.0 million and $0.3 million, respectively. Net cash used in investing activities for 2005 principally related to the acquisition, net of cash acquired. In 2006, we finalized a purchase price adjustment for $0.2 million and had capital expenditures of $0.1 million. Cash used in investing activities in 2004 was not significant.

  Financing Activities

        Net cash provided by (used in) financing activities for the years ended June 30, 2004, 2005 and 2006 was $(46.2) million, $118.0 million and $(9.3) million, respectively. In 2006, we repaid borrowings outstanding under our credit facility totaling $9.3 million.

        Net cash provided by financing activities in 2005 was $118.0 million. Prior to the Acquisition Transactions, we made distributions to stockholders of $73.8 million and increased our credit line borrowings by $24.5 million. As part of the Acquisition Transactions, we raised $163.4 million through the issuance of senior secured notes, and received $40 million for the issuance of redeemable convertible preferred stock, which was partially offset by the payment of $13.0 million for costs related to the issuance of the senior secured notes. In addition, we repaid $23.0 million of credit line borrowings.

        Net cash used in financing activities in 2004 was $46.2 million, relating to distributions to stockholders of $49.1 million and net borrowings under a line of credit of $2.9 million.

Off-Balance Sheet Arrangements

        As of June 30, 2006, we had outstanding letters of credit totaling $29.6 million in connection with purchase orders for merchandise from third-party manufacturers and a standby letter of credit in the amount of $0.2 issued by HSBC in favor of the landlord of our New York offices, which serves as security for our obligations under our lease.

        We enter into employment and consulting agreements with certain of our employees from time to time. These contracts typically provide for severance and other benefits. Individually, none of the contracts are expected to be material, although in the aggregate, our obligations under these contracts could be significant. See "Management—Consulting and Employment Agreements." The Company has no other off-balance sheet arrangements.

Due From Factor

        We sell the substantial majority of our receivables to GMAC Commercial Finance LLC, a commercial factor. The receivables are sold to GMAC on a non-recourse basis, subject to adjustment for sales discounts, sales returns, markdown allowances, miscellaneous charges and disputes. Upon a sale, GMAC assumes the credit and collection risk. We do not borrow from our factor and the amount due from the factor is pledged to our revolving credit facility lenders as security for amounts outstanding under our revolving credit facility. In connection with the Acquisition Transactions, we entered into a new factoring agreement with GMAC on terms substantially similar to that of our predecessor's factoring agreement with GMAC.

Contractual Cash Obligations

        The following table sets forth our known contractual cash obligations for the periods specified therein.

	Payment Due by Period
Contractual Cash Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Senior secured notes(1)	$172,000	$—	$—	$172,000	$—
Interest on Senior Secured Notes(1)	96,750	19,350	38,700	38,700	—
Capital lease obligations	21	16	5	—	—
Operating lease obligations	9,394	1,729	2,749	2,703	2,213

Total contractual cash obligations	$278,165	$21,095	$41,454	$213,403	$2,213

(1)
The payment schedule for the senior secured notes and cash interest on our senior secured notes does not reflect any reductions in principal from the repurchase offer we are required to make from 50% of our excess cash flow as defined in the indenture governing our senior secured notes.

        This table does not reflect up to $45 million of direct borrowing availability under our senior revolving credit facility. The senior revolving credit facility matures on June 20, 2010. See "Description of Certain Indebtedness."

Effects of Inflation

        Although our purchases from foreign manufacturers are made in dollars, mitigating any foreign exchange rate risk on purchase commitments, we may be subject to higher prices charged by our manufacturers to compensate for inflation or other market forces in such countries.

Recent Accounting Pronouncements

        On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123(R), "Share-Based Payment" ("FAS 123(R)"). FAS 123(R) revises FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") and requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. In addition to revising FAS 123, FAS 123(R) supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and amends FASB Statement No. 95, "Statement of Cash Flows." The Company is required to adopt FASB 123(R) as of July 1, 2006. The adoption is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

        On June 2, 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections-a replacement of APB No. 20 and FAS No. 3" ("FAS 154"). FAS 154 replaces APB Opinion No. 20, "Accounting Changes" and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements" and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. The Company is required to adopt FAS 154 as of July 1, 2006, and does not expect that such adoption will have a significant impact on its financial position, results of operations or cash flows.

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing FIN 48 and its impact on the Company's financial condition, results of operations or liquidity.

        On September 13, 2006, the SEC staff issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. The Company will apply the provisions of SAB 108 no later than the annual financial statements for the first fiscal year ending after November 15, 2006 and does not expect that such application will have a significant impact on its financial position or results of operations.

        On September 15, 2006, the FASB issued FASB Statement No 157, "Fair Value Measurements" ("FAS 157"). This Statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is analyzing FAS 157 and its impact on the Company's financial condition or results of operations.

THE EXCHANGE OFFER

General

        We sold the Old Notes on June 20, 2005 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Old Notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.

        In connection with the sale of Old Notes to the initial purchasers, the holders of the Old Notes became entitled to the benefits of an exchange and registration rights agreement dated June 20, 2005 between us, our subsidiary that guaranteed the Old Notes and the initial purchaser, or the Registration Rights Agreement.

        Under the Registration Rights Agreement, we became obligated to file a registration statement in connection with an exchange offer promptly after June 30, 2005, but in no event later than October 31, 2006, or the Filing Date, and use our reasonable best efforts to cause the exchange offer registration statement to become effective within 120 days after the Filing Date. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the Registration Rights Agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to us. References to the "notes" in this prospectus refer to both the Old Notes and the New Notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Old Notes properly tendered and not withdrawn on or prior to the expiration date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of the outstanding Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer.

        Based on no-action letters issued by the staff of the SEC to third parties, we believe that holders of the New Notes issued in exchange for Old Notes may offer for resale, resell and otherwise transfer the New Notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the New Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. A broker-dealer that acquired Old Notes directly from us cannot exchange the Old Notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution" for additional information.

        We will be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice of the acceptance of those notes to the exchange agent. The exchange agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes from us and delivering New Notes to those holders. Pursuant to Rule 14e-1(c) of the Exchange Act, we will promptly deliver the New Notes upon consummation of the exchange offer or return the Old Notes if the exchange offer is withdrawn.

        If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "Conditions" without waiver by us, certificates or any of those unaccepted Old Notes will be returned, without expense, to the tendering holder of any of those Old Notes as promptly as practicable after the expiration date.

        Holders of Old Notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes, pursuant to the exchange offer. We will pay all charges and expenses, other than taxes applicable to holders in connection with the exchange offer. See "—Fees and Expenses."

Shelf Registration Statement

        If (1) because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect the exchange offer; or (2) the exchange offer is not consummated within 30 days from the date that the registration statement is declared effective by the SEC; or (3) certain holders of the Old Notes are prohibited by law or SEC policy from participating in the exchange offer; or (4) in certain circumstances, certain holders of the registered New Notes so request; or (5) in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws, then we will, in lieu of or in addition to conducting the exchange offer, file a shelf registration statement covering resales of the notes under the Securities Act within 30 days of the delivery of the shelf notice. We agree to use all commercially reasonable efforts (a) to cause the shelf registration statement to become or be declared effective as promptly as practicable after the shelf registration statement is filed but in no event more than 45 days after the delivery of the shelf notice and (b) use our reasonable best efforts to keep the shelf registration effective (other than during any blackout period) until the earlier of two years after the shelf registration becomes effective or such time as all of the applicable notes have been sold thereunder.

        We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the New Notes. We agree to supplement or make amendments to the shelf registration statement as and when required by the registration form used for the shelf registration statement or by the Securities Act or rules and regulations under the Securities Act for shelf registrations. We agree to furnish to certain holders copies of any such supplement or amendment prior to its being used or promptly following its filing. A holder that sells Old Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement applicable to such a holder (including certain indemnification rights and obligations).

        Notwithstanding anything to the contrary in the Registration Rights Agreement, upon notice to the holders of the notes, we may suspend use of the prospectus included in any Shelf Registration statement in the event that and for a period of time, or blackout period, not to exceed an aggregate of 60 days in any twelve-month period, (1) our board of directors reasonably and in good faith determines that the premature disclosure of a material event at such time could reasonably be expected to have a material adverse effect on our business, operations or prospects, or (2) the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and our board of directors reasonably and in good faith determines that any such disclosure could reasonably be expected to jeopardize the success of the transaction.

Additional Interest

        If we fail to meet the targets listed in the three paragraphs immediately following this paragraph, then the Company and the Subsidiary Guarantor agree to pay additional cash interest on the New Notes of 1.0% per annum, or Additional Interest (each event referred to in clauses (A) and (B) of each of the numbered paragraphs below constituting a registration default, and each period during which the registration default(s) has occurred and is continuing is a registration default period):

          1.     if (A) a registration statement on an appropriate registration form with respect to the exchange offer, or the Exchange Offer Registration Statement, is not filed with the SEC on or prior to the Filing Date or (B) notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the Registration Rights Agreement; or

          2.     if (A) the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 120th day after the Filing Date, or the Effectiveness Date or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the SEC on or prior to the date required by the Registration Rights Agreement; or

          3.     if (A) the exchange offer has not been completed within 30 business days after the Effectiveness Date or (B) any exchange registration statement or shelf registration statement required under the Registration Rights Agreement is filed and declared effective but thereafter is either withdrawn by us or becomes subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement (except as specifically permitted in the Registration Rights Agreement and including any blackout period permitting therein);

provided, however, (x) that the Additional Interest rate on the notes may not accrue under more than one of the foregoing clauses (1)–(3) at any one time and at no time shall the aggregate amount of Additional Interest accruing exceed 1.0% per annum, and (y) Additional Interest shall not accrue under clause (3)(B) above during the continuation of a blackout period; provided, further, however, that (a) upon the filing of the Exchange Offer Registration Statement or a shelf registration statement (in the case of clause (1) above), (b) upon the effectiveness of the Exchange Offer Registration Statement or a shelf registration statement (in the case of clause (2) above), or (c) upon the exchange of New Notes for all notes tendered (in the case of clause (3)(A) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (3)(B) above), Additional Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

        No Additional Interest shall accrue with respect to notes that are not Registrable Notes, as defined in the Registration Rights Agreement.

        Any amounts of Additional Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the notes.

Expiration Date; Extensions; Amendment

        The term "expiration date" means 12:00 midnight, New York City time, on            ,           , which is 20 business days after the commencement of the exchange offer, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

        In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right:

  (a)
  to delay accepting of any Old Notes, to extend the exchange offer or to terminate the exchange offer and not accept Old Notes not previously accepted if any of the conditions set forth under "Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

  (b)
  to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the Old Notes.

        We will notify you as promptly as practicable of any delay in acceptance, extension, termination or amendment. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner intended to inform the holders of the Old Notes of the amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during the extension period. Any such extension will be made in compliance with Rule 14d-4(d) of the Exchange Act.

        Without limiting the manner in which we may choose to publicly announce any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

        To tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

  •
  have the signatures on the letter of transmittal guaranteed if required by instruction 3 of the letter of transmittal; and

  •
  mail or otherwise deliver the letter of transmittal or the facsimile in connection with a book-entry transfer, together with the Old Notes and any other required documents.

        To be validly tendered, the documents must reach the exchange agent by or before 12:00 midnight, New York City time, on the expiration date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent on or prior to the expiration date.

        The tender by a holder of Old Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to effect the tender for those holders.

        The method of delivery of Old Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by or before 12:00 midnight, New York City time, on the expiration date. No letter of transmittal or Old Notes should be sent to us.

        Only a holder of Old Notes may tender Old Notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name Old Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

        Any beneficial holder whose Old Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Signatures on a letter of transmittal or notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an "eligible institution," unless the Old Notes are tendered: (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed therein, those Old Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the Old Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Old Notes.

        If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate that when signing, and unless waived by us, submit evidence satisfactory to us of their authority to act with the letter of transmittal.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered Old Notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes our acceptance of which, in the opinion of counsel for us, would be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes, must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give notification. Tenders of Old Notes will not be deemed to have been made until irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of Old Notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In addition, we reserve the right in our sole discretion to:

  (a)
  purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date or, as set forth under "Conditions," to terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

  (b)
  to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

        By tendering Old Notes pursuant to the exchange offer, each holder will represent to us that, among other things:

  (a)
  the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder;

  (b)
  the holder is not engaged in and does not intend to engage in a distribution of the New Notes;

  (c)
  the holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

  (d)
  the holder is not our "affiliate", as defined under 405 of the Securities Act, or, if the holder is an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Old Notes at the depository trust company, or DTC, for the purpose of facilitating the exchange offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the exchange agent's account with respect to the Old Notes in accordance with DTC's procedures for transfers. Although delivery of the Old Notes may be effected through book-entry transfer into the exchange agent's account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to the depository trust company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        Holders who wish to tender their Old Notes and

  (a)
  whose Old Notes are not immediately available or

  (b)
  who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the expiration date, may effect a tender if:

  (1)
  the tender is made through an eligible institution;

  (2)
  on or prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of the Old Notes and the principal amount of Old Notes tendered stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  (3)
  the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of Old Notes may be withdrawn at any time by or prior to 12:00 midnight, New York City time, on the expiration date.

        To withdraw a tender of Old Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

  (a)
  specify the name of the depositor, who is the person having deposited the Old Notes to be withdrawn;

  (b)
  identify the Old Notes to be withdrawn, including the certificate number or numbers and principal amount of the Old Notes or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  (c)
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the depositor withdrawing the tender; and

  (d)
  specify the name in which any such Old Notes are being registered if different from that of the depositor.

        All question as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, and our determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to the Old Notes withdrawn unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time on or prior to the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any New Notes for any Old Notes, and may terminate or amend the exchange offer on or before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC.

        If we determine in our reasonable discretion that the foregoing condition exists, we may:

  •
  refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders;

  •
  extend the exchange offer and retain all Old Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the Old Notes to withdraw their tendered Old Notes; or

  •
  waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered Old Notes which have not been withdrawn.

        If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

        Pursuant to the Registration Rights Agreement, we are required to file with the SEC a shelf registration statement with respect to the Old Notes as soon as reasonably practicable, but no later than the 45th business day after the time such obligation to file arises, as per Section 3 of the Registration Rights Agreement, and thereafter use all commercially reasonable efforts to cause the shelf registration statement to be declared effective as promptly as practicable after the shelf registration statement is filed but in no event more than 45 days following delivery of the shelf notice, if:

  (1)
  the exchange offer is not permitted by law or applicable interpretations of the staff of the SEC; or

  (2)
  the exchange offer is not consummated within 30 days from the date that the registration statement is declared effective by the SEC; or

  (3)
  in certain circumstances, certain holders of the registered New Notes so request; or

  (4)
  in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for the exchange offer, and is also the trustee under the indentures under which the New Notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York addressed as follows:

For Information by Telephone: (212) 815-3738
By Mail:	By Hand or Overnight Delivery Service:
The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street, 8 W New York, NY 10286 Attn: Ms. Beata Hryniewicka	The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street, 8 W New York, NY 10286 Attn: Ms. Beata Hryniewicka
By Facsimile Transmission: (212) 298-1915
(Telephone Confirmation) (212) 815-3738

Fees and Expenses

        We have agreed to bear the expenses of the exchange offer pursuant to the Registration Rights Agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

        We will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of The Bank of New York, as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The New Notes will be recorded at the same carrying value as the Old Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

Consequences of Failure to Exchange

        Holders of Old Notes who are eligible to participate in the exchange offer but who do not tender their Old Notes will not have any further registration rights, and their Old Notes will continue to be restricted for transfer. Accordingly, such Old Notes may be resold only:

  (a)
  to us, upon redemption of the Old Notes or otherwise;

  (b)
  so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A;

  (c)
  in accordance with Rule 144A under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us;

  (d)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (e)
  under an effective registration statement under the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of Old Notes should carefully consider whether to accept the terms and conditions of this exchange offer. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the exchange offer.

BUSINESS

Our Company

        We are an established designer, sourcer and marketer of a full line of women's career and casual sportswear separates. We have been in the women's apparel business since 1982 and market our products primarily under our Rafaella brand. We design, source and market pants, sweaters, blouses, t-shirts, jackets and skirts for all seasons of the year. Our in-house design staff develops our lines to include basic styling with updated features and colors using a variety of natural and synthetic fabrics. Using our design specifications, we outsource the production of our clothing line to manufacturers in Asia, primarily via our agent in Hong Kong, and sell directly to department, specialty and chain stores and off-price retailers. We have over 600 customers, representing over 3,800 individual retail locations. Our customers include some of the larger retailers of women's clothing in the United States.

Business Strengths

        We believe the following business strengths are instrumental to our success:

        The Rafaella brand represents a strong value proposition.    We believe the attractive design, high quality and competitive pricing of our products provides us with a competitive advantage. We design our products to appeal to our target market of women aged 30 to 55 and to retail at an opening-level price point in the "better" sportswear departments of our major department store customers. We believe our products generally retail in department and specialty stores at more than 20% below comparable products offered by our branded competitors, while offering equal or higher quality construction and fabric. Additionally, we believe that our products offer a superior fit that is consistent across our lines and from season to season, and that this is an important contributor to brand loyalty by consumers. We believe our focus on quality control, in addition to our effective sourcing strategy, enables us to offer high product value while maintaining strong margins.

        Low cost structure.    Our business model is based on maintaining a low overall cost structure that results in increased operating margins as sales increase. We minimize our product costs by sourcing products from Asia. We also integrate product development and sourcing, which enables us to have longer production runs with lower levels of variation resulting in more favorable pricing terms from our suppliers and contract manufacturers than if we had smaller production runs. Our substantial purchases of our higher-volume fabrics also enable us to negotiate favorable prices with our fabric suppliers. We do not own any manufacturing facilities, which allows us to be flexible in our product sourcing. Our cost of sales, as a percent of net sales, has remained relatively stable over the past four years, increasing slightly from 66.3% in fiscal 2002 to 66.9% in fiscal 2006. We operate small and efficient teams in design, production, sales and administration, and outsource to third parties our information technology functions and the majority of our credit and accounts receivable collections. SG&A expenses, as a percent of net sales, have remained consistently lower than other brands sold in the "better" sportswear department of department stores, increasing from 11.7% in fiscal 2002 to 13.5% in fiscal 2006 as our net sales increased 83.6% during such time period.

        Strong customer relationships.    We believe we have strong relationships with our customers. Our recent growth has primarily been the result of increased sales volumes with our top ten customers, which accounted for approximately 72% of revenues for fiscal 2006. We believe that our top customers are pleased with our products' performance in their stores and that they consider us to be an important vendor.

        Strong vendor relationships.    We believe we have established and maintained excellent relationships with high-quality manufacturers, fabric suppliers and agents. We have worked with many of our manufacturers for three to five years or longer. Since 1997, we have worked with the same principal agent based in Hong Kong for the majority of our product sourcing. These relationships facilitate our ability to control the quality of our products, achieve favorable pricing for production and ensure a reliable supply of products. We believe many of our vendors view us as a core client.

        Visibility into our business.    Throughout the year, we have a number of opportunities to adjust our production requirements and sales estimates based on discussions with our customers. We receive formal and informal input from our customers on a regular basis, while developing our upcoming lines, and gain insight on expected future demand. We also introduce our products to many current and prospective customers during market weeks, which occur four to six months ahead of the corresponding retail selling seasons. During market weeks, customers visit our showroom to view our casual and career lines for a particular retail season. During and shortly following market weeks, many customers give us non-binding indications as to their initial orders for that season. Historically, a very high percentage of these indications have translated into actual orders and sales. This provides us with volume and pricing information and an indication of the prevailing market demand for that season. We then refine our production plans in an effort to better meet the expected demand on a cost-effective basis.

        Experienced management team.    Our executive officers have an average of 20 years of experience in the apparel and apparel-related industries. Our CEO, Ms. Michalaros, served for five years as the President of the Tommy Hilfiger Womenswear Division prior to her joining us. Prior to Tommy Hilfiger, Ms. Michalaros spent eighteen years at Liz Claiborne, where her last position was that of President Liz Claiborne Casual. Our CFO, Mr. Spooner, had been part of the Cerberus operations team since 2004. Prior to joining Cerberus, Mr. Spooner was employed by General Electric for the prior twelve years, where his last role was CFO of a mutil-billion dollar service business. Ms. Mancino, our President of Sales and Planning, joined us with nearly 30 years of retail/apparel experience. Prior to joining Rafaella, Ms. Mancino was employed as Senior Vice President Sales, Retail Planning and In Store Services for five years by Tommy Hilfiger USA. Prior to that she was employed by Liz Claiborne for ten years, where her last position was serving as Vice President/General Manager of Sales for the Liz Claiborne casual division. Ms. Vowteras, our Executive Vice President Sourcing and Production, was previously employed as Vice President of Manufacturing for Garfield Marks for 2 1/2 years, as Senior Vice President of Production of Guess, Inc. for one year and with Reebok for eight years, where her last position was serving as Vice President for Worldwide Sourcing.

Business Strategy

        We intend to grow our business by pursuing the following strategies:

        Maintain our opening-level price point in the "better" sportswear departments.    We design our products to retail at the opening-level price point in the "better" sportswear departments of our major department store customers. We position our products in this manner because we believe the "better" market is a large market with more price flexibility than the lower priced "moderate" market. The opening-level price point in the "better" sportswear department is attractive to us because we believe that in times of increased consumer spending, we are able to capitalize on consumers moving up from the "moderate" sportswear department to the "better" sportswear department. Conversely, we believe that in times of reduced consumer spending, our brand attracts consumers who are seeking more value within the "better" sportswear department.

        Maintain focus on updated basic styles.    We believe that our focus on updated basic styles reduces our exposure to changing fashion trends. We believe the key attributes of our brand include:

  •
  fashion basics with updated features and colors;

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  superior and consistent fit;

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  high-quality construction and fabrics; and

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  competitive pricing that we believe typically is more than 20% below full-price offerings of comparable products by our branded competitors in department and specialty stores.

        Increase our penetration of the department and specialty stores channel.    Our department and specialty stores channel, which we define as all retail stores other than off-price retailers and private label sales, represented approximately 68% of our net sales in fiscal 2006 and is the most profitable and developed area of our business. We believe that selling our products in this channel enhances our brand. We strive to maintain and grow net sales in this channel by continuing to offer seasonal lines and expanding the selling of our basic pants styles under replenishment programs. Our replenishment programs provide our customers with quick shipments of our best-selling pants styles. This improves the sell-through of our garments for the retailers by providing sufficient inventory to meet consumer demand, enhancing our relationship with our customers. We intend to seek additional opportunities in this channel by pursuing under-penetrated accounts and establishing new relationships, using our in-house sales force. Additionally, we intend to maintain our relationships in the off-price retail channel, where we sell inventory at promotional prices, while still generating attractive margins.

        Maintain our focus on low cost sourcing.    We maintain a low product-sourcing cost by integrating our product development and sourcing. By focusing on updated basic styles and a limited number of design profiles, we are able to benefit from long production runs with little variation. This allows us to contract with our manufacturers, primarily in Asia, on favorable terms.

        Increase brand awareness and expand opportunistically.    We intend to increase awareness of our Rafaella brand by increasing our use of media-based advertising, specifically in-store and retailer catalogs. In addition, we believe that our expertise in designing, sourcing and marketing women's apparel offers growth opportunities. We have begun pursuing alternate distribution channels, such as private label business through Verrazano, Inc., our only subsidiary, and chain retailers. We are also expanding our product line to include additional product categories. Further, we may explore potential licensing opportunities and acquisitions in the future.

Products

        Our lines consist of fashion basics with updated features and colors. We design our products to appeal to our target market of women aged 30 to 55. Our products are divided into three broad categories based on size: Missy, Petite and Woman. The Missy category comprises traditional-sized clothing, whereas the Petite and Woman cater to smaller- and larger-framed women, respectively. We also categorize our clothing lines as Career or Casual. Career clothing consists of jackets, pants, skirts, shirts, blouses and sweaters designed to be worn primarily to work. Casual clothing is designed to be worn primarily as weekend wear and consists of pants, skirts, jackets, shirts and sweaters principally made of cotton-based fabrics. Recent fashion trends have led to a blurring of the distinctions between these categories, with women wearing Casual separates to work and Career separates for functions outside work.

        Our products are priced to retail at the opening level price-point in the "better" sportswear departments of our retail customers. Our pants, skirts, blouses and sweaters typically retail for $30 to $50 per item, t-shirts for $15 to $40 per item and jackets for $45 to $90 per item. We believe that our products are of an equal or higher quality than those of the competition, but retail in department and specialty stores at a lower price point than comparable branded products of our competitors.

Seasonality

        We present seasonal "lines" each year corresponding to the retail selling seasons, Spring, Summer, Fall and Holiday, and from time to time we may offer an additional line as a transition between the Summer and Fall retail selling seasons. Each line consists of complementary styles of pants, sweaters, blouses, t-shirts, jackets and skirts, which are sold as individual items, but which may be coordinated into complete outfits. In fiscal 2006, our Spring line consisted of 178 styles, our Summer line consisted of 127 styles, our Fall line consisted of 103 styles and our Holiday line consisted of 89 styles. Each style in our lines comes in a variety of colors and/or patterns. Fabrics include cotton and cotton blends, synthetics and synthetic blends, silk and silk blends, wool and wool blends and linen, depending upon the season and clothing style. Our lines are marketed principally under our Rafaella brand.

Design

        Our design team, operating out of our headquarters in New York, is responsible for the development of new products and our seasonal lines according to our merchandising calendar. The team includes staff designers and assistant designers, with computer-aided design capabilities, in addition to a color and print specialist. Each member of the team has responsibility for certain products, creating several groupings for a given season.

        The design staff interprets emerging trends in fashion, and receives market feedback from our management and sales force, in order to stay abreast of new design concepts. This information is used to develop preliminary expectations for the composition and basic silhouettes of the next line. With this guidance, the design team develops initial sketches or prototype garments in our New York office reflecting line concepts and style ideas. From these concepts, certain styles are selected for further development and the design team, in conjunction with management, begins to select colors and fabrics for the line. Fabric samples are ordered in each pattern and color. Using the sample fabrics, more refined prototype garments are made, either in our New York office or by contract manufacturers. These refined prototypes are used for display in the showroom during the applicable market week. The line is further refined based on customer feedback during the market week.

Product Sourcing and Distribution

        We contract for the manufacture of our products exclusively with third-party manufacturers and do not own or operate any manufacturing facilities. During fiscal 2006, all of our merchandise purchases were sourced from Asian manufacturing companies. In the future, we may source from other economically feasible countries, including Peru. Outsourcing our products allows us to maximize production flexibility, while avoiding significant capital expenditures, work-in-process inventory build-ups and costs associated with managing a larger production force.

        We utilize individual purchase orders specifying the price, quantity and design specifications of the merchandise to be produced, mostly secured by letters of credit. We do not have long-term, formal arrangements with our manufacturers, and we continually seek additional suppliers for our production needs to provide additional capacity and flexibility as needed. We believe we have established and maintained excellent relationships with high-quality manufacturers, fabric suppliers and agents. These relationships facilitate our ability to control the quality of our products, achieve favorable pricing for production and ensure a reliable supply of products. We believe that we are not dependent on any particular supplier and, if necessary, can replace in a timely manner any supplier at a similar cost and quality.

        Since 1997, we have worked with the same principal buying agent based in Hong Kong for the majority of our product sourcing. This agent serves as a non-exclusive buying agent for manufactured goods in Asia, principally China, Hong Kong, Taiwan and Vietnam. This agent identifies and qualifies contract manufacturers, administers and coordinates production, and manages the quality control process for production administered and coordinated by this agent as well as when we utilize certain other agents in Asia. Compensation to our agents is based on a percentage of the full cost of the finished garment before shipping costs and customs duties.

        We source fabric for many of our manufacturers. Due to our large annual purchases of our higher volume fabrics, we have been able to negotiate favorable pricing with our fabric suppliers. We negotiate directly with our suppliers for the purchase of required fabrics, which are purchased either directly by us or by our manufacturers under our directions.

        We have a comprehensive quality control program that begins overseas to ensure that raw materials and finished goods meet our specifications for design, fit and quality. Fabric purchases are inspected upon receipt at the manufacturers' facilities, and prior to commencement of production. Inspections are handled by representatives of our buying agents as well as our manufacturers' staffs. Quality control inspectors also inspect finished goods before shipment to the U.S., as well as once they reach our warehouse and distribution facility located in Bayonne, New Jersey. Management believes that our low return rate on defective merchandise is largely due to our rigorous quality control processes.

        We utilize a centralized distribution system, under which most merchandise is received, processed and distributed through our Bayonne, New Jersey facility. From this facility, merchandise is inspected, packed and shipped to our customers via common carriers. To facilitate the distribution process and control warehouse costs, all of our products, other than those ordered to support our replenishment programs, are packaged into pre-established packages, or pre-packs, prior to being shipped to our Bayonne facility. Each pre-pack contains four or six garments, in a single style and color, and in a preset range of sizes. We offer three pre-pack size ranges in Missy, two in Petite and one in Woman. Management believes the use of pre-packs helps minimize our distribution costs and reduce shipping errors and reduces our risk of unsold inventory in an undesirable assortment of sizes that may be difficult to sell at acceptable gross profit margins.

        Many of our customers have developed their own extensive individual policies and procedures regarding virtually all aspects of shipping and product packaging and presentation, including, among others, standards for hangers, shipping boxes, labels, shipping procedures, barcoding and hangtags.

        Before we ship orders to our customers, we confirm that the products and procedures being followed comply with the relevant standards in order to avoid the financial penalties imposed by the customer for non-compliance with their policies and procedures. We use a system, which was developed to ensure compliance, that includes automation of certain components, such as the submission of advance shipping notices to our customers, scheduled for several hours in advance of each customer's deadline for such notices. In addition, we monitor each customer's policies and procedures guidelines, review all customer manuals on a regular basis and modify our systems accordingly.

Sales, Marketing and Advertising

        We maintain a direct sales force that operates out of our New York showroom. Our direct sales force is compensated exclusively on a salaried basis with a discretionary annual performance bonus. This in-house sales force, together with management, accounted for more than 96% of our fiscal 2006 sales. We also have independent, non-exclusive sales representatives operating in various regions of the U.S. who are compensated exclusively on a commission basis. These sales representatives accounted for less than 4% of our fiscal 2006 sales.

        We introduce our products to existing and prospective customers during market weeks, which occur four to six months ahead of the corresponding retail selling seasons. During market weeks, customers visit our showroom to view our Casual and Career lines for the applicable retail season. During and shortly following market weeks, many of our customers provide us with non-binding indications as to their initial orders for that season. Historically, a very high percentage of these indications have translated into actual orders and sales. As a result, we are able to gather information that enables us to refine our production plans to better meet the anticipated demand on a cost-effective basis.

        To date, we have not focused on media-based advertising but instead have relied on in-store displays of our clothing lines, together with our attractive products and strong value proposition, to encourage purchases by our target end customer. We intend to increase our use of media-based advertising, specifically billboard and magazine advertisements.

Customers

        Our principal customers are department and specialty stores. The department and specialty stores channel represented approximately 68% of our total sales in fiscal 2006 and the other approximately 32% of our total sales in fiscal 2006 were to off-price retailers and private label customers. While certain of our customers consist of separate department and specialty store chains or off-price retailers with common ownership, these customers have separate purchasing departments and are therefore viewed by us as separate customers. Divisions of Federated (when viewed on a common ownership basis), Belk and Kohl's, our three largest customers, accounted for 32%, 17% and 13%, respectively, of our total sales in fiscal 2006.

        We believe we have strong relationships with our customers. We have over 600 customers, representing over 3,800 individual retail store locations. Our recent growth has primarily been the result of increased sales volumes with our top ten customers which accounted for approximately 72% of revenues for fiscal 2006. Overall net sales have grown at a compound annual growth rate, or CAGR, of 16% from fiscal 2002 to fiscal 2006. We believe many major retailers are continuing to consolidate their women's apparel suppliers by purchasing from a select group of established brand name vendors, such as our company. We are continuing to seek new relationships and expand our presence to new points of sale.

Competition

        The retail apparel industry is highly competitive and fragmented. Our competitors include numerous apparel designers, manufacturers, importers, licensors and our own customers' private label programs, many of which are larger and have greater financial and marketing resources than we have available to us. We believe that the principal competitive factors in the industry are:

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  consistent fit;

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  product quality;

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  styling;

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  price;

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  brand name and brand identity; and

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  reliability of deliveries.

        We strive to focus on these points and respond quickly to customer demands with our range of products and our ability to operate within the industry's production and delivery constraints. We believe that our continued dedication to customer service, product assortment and consistency, quality control and pricing enable us to compete effectively. We believe that our established brand and relationships with retailers have resulted in a loyal following of consumers.

Trademarks

        The "Rafaella" and "V Verrazano" (stylized) brand names, which are our material trademarks, are registered in the United States and in certain foreign jurisdictions for use in the women's sportswear market. We do not have rights to these marks for other product categories. We regard these trademarks and other proprietary rights as valuable assets and from time to time we take action to protect our trademarks against infringement.

Information Systems

        We have no dedicated information technology team and rely on third-party providers for telecommunications, Electronic Data Interchange, or EDI, applications and other support. Our financial and operational information and reporting needs are met by a software package written exclusively for apparel companies and further customized for our needs by a third-party software development and maintenance firm. We lease all of our computer equipment and contract with third parties to maintain backup systems.

        Our customers can elect to use EDI to trade and process orders with us on a simplified and expedited basis. We use EDI with certain customers to provide advance-shipping notices, process orders and conduct billing operations. In addition, certain other customers use EDI to communicate to us their weekly inventory requirements on a store-by-store basis. As of June 30, 2006, we had 20 customers that use EDI to communicate with us. In fiscal 2006, total sales to these customers were approximately 82% of our overall total sales.

Imports, Import Restrictions and Other Government Regulations

  Imports and Import Restrictions

        Our transactions with our foreign suppliers are subject to the risks of doing business abroad. Imports into the United States are affected by, among other things, the cost and availability of transportation of the products and the imposition of import duties and restrictions. The countries that we source our products from may, from time to time, impose new quotas, tariffs, duties or other restrictions or adjust prevailing quota, duty or tariff levels, which could affect our ability to import products at the current or increased levels. Imports into the United States can also be assessed with punitive antidumping duties or countervailing duties when goods are shipped to the U.S. at less than fair value (dumping) or with subsidies from the exporting nation. In the case of affirmative determinations by the U.S. Commerce Department and the U.S. International Trade Commission, antidumping duties may be assessed in the case of dumping and countervailing duties may be assessed in the case of government subsidies. Bills have been introduced and are pending in Congress which, if enacted, would make it easier for U.S. companies to file and prevail in countervailing duty cases against China. The bills would hold China accountable for currency manipulation under the countervailing duty laws. To the extent that this legislation may encourage U.S. manufacturers to file countervailing duty petitions, such petitions could have a serious impact on imports from China. If countervailing duties are imposed, this could substantially increase the cost of importing products from China. In order to eliminate the subsidy finding, China could further alter its currency system, affecting the exchange rate and increasing the cost of goods from China. Even when a countervailing duty petition is ultimately unsuccessful, it can have a disruptive effect on imports from the exporting country while the case is pending as a result of the uncertainty as to a possible countervailing duty assessment. We cannot predict the likelihood or frequency of any such events occurring.

        On December 31, 2004, quotas imposed by members of the World Trade Organization, including the United States, on all imports of textiles and clothing were eliminated pursuant to the World Trade Organization Agreement on Textiles and Clothing. In anticipation of and subsequent to the elimination of these import quotas, a number of petitions were filed with the U.S. government by U.S.-based textile and clothing manufacturing companies and industry organizations requesting protection from the harm anticipated to result to the U.S. textile and clothing industries from unrestricted imports from China. In May 2005, after litigation in the U.S. Court of International Trade and The Court of Appeals for the Federal Circuit, quotas were imposed on cotton shirts, pants and underwear imported from China based on affirmative decisions in safeguard cases self initiated by the CITA.

        On November 8, 2005, the governments of the United States and China entered into a Memorandum of Understanding that took effect on January 1, 2006, and that established agreed quota levels on several textile categories, including products imported by us. The quota agreement, which extends to December 31, 2008, allows for annual import growth in all categories. The bilateral agreement eliminates some of the uncertainty inherent in unilateral safeguard actions. To the extent our suppliers are not able to acquire sufficient amounts of import quota for covered products or the cost of acquiring such quota increases, we may be limited or prevented from acquiring products from our foreign suppliers based in China or the cost of our products imported from China may rise, in which case our operations could be seriously disrupted and our business negatively impacted until alternative suppliers are found. In addition, the Chinese government has adopted a tax on exports of textiles and apparel from China to the United States in an effort to slow an anticipated surge in such exports. Such tax on exports will increase the cost of products imported by us from China.

        We monitor these and other duty, tariff and quota related developments and continually seek to minimize our potential exposure to quota related risks through, among other measures, shifts of production among countries and manufacturers.

        In addition to the factors outlined above, our import operations may be adversely affected by political or economic instability resulting in the disruption of trade from exporting countries, any significant fluctuations in the value of the dollar against foreign currencies and restrictions on the transfer of funds.

  Other Government Regulation

        We are subject to federal, state and local laws and regulations regarding our business. These include the Consumer Product Safety Act, the Textile Fiber Product Identification Act, the Flammable Fabric Act and the rules and regulations of the Federal Trade Commission and the Consumer Product Safety Commission, or the CPSC. Under the Flammable Fabrics Act, we have elected to file a continuing guaranty with the CPSC and, in connection with this continuing guaranty, we are required to maintain written records that show that the guaranty is based on test results which demonstrate conformance with reasonable and representative tests prescribed by the CPSC. We believe that we are in compliance in all material respects with all applicable governmental regulations.

Facilities

        We maintain our headquarters in a 30,000 square foot office facility at 1411 Broadway in New York, New York. The headquarters houses our design studio and sales showroom, in addition to our sourcing, finance and administrative functions. Our warehouse and distribution facility occupies approximately 114,000 square feet in Bayonne, New Jersey. Both facilities are leased at market rents, with the leases in New York and New Jersey expiring in January 2013 and December 2007, respectively. In addition, we lease third-party storage and distribution facilities on a month-to-month basis and pay a fee per item shipped by the third party on our behalf. We own no real property or facilities.

Employees

        As of June 30, 2006, we had approximately 155 employees, of whom approximately 67 were employed in New York and approximately 88 were employed in New Jersey. We are not a party to any labor agreements and none of our employees are represented by a union. We consider our relationship with our employees to be good and have not experienced any interruption of our operations due to labor disputes with our employees.

Legal Proceedings

        In the ordinary course of business from time to time, we become involved in various legal proceedings. Except as described below, we are not aware of any pending legal proceedings.

        On January 16, 2004, our predecessor received a letter from U.S. Customs and Border Protection (Department of Homeland Security) making arrangements for a Pre-Assessment Survey (PAS) of our predecessor's 2003 fiscal year as part of a Focused Assessment to determine if our importing process is in compliance with U.S. Customs laws and regulations. On September 8, 2004, we had an Entrance Conference with U.S. Customs to discuss the results of the PAS. The PAS concluded that "although the company demonstrated that operationally they are conducting Customs transactions in an efficient and adequate operating system(s), [from] the lack of written internal controls, policies and procedures [it] appears that these system(s) are weak" The PAS cited a few examples leading to their conclusion, including:

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  lack of a formally documented internal control to assure that the value of imports is properly declared;

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  lack of a formally documented internal control to assure that classification is correctly declared;

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  internal control of value is not periodically tested and results documented; and

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  internal control over classification is not periodically tested and results documented.

        However, the PAS also noted that:

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  U.S. Customs had not identified any risks related to value and implemented control mechanisms; and

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  U.S. Customs had not identified any risks related to classification and implemented control mechanisms.

        As a result of the PAS conclusions, U.S. Customs initiated Assessment Compliance Testing (ACT). Based on an exit conference held with the Customs Service on March 28, 2005, we were required to develop a draft Compliance Improvement Plan (CIP) to address the deficiencies in documentation of internal controls uncovered during the Focused Assessment. Subsequent to the exit conference, a report was issued which indicated areas in which we were found to be deficient. We believe that we have addressed these issues and have submitted a comment letter to U.S. Customs stating as such, which we have requested to have appended to the report. With respect to value, the report found us to be an acceptable risk and determined that no loss of revenue occurred as a result of our valuation of our products. As part of the CIP, we have prepared and implemented a written policy and procedures manual which includes documentation of our internal controls relating to customs matters, a copy of which was submitted to U.S. Customs. No customs revenue issues or violations were uncovered, and no additional duty is owed by us.

MANAGEMENT

        The following table sets forth certain information regarding the members of our board of directors and executive officers, as of June 30, 2006.

Name	Age	Position
Christa Michalaros	45	Chief Executive Officer and Director
Chad Spooner	35	Chief Financial Officer
Rosemary Mancino	50	President of Sales and Planning
Nichole Vowteras	50	Executive Vice President—Sourcing and Production
Stuart Elias	75	Secretary, Treasurer and Controller
George Kollitides	36	Director
Kurt Larsen	42	Director
Vanessa Castagna	56	Director
Ronald Frankel	69	Director
Robert Newman	62	Director

        Christa Michalaros became our Chief Executive Officer and one of our directors on April 25, 2006. From 1999 to 2005, Ms. Michalaros served as the President of the Tommy Hilfiger Womenswear Division. Before joining Tommy Hilfiger, Ms. Michalaros was at Liz Claiborne from 1981 to 1999. At Liz Claiborne, Ms. Michalaros moved up through the sales organization in positions of increasing responsibility in their casual and career divisions. Her last position at Liz Claiborne was the President of Liz Claiborne Casual, a nearly one billon dollar division. All of the aforementioned companies are principally in the business of women's apparel.

        Chad Spooner has been our Chief Financial Officer since June 20, 2005, and prior to that, was part of the Cerberus operations team since 2004. Prior to joining Cerberus, Mr. Spooner was employed by GE, from 1993 to 2004. During his tenure at GE, Mr. Spooner held various positions in manufacturing and finance. Mr. Spooner held assignments in sourcing, engineering and manufacturing in GE's Manufacturing Management Program. Subsequent to that, Mr. Spooner spent several years on GE's Corporate Audit Staff, where he audited numerous GE industrial and financial services businesses. He then went on to serve as a Finance Manager for GE Healthcare Europe in Paris, France. Mr. Spooner was then promoted to GE's Corporate Financial Planning and Analysis Group, where he covered the financial performance of numerous GE businesses. Following that role, Mr. Spooner became the CFO for GE Energy's Contractual Service business, a global multi-billion dollar turbine maintenance business.

        Rosemary Mancino became our President of Sales and Planning on June 23, 2006. Ms. Mancino joined Rafaella with nearly 30 years of retail/apparel experience. Prior to joining the Rafaella, Ms. Mancino was employed as Senior Vice President Sales, Retail Planning and In Store Services for five years by Tommy Hilfiger USA. Prior to that she was employed by Liz Claiborne for ten years, where her last position was serving as Vice President/General Manager of Sales for the Liz Claiborne casual division. All of the aforementioned companies are principally in the business of women's apparel.

        Nichole Vowteras became our Executive Vice President-Sourcing and Production on May 1, 2006. Prior to her joining Rafaella as Vice President-Sourcing and Production, Ms. Vowteras was employed as Vice President of Manufacturing for Garfield Marks for 2 1/2 years, as Senior Vice President of Production for Guess, Inc. for one year and with Reebok for eight years, where her last position was serving as Vice President of Worldwide Sourcing. All of the aforementioned companies are principally in the business of women's apparel and footwear.

        Stuart Elias is our Secretary, Treasurer and Controller and has been employed by our predecessor as Secretary, Treasurer and Controller since December 1999. Mr. Elias served as production manager of our predecessor from June 1998 through December 1999, and was responsible for accounting, finance, information technology, insurance and personnel. Mr. Elias has held various positions in the apparel industry for over 30 years, and he started his career as an accountant at A. Wilson & Company, CPAs. Prior to working with our predecessor, Mr. Elias worked at Suits on the Run, Inc. from 1994 to 1997, where he held the position of Executive Vice President. In this capacity, he was responsible for finance and all operations other than Purchasing. Prior to this, Mr. Elias was a partner in two apparel manufacturing companies, and held various senior executive positions in the apparel industry.

        George Kollitides is one of our directors. Mr. Kollitides is a Senior Vice President in Cerberus' Private Equity Group where he focuses on middle market LBOs and Leveraged Financings. From 2001 to 2003, Mr. Kollitides was President and Managing Director of TenX Capital Management, a special situations investor affiliated with Cerberus, where he was responsible for over $180 million of investments. Prior to joining TenX, Mr. Kollitides actively invested in numerous private equity transactions for Catterton Partners, a middle market private equity group from 1998 to 2001. Prior to joining Catterton, Mr. Kollitides held various positions of increasing responsibility at General Electric Capital in the Equity, Corporate Finance, and Corporate Restructuring Groups, focusing on leveraged recapitalizations, reorganizations, change of control transactions and minority equity investments from 1990 through 1997. Mr. Kollitides sits on boards of IAP Worldwide Services, General Fiber Communications and LNR Property Holdings Ltd. and certain of its subsidiaries.

        Kurt Larsen is one of our directors. Mr. Larsen is currently a Managing Director at Cerberus. Prior to joining Cerberus in 2003, Mr. Larsen served as the Managing Partner of Black Diamond Capital Partners, a private equity firm which he founded, and directed the investment of over $245 million of private equity capital in six companies. Prior to founding Black Diamond Capital Partners in 1997, Mr. Larsen was a Principal at Aurora Capital Group where he worked from 1992 to 1997. Prior to his experience at Aurora Capital Group, Mr. Larsen worked as an Associate at both WSGP Partners, a private equity firm founded by William E. Simon, and Drexel Burnham Lambert Inc. in Beverly Hills, CA.

        Vanessa Castagna is one of our directors. Ms. Castagna is the current Chairwoman of Mervyn's, a discount department store chain, and a consultant to Cerberus. She served as an Executive Vice President, Chairman and Chief Executive Officer, JCPenney Stores, Catalog and Internet for J.C. Penney Company, Inc. from March 2003 to November 2004 and for JCP from July 2002 to November 2004. Ms. Castagna served as Executive Vice President, President and Chief Operating Officer of JCPenney Stores, Catalog and Internet from May 2001 to March 2003 and from 1999 to May 2001, she served as Executive Vice President and Chief Operating Officer of JCPenney Stores, Merchandising and Catalog. Prior to joining J. C. Penney Company, Inc., Ms. Castagna served as Senior Vice President and General Merchandise Manager for women's and children's accessories and apparel at Wal-Mart Stores Division since 1996. Ms. Castagna's responsibilities at Wal-Mart also included product, trend and brand development for family apparel. She joined Wal-Mart in 1994 as Senior Vice President and General Merchandising Manager for home décor, furniture, crafts and children's apparel. Prior to joining Wal-Mart, Ms. Castagna served in several senior level positions in the retailing industry, including Senior Vice President, General Merchandising Manager for women's and juniors for Marshalls stores, a division of TJX Companies, and Vice President of Merchandising of Women's at Target Stores, a division of Dayton Hudson Corporation now known as Target Corporation. Ms. Castagna began her retailing career at Federated Department Stores in multiple buying and merchandise management positions from 1972 through 1985.

        Ronald Frankel is a member of our Board of Directors and has been employed by our predecessor since co-founding Rafaella Sportswear, Inc. in 1982. Prior to founding our predecessor, Mr. Frankel worked as an independent sales representative selling the Booth Bay and Mr. Thompson lines of women's wear, worked as an in-house sales representative for YSL Sportswear and managed a start-up division at Bodin Apparel, Inc, a women's apparel company. Mr. Frankel has held various positions in the apparel industry for over 40 years.

        Robert Newman is a member of our Board of Directors and has been employed by our predecessor as Vice President-Sales since 1992. Mr. Newman has held sales positions in the apparel industry for over 36 years. Prior to working with our predecessor, Mr. Newman was an outside sales representative for several apparel lines, including Rafaella, from 1984 to 1992.

Compensation of Executive Officers

        The following table summarizes compensation awarded or paid during fiscal 2006, the period ended June 30, 2005 and fiscal 2004 to our Chief Executive Officers and five other most highly compensated individuals.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	All Other Compensation(2) ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Glenn Palmer Former Chief Executive Officer(1)	2006 2005 2004	600,000 11,538 —	275,000 — —	— 349 —	— — —	111,111 — —	— —	— — —
Robert Newman Former Vice President —Sales and Marketing(3)	2006 2005 2004	436,468 359,657 366,573	— — —	40,538 21,957 11,407	— — —	— — —	— — —	— — —
Christa Michalaros Chief Executive Officer	2006 2005 2004	118,462 — —	60,000 — —	— — —	— — —	444,444 — —	— — —	— — —
Chad Spooner Chief Financial Officer	2006 2005 2004	325,000 6,250 —	325,000 100,000 —	22,404 349 —	— — —	250,000 — —	— — —	— — —
Nicole Vowteras Executive Vice President Sourcing and Production(4)	2006 2005 2004	61,538 — —	— — —	1,216 — —	— — —	111,111 — —	— — —	— — —
Stuart Elias Secretary, Treasurer and Controller	2006 2005 2004	150,000 120,577 122,308	35,000 240,000 30,000	7,180 5,761 5,596
Asher Haddad Former Vice President —Warehouse and Distribution(5)	2006 2005 2004	203,846 200,000 197,692	— — —	21,055 22,262 23,646

(1)
Glenn Palmer served as our Chief Executive Officer from June 20, 2005 – April 20, 2006.

(2)
Represents amounts contributed to 401(k) plan accounts, medical benefits, and unused paid vacation for retiring officers.

(3)
Mr. Newman ceased to be employed by us as of June 20, 2006.

(4)
Ms. Vowteras commenced her employment with us on May 1, 2006.

(5)
Mr. Haddad ceased to be employed by us as of June 20, 2006.

Compensation of Directors

        We may, but are not obligated to, pay members of our Board of Directors, who are not our employees and are not affiliated with Cerberus directors fees equal to $50,000 per annum plus stock options equal to 1/10 of 1% of our fully diluted common stock.

        Members of our Board of Directors who are either our employees or affiliated with Cerberus receive no separate compensation for serving on the Board of Directors. All members of our Board of

Directors are reimbursed for actual expenses incurred in connection with attendance at meetings of the Board of Directors and of committees of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

        We have recently formed a compensation committee. The compensation committee is primarily concerned with administering programs and policies regarding the compensation of executive officers and employee benefit plans. The committee is responsible for determining compensation of our executive officers and other employees and overseeing the administration of all employee benefit plans and programs. Our compensation committee is comprised of Kurt Larsen, Ronald Frankel and Christa Michalaros. There are no compensation committee interlocks (i.e., none of our executive officers serves as a member of the board or the compensation committee of another entity that has an executive officer serving on our Board of Directors or on the compensation committee thereof).

Consulting and Employment Agreements

        Christa Michalaros.    On April 24, 2006, we entered into an Employment Agreement with Christa Michalaros (the "Michalaros Employment Agreement"). Under the Michalaros Employment Agreement, Ms. Michalaros commenced her employment as Chief Executive Officer of Rafaella on April 25, 2006. The Michalaros Employment Agreement and Ms. Michalaros' terms of employment expire on June 30, 2007, but will be renewed automatically for additional one-year periods unless sixty days prior written notice is given by either party in advance of any renewal date. Ms. Michalaros received a $60,000 signing bonus from us, and her annual base salary is $700,000. Ms. Michalaros is also eligible to receive an annual bonus, based on the achievement of performance measures derived from our annual business plan presented by management and approved by our board of directors, with the annual bonus potential to be a target of 100% of her base salary up to a maximum of 200% of base salary. For fiscal year 2007, Ms. Michalaros will receive a bonus of no less than $350,000. In addition, the Michalaros Employment Agreement provides that Ms. Michalaros is eligible to participate in all benefit programs that may be available to our other senior executives and take four weeks of paid vacation annually.

        The Michalaros Employment Agreement also provides that Ms. Michalaros will receive an option to purchase 444,444 shares of our common stock, par value $.01 per share (the "Michalaros Option"). The Michalaros Option was granted under our Equity Incentive Plan, pursuant to a stock option agreement that provides, among other things, that the exercise price of the Michalaros Option is $5.33 per share and that the Michalaros Option vests in four equal annual installments beginning on April 25, 2007.

        Under the Michalaros Employment Agreement, we may terminate Ms. Michalaros' employment with or without "cause," as defined in the Michalaros Employment Agreement. If Ms. Michalaros' employment is terminated without cause or she resigns for "good reason" (as defined in the Michalaros Employment Agreement) or if we elect not to renew the employment term, in addition to receiving accrued base salary and accrued benefits to the date of termination, Ms. Michalaros will receive, after executing and not revoking a general release, (i) continued base salary for twelve months, (ii) a prorated bonus equal to the bonus earned as of the date of termination based on the achievement of prorated performance measures for the year of termination, or if her employment terminates in the first year of the term, the minimum guaranteed bonus and (iii) payment for accrued but unused vacation days.

        If Ms. Michalaros elects not to renew the Michalaros Employment Agreement and the term of her employment, Ms. Michalaros will receive accrued base salary and accrued benefits to the date of termination plus the annual bonus for the fiscal year in which her employment terminates, or the $350,000 minimum bonus, if she elects not to renew in fiscal year 2007. In addition, we may elect to continue to pay to Ms. Michalaros base salary for twelve months following the end of the term in exchange for Ms. Michalaros' agreement to be bound by the twelve-month non-competition and non-solicitation covenants in the Michalaros Employment Agreement and her execution, without revocation, of a general release.

        The Michalaros Employment Agreement also contains confidentiality provisions, as well as non-competition and non-solicitation covenants during the employment term and continuing for twelve months following the date of Ms. Michalaros' termination of employment for any reason other than Ms. Michalaros' election not to renew the term of her employment, except as described in the preceding paragraph.

        Chad J. Spooner.    Mr. Spooner entered into a one-year employment agreement with us effective upon the consummation of the Acquisition Transactions that is renewable for one-year terms thereafter (the "Spooner Employment Agreement"). The Spooner Employment Agreement provides for a base salary of $400,000 for Mr. Spooner for fiscal 2007 and an annual bonus under a plan established by us in an amount to be determined by our Board of Directors based upon achievement of appropriate performance targets to be determined by our Board of Directors derived from our annual business plan as presented by our management and approved by our Board of Directors. Mr. Spooner's target bonus is 75% of his base salary. In addition, Mr. Spooner is entitled to participate in all benefit plans offered to other senior executives and is eligible to participate in our Equity Incentive Plan. See "—Equity Incentive Plan." Mr. Spooner received an initial grant equal to approximately 2.25% of our outstanding capital stock on a fully-diluted, as converted basis as of the date we consummated the Acquisition Transactions.

        Under the Spooner Employment Agreement, we may terminate Mr. Spooner's employment with or without "cause," as defined in the Spooner Employment Agreement. If Mr. Spooner's employment is terminated by us without "cause," in addition to receiving accrued base salary and accrued benefits to the date of termination, Mr. Spooner will receive, after executing and not revoking a general release, (i) his base salary for twelve months from the date of termination, (ii) payment for accrued and unused vacation days, (iii) a prorated bonus equal to the bonus earned as of the date of termination based on the achievement of performance targets derived from our annual business plan for the year of termination as measured on the date of termination and (iv) reimbursement of health insurance premiums for up to twelve months after the date of termination to the extent he is eligible for and elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). If Mr. Spooner's employment is terminated due to our election not to renew the employment term, in addition to receiving accrued base salary and accrued benefits to the date of termination, Mr. Spooner will receive, after executing and not revoking a general release, (i) his base salary for twelve months from the date of termination and (ii) reimbursement of health insurance premiums for up to twelve months after the date of termination to the extent he is eligible for and elects continuation coverage under COBRA.

        The Spooner Employment Agreement also contains confidentiality provisions, as well as a non-competition covenant during the employment term and continuing for twelve months following the date of Mr. Spooner's termination of employment if Mr. Spooner's employment is terminated by us for any reason and a non-solicitation covenant during the employment term and for twelve months following the date of Mr. Spooner's termination of employment for any reason.

        Rosemary Mancino.    On June 23, 2006, we entered into an Employment Agreement with Rosemary Mancino (the "Mancino Employment Agreement"). Under the Mancino Employment Agreement, Ms. Mancino commenced her employment as President of Sales and Planning of Rafaella on August 14, 2006. The Mancino Employment Agreement and Ms. Mancino's term of employment shall continue in effect until terminated by either party as provided in the Mancino Employment Agreement. Ms. Mancino's annual base salary is $400,000. Ms. Mancino is also eligible to receive an annual bonus, based on her performance and at the discretion of her manager. Ms. Mancino's target bonus is 50% of her base salary, and her bonus is not subject to a cap. In addition, the Mancino

Employment Agreement provides that Ms. Mancino is eligible to participate in all benefit programs that may be available to our other senior executives and take four weeks of paid vacation annually.

        The Mancino Employment Agreement also provides that Ms. Mancino will receive an option to purchase 111,111 shares of our common stock, par value $.01 per share (the "Mancino Option"). The Mancino Option was granted under our Equity Incentive Plan, pursuant to a stock option agreement that provides, among other things, that the exercise price of the Mancino Option is $5.33 per share and that the Mancino Option vests in four equal annual installments beginning on June 21, 2007.

        Under the Mancino Employment Agreement, we may terminate Ms. Mancino's employment with or without "cause," as defined in the Mancino Employment Agreement. If Ms. Mancino's employment is terminated without cause, in addition to receiving accrued base salary and accrued benefits to the date of termination, Ms. Mancino will receive, after executing and not revoking a general release, continued base salary for six months.

        If Ms. Mancino resigns for any reason, Ms. Mancino will receive accrued base salary and accrued benefits to the date of termination. In addition, we may elect to continue to pay Ms. Mancino's base salary for six months following her termination in exchange for Ms. Mancino's agreement to be bound by the six-month non-competition and non-solicitation covenants in the Mancino Employment Agreement and her execution without revocation of a general release.

        The Mancino Employment Agreement also contains confidentiality provisions, as well as non-competition and non-solicitation covenants during the employment term and continuing for the period of time during which she is receiving severance payments.

        Nichole Vowteras.    On May 1, 2006, we entered into an Employment Agreement with Nichole Vowteras (the "Vowteras Employment Agreement"). Under the Vowteras Employment Agreement, Ms. Vowteras commenced her employment as Executive Vice President Sourcing and Production of Rafaella on May 1, 2006. The Vowteras Employment Agreement and Ms. Vowteras' term of employment shall continue in effect until terminated by either party as provided in the Vowteras Employment Agreement. Ms. Vowteras' annual base salary is $400,000. Ms. Vowteras is also eligible to receive an annual bonus, based on annual pre-tax profits under a plan established by us. Ms. Vowteras' target bonus is 50% of her base salary. In addition, the Vowteras Employment Agreement provides that Ms. Vowteras is eligible to participate in all benefit programs that may be available to our other senior executives and take three weeks of paid vacation annually.

        The Vowteras Employment Agreement also provides that Ms. Vowteras will receive an option to purchase 111,111 shares of our common stock, par value $.01 per share (the "Vowteras Option"). The Vowteras Option was granted under our Equity Incentive Plan pursuant to a stock option agreement that provides, among other things, that the exercise price of the Vowteras Option is $5.33 per share and that the Vowteras Option vests in four equal annual installments beginning on June 21, 2007.

        Under the Vowteras Employment Agreement, we may terminate Ms. Vowteras' employment with or without "cause," as defined in the Vowteras Employment Agreement. If Ms. Vowteras' employment is terminated without cause, in addition to receiving accrued base salary and accrued benefits to the date of termination, Ms. Vowteras will receive, after executing and not revoking a general release, continued base salary for six months.

        The Vowteras Employment Agreement also contains confidentiality provisions, as well as non-competition and non-solicitation covenants during the employment term and continuing for six months following the date of her termination of employment for any reason.

        Glenn S. Palmer.    We entered into a Consulting Agreement and General Release effective April 25, 2006 (the "Consulting Agreement and General Release") with Mr. Palmer, our former Chief Executive Officer. Under the Consulting Agreement and General Release, Mr. Palmer will receive a bonus in respect of fiscal year 2006 in the amount of $250,000 and, payment for accrued but unused vacation days, reimbursement for the cost of group medical and dental continuation coverage and reimbursement for legal fees. Under the Consulting Agreement and General Release, Mr. Palmer will provide consulting services to the Company for the period commencing on April 25, 2006 and ending on April 25, 2007 for an aggregate consulting fee of $600,000, payable in approximately equal weekly installments. In addition, Mr. Palmer has received an option to purchase 111,111 shares of our common stock, par value $0.01 per share, at an exercise price of $5.33 per share, under our Equity Incentive Plan. If Mr. Palmer's consulting relationship with us terminates prior to the end of the consulting period for any reason other than a "termination for cause" (as defined in the Consulting Agreement and General Release), Mr. Palmer will continue to be paid the consulting fee through the end of the consulting period, subject to offset in the event that Mr. Palmer is receiving compensation from a recipient of Mr. Palmer's services other than Rafaella. Mr. Palmer is subject to the confidentiality provisions and eighteen-month post-employment non-competition and non-solicitation covenants in his employment agreement.

Equity Incentive Plan

        Under the Rafaella Apparel Group, Inc. Equity Incentive Plan, options to purchase up to a maximum of 1,111,111 shares of our common stock (subject to adjustment in certain circumstances) may be awarded to our employees, directors and consultants. Unless otherwise determined by the administrator of the plan, these options will vest in equal increments on an annual basis on June 30 following the first, second, third and fourth anniversaries of the grant date. The option price per share will be equal to the fair market value (as defined in the plan) at the time of grant unless otherwise determined by the administrator of the plan.

        In the event that a participant in the plan is terminated for "cause," as defined in the plan, all unexercised options will terminate as of the date of termination of employment. In the event that a participant in the plan is terminated other than for cause or the participant resigns for any reason, any unvested options will terminate and any portion that was vested and exercisable will remain exercisable until the earlier of three months from the date of termination or the expiration of the option period. In the event that a participant in the plan is no longer employed due to death or disability, any unvested options will terminate and any portion that was vested and exercisable will remain exercisable until the earlier of one year from the date of termination or the expiration of the option period. All participants granted options under the plan will be required to become party to the Stockholders Agreement described in this prospectus prior to the exercise of such participant's options.

        Unless otherwise determined by the administrator of the plan, in the event of (i) an initial public offering of our common stock (if explicitly specified in the award letter at the time of grant), (ii) any person who is not an affiliate of us becoming the beneficial owner of 50% or more of the combined voting power of our then-outstanding voting securities, or (iii) the sale of all or substantially all of our assets other than to an affiliate of Cerberus, any unvested awards will become immediately exercisable or vested as of the effective date of such event. At any time prior to any of the foregoing events, we may purchase shares from any participant whose employment has been terminated, on 90 days' prior notice, for an amount equal to (x) if employment was terminated for cause, the award price paid by the participant for the shares, or (y) if employment ended for any reason other than cause, the greater of the fair market value of the shares as of the date we repurchase the shares or the award price paid by the participant. If at any time after an initial public offering of our shares, a participant's employment is terminated for cause, we will have the right but not the obligation to purchase such participant's shares and any vested but unexercised options for, in the case of shares, an amount equal to the lesser of fair market value of the shares and 50% of the exercise price paid to acquire the shares; and in the case of the unexercised options, an amount equal to the lesser of the difference between the fair market value of a share and the option exercise price, or 50% of the option exercise price. If we do not exercise our right to repurchase the shares, Cerberus shall have the right to do so on the same terms.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of our issued and outstanding common stock and convertible preferred stock, excluding any grants made under our Equity Incentive Plan, none of which have vested or will vest in the next sixty days, by:

  •
  each person who is known by us to beneficially own 5% or more of our issued and outstanding common stock and convertible preferred stock;

  •
  each member of our Board of Directors;

  •
  each of our executive officers named under "Management—Compensation of Executive Officers;" and

  •
  all members of our Board of Directors and our named executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, except as set forth in the Stockholders' Agreement, each holder of our equity interests listed below has sole voting and investment power as to such equity interest unless otherwise noted.

	Convertible Preferred Stock		Common Stock		Common Stock Equivalents
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage of Class	Number of Shares	Percentage	Number of Shares	Percentage
Stephen Feinberg(2)(3)	7,500,000	100%	—	—	7,500,000	75.0%
Rafaella Sportswear, Inc.	—	—	2,500,000	100%	2,500,000	25.0%
Christa Michalaros(4)	—	—	—	—	—	—
Chad Spooner(5)	—	—	—	—	—	—
Rosemary Mancino(6)	—	—	—	—	—	—
Nichole Vowteras (7)	—	—	—	—	—	—
Stuart Elias	—	—	—	—	—	—
George Kollitides(3)	—	—	—	—	—	—
Kurt Larsen(3)	—	—	—	—	—	—
Vanessa Castagna	—	—	—	—	—	—
Ronald Frankel(8)	—	—	2,127,750	85.0%	—	—
Robert Newman(8)	—	—	124,500	5.0%	—	—
Asher Haddad (8)	—	—	247,500	10.0%	—	—
All members of our Board of Directors and executive officers as a group (11 persons)			2,500,000	100%	2,500,000	25.0%

(1)
The address for each of our officers and, except as otherwise specified below, each of the members of our Board of Directors is c/o Rafaella Apparel Group, Inc., 1411 Broadway, 2nd Floor, New York, New York 10018.

(2)
Acquisition Co., controlled by Cerberus, owns 100% of our convertible preferred stock, which preferred stock is convertible at its option into common stock equal to approximately 67.5% of our outstanding fully-diluted common stock. Stephen Feinberg exercises sole voting and investment authority over all securities of our company owned by Acquisition Co. Thus, pursuant to Rule 13d-3 under the Exchange Act, Stephen Feinberg is deemed to beneficially own 100% of our convertible preferred stock and, upon conversion, would beneficially own approximately 67.5% of our common stock (after the exercise of all outstanding options granted pursuant to our Equity Incentive Plan).

(3)
The address for Stephen Feinberg, George Kollitides and Kurt Larsen is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171.

(4)
Does not include options for 444,444 shares of common stock, which were granted pursuant to Ms. Michalaros employment agreement with us.

(5)
Does not include options for 250,000 shares of common stock, which were granted pursuant to Mr. Spooner's employment agreement with us.

(6)
Does not include options for 111,111 shares of common stock, which were granted pursuant to Ms. Mancino's employment agreement with us.

(7)
Does not include options for 111,111 shares of common stock, which were granted pursuant to Ms. Vowteras' employment agreement with us.

(8)
All of the interests in us are held indirectly through RSW 2005, Inc. (f/k/a Rafaella Sportswear, Inc.)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Controlling Stockholder

        In connection with the Acquisition Transactions, Acquisition Co., an affiliate of Cerberus, contributed $40.0 million of equity capital to us, acquiring convertible preferred stock convertible into approximately 67.5% of our common stock on a fully-diluted basis. See "Security Ownership of Certain Beneficial Owners and Management."

Stockholders' Agreement

        In connection with the Securities Purchase Agreement, we entered into a Stockholders' Agreement with Acquisition Co. and our predecessor. This Stockholders Agreement requires us to have a Board of Directors that consists of seven directors, four of whom are designated by Acquisition Co., two of whom are designated by RSW 2005, Inc. (f/k/a Rafaella Sportswear, Inc.), which is controlled by Ronald Frankel, and one of whom is designated jointly by Acquisition Co. and RSW 2005, Inc. Our Board of Directors currently consists consist of six directors, four of whom were designated by Acquisition Co. and two of whom were designated by our predecessor. We anticipate appointing an independent director in the future. Pursuant to the Stockholders' Agreement, RSW 2005, Inc., Ronald Frankel, Asher Haddad and Robert Newman must obtain the prior written consent of Cerberus prior to any purported transfer of common stock. The Stockholders' Agreement also contains tag-along rights, drag-along rights and a right of first refusal with respect to certain permitted transfers.

Cerberus Consulting Arrangements

        Cerberus retains consultants that specialize in operations management and support and who provide management and operational consulting services to Cerberus concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies. In the future, we may employ the consulting services of one or more of these Cerberus consultants. Any such retention will require the approval of the members of our board of directors and will be for specific projects in areas in which the consultants have expertise. In addition, any such consultants will be subject to the supervision of the members of our board of directors, and the consultants' duty of loyalty in their performance of their consulting services to our company shall be solely to us. Any such consulting services shall be provided at monthly rates not greater than the fees that Cerberus pays to the applicable consultant, together with reimbursement of out of pocket expenses incurred by the consultant in providing such services. Depending upon the nature of the assignment, consultants retained by us may provide services to Cerberus and other entities affiliated with Cerberus, including other Cerberus portfolio companies, at the same time as they are performing consulting services to us. We believe that these transactions are on arms' length terms and are not material to our results of operations or financial position.

Consulting Agreement

        Rafaella entered into a Consulting Agreement and General Release effective April 25, 2006 with Glenn S. Palmer, our former Chief Executive Officer. Under the Consulting Agreement and General Release, Mr. Palmer will receive a bonus in respect of fiscal year 2006 in the amount of $250,000 and, payment for accrued but unused vacation days, reimbursement for the cost of group medical and dental continuation coverage and reimbursement for legal fees. Under the Consulting Agreement and General Release, Mr. Palmer will provide consulting services to the Company for the period commencing on April 25, 2006 and ending on April 25, 2007 for an aggregate consulting fee of $600,000, payable in approximately equal weekly installments. In addition, Mr. Palmer received an option to purchase 111,111 shares of Rafaella's common stock, par value $0.01 per share, at an exercise price of $5.33 per share, under Rafaella's Equity Incentive Plan. If Mr. Palmer's consulting relationship with Rafaella terminates prior to the end of the consulting period for any reason other than a "termination for cause" (as defined in the Consulting Agreement and General Release), Mr. Palmer will continue to be paid the consulting fee through the end of the consulting period, subject to offset in the event that Mr. Palmer is receiving compensation from a service recipient other than Rafaella. Mr. Palmer is subject to the confidentiality provisions and eighteen-month post-employment non-competition and non-solicitation covenants in his employment agreement. See "Management—Consulting and Employment Agreements."

Preferred Stock

        On June 20, 2005, we issued 7,500,000 shares of redeemable convertible preferred stock for $40,000,000. The holders of the Preferred Stock vote on an as-converted basis with the common stockholders as a single voting class, have certain veto rights and the right to designate the majority of the members of the board of directors. The holders of the Preferred Stock are not entitled to dividends, unless a dividend is declared with respect to the common stockholders.

        The Preferred Stock is redeemable at the option of the holder upon the earlier of (i) a change in control, as defined in the certificate of incorporation, (ii) June 20, 2010, if no principal amounts of the notes are outstanding, and (iii) December 20, 2011, if principal amounts of the senior secured notes are outstanding. The Preferred Stock is redeemable at its original purchase price, plus a return of 10% per annum, which is being acereted through a charge to retained earnings (accumulated deficit). Since the redemption of the Preferred Stock is outside of our control, it is classified outside of stockholders' equity (deficit) on our consolidated balance sheets.

        Our Preferred Stock has the following rights, preferences and privileges:

  •
  convertible, at the holder's election, at any time, into common stock on a one for one basis. Such conversion ratio is subject to adjustment in the event of additional issuances of common stock at prices less than the then current original conversion price;

  •
  subject to the terms of the indenture governing the notes, redeemable, at the holder's election, at any time after the earlier of(i) a change of control or (ii) June 20, 2010, if no principal amounts of the notes are outstanding, and (iii) December 20, 2011, if principal amounts of the senior secured notes are outstanding;

  •
  holders will not be entitled to receive dividends unless we pay a dividend (other than a dividend payable solely in shares of common stock or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock) on our common stock, in which case we will, subject to the terms of the indenture governing the notes, simultaneously pay a dividend of the same kind and amount as such dividend on the common stock to the holders of our Preferred Stock, on an as-converted basis;

  •
  prior to conversion or redemption, entitled to vote on an as-converted basis on all matters to be submitted to our common stockholders for their consent or approval; and

  •
  veto power over a number of actions that may be taken by the Board of Directors, including entering into any material affiliate contracts or agreements, declaring dividends or redemptions other than in respect of the Preferred Stock, borrowing funds in excess of $25,000,000, reclassifying or recapitalizing our equity, acquiring assets outside the ordinary course of business, merging or consolidating with another person, selling any material assets other than inventory sold in the ordinary course of business, making certain advances or loans, making any material capital expenditure, amending our charter or by-laws in a manner that adversely affects the Preferred Stock, effecting a liquidation or dissolution, or creating or issuing additional preferred stock.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Revolving Credit Facility

        On June 20, 2005, we entered into a new senior revolving credit agreement with HSBC and IDB providing us with a $62.5 million revolving credit facility.

        Availability.  The senior revolving credit facility provides for direct loans and letters of credit. Advances on the senior revolving credit facility for direct borrowings are available up to $45 million. Additionally, the senior revolving credit facility is available to open letters of credit up to $62.5 million, less the amount of any direct borrowings outstanding under the facility. The aggregate outstanding amount of direct borrowings and letters of credit may not exceed a borrowing base equal to: (a) an amount determined by applying certain percentage advance rates to our eligible receivables, balance due from factor and eligible inventory; minus (b) an availability reserve of $5 million from April 1, 2006 through May 31, 2008, $10 million from June 1, 2008 through May 31, 2009 and $15 million on and after June 1, 2009; minus (c) other reserves established from time to time by the agent for the lenders.

        Term.  The senior revolving credit facility has a term of five years.

        Security.  The senior revolving credit facility is secured by, among other things, perfected first priority pledges of all of the equity interests of our direct and indirect domestic subsidiaries, and perfected first-priority security interests (subject to certain permitted liens as set forth in the credit agreement) in substantially all of our and our domestic subsidiaries' current and future property and assets, with certain limited exceptions. The lien on the collateral securing the senior revolving credit facility and guarantees of the senior revolving credit facility are senior to the lien on the collateral securing the New Notes and the guarantees of the New Notes.

        Outstanding borrowings bear interest, at our election, at either the base rate of interest in effect from time to time, which is HSBC's prime rate, minus 0.5%, or the London Inter Bank Offered Rate for U.S. dollar deposits, as reported by a generally recognized financial reporting service, plus 2.25%.

        Fees.  The senior revolving credit facility requires the payment of certain customary fees, including unused line fees, letter of credit fees, servicing fees and prepayment fees.

        Covenants.  The senior revolving credit facility requires us to comply with certain financial covenants, consisting of minimum working capital amounts, a quarterly no-loss provision and other customary affirmative covenants.

        In addition, the senior revolving credit facility includes certain negative covenants restricting or limiting our ability to, among other things:

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  declare dividends or redeem or repurchase capital stock;

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  prepay, redeem or purchase debt (including the notes);

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  incur liens;

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  make loans and investments;

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  guarantee or incur additional debt;

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  amend or otherwise alter terms of debt (including the notes);

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  engage in mergers, acquisitions and other business combinations;

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  sell assets;

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  make capital expenditures

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  transact with affiliates; and

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  alter the business we conduct,

in each case, subject to exceptions as set forth in the credit agreement.

        Events of Default.  The senior revolving credit facility contains customary events of default, including, but not limited to:

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  non-payment of principal, interest or fees when due;

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  breaches of certain covenants or agreements;

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  certain bankruptcy or similar events;

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  certain judgments against us;

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  inaccuracy of representations and warranties in any material respect;

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  ERISA liability events;

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  invalidity of guaranty or security documents;

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  cross defaults with certain other indebtedness, including, without limitation, the indenture governing the Old Notes; and

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  a change of control (as such term is defined in the senior revolving credit facility);

in certain cases, subject to grace periods as set forth in the credit agreement.

        Other.  The senior revolving credit facility contains customary conditions to borrowing and contains representations and warranties customary in similar financings.

        Intercreditor Agreement.  The intercreditor agreement sets forth the relative rights to our assets and the assets of our subsidiaries as between the lenders under the senior revolving credit facility and the noteholders under the indenture. See "Description of the New Notes—Intercreditor Agreement."

Capital Leases

        One of our leases is a capital lease. The lease requires monthly payments of principal and interest, and is scheduled to mature in 2007. On June 30, 2006, the outstanding balance under our capital lease, including current maturities, was approximately $17,000.

DESCRIPTION OF THE NEW NOTES

        The Company will issue the New Notes under the indenture, as amended (the "Indenture") among the Company, the Guarantor and The Bank of New York, as Trustee (the "Trustee"). The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except for the transfer restrictions and registration rights relating to the Old Notes. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The New Notes are subject to all such terms, and holders (the "Holders") of the New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. References to the "Notes" in this section of the prospectus refers to both the "Old Notes" and the "New Notes." We urge you to read the Indenture because it, and not this description, defines your rights as Holders. Certain defined terms used in this description of the New Notes but not defined below under the subheading "—Certain Definitions" have the same meaning assigned to them in the Indenture.

        You can find definitions of certain capitalized terms used in this description under "Certain Definitions." When we refer to the "Company" in this section we mean Rafaella Apparel Group, Inc., the issuer of the Notes, and not its Subsidiaries or Affiliates.

        The Trustee will initially act as paying agent and registrar for the Notes. You may present Notes for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate office. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. We may change any paying agent and registrar without notice to Holders. We will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At our option, we may pay interest at the Trustee's corporate trust office or by check mailed to the registered address of each Holder.

Brief Description of the New Notes and the Guarantees

  The Notes

        The Notes will:

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  be senior obligations of the Company;

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  rank equally in right of payment with all existing and future senior obligations of the Company and senior in right of payment to all existing and future Indebtedness that by its terms is subordinated to the Notes;

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  be secured by a second priority security interest in substantially all of the assets of the Company, subject to Permitted Liens; and

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  be unconditionally guaranteed, jointly and severally, on a senior secured basis by all of the Company's Domestic Restricted Subsidiaries, as set forth under "Guarantees" below.

  The Guarantees

        Each Guarantee of a Guarantor will:

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  be a senior obligation of such Guarantor;

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  rank equally in right of payment with all existing and future senior obligations of such Guarantor and senior in right of payment to all existing and future Indebtedness that by its terms is subordinated to the Guarantee of such Guarantor; and

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  be secured by a second priority security interest in substantially all of the assets of such Guarantor, subject to Permitted Liens.

        The Notes will be effectively subordinated to all first priority secured Indebtedness of the Company and the Guarantors to the extent of the assets securing such Indebtedness, including, without limitation, Indebtedness of the Company and the Guarantors under the Credit Agreement, Purchase Money Indebtedness, Capitalized Lease Obligations and other secured Indebtedness permitted to be incurred under the Indenture.

        As of the Issue Date, our only Subsidiary will be a Domestic Restricted Subsidiary and will guarantee the Notes. However, the Notes will be structurally subordinated to all of the Indebtedness and liabilities of any future Foreign Subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our Foreign Subsidiaries, such Foreign Subsidiaries will pay the holders of their debt, their trade creditors and holders of preference shares, if any, before they will be able to distribute any of their assets to the Company.

        As of the Issue Date, our only Subsidiary will be a Restricted Subsidiary. However, under certain circumstances in compliance with "—Certain Covenants—Limitation on Restricted Payments," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to any restrictive covenants in the Indenture and will not guarantee the Notes.

Principal, Maturity and Interest

        The Company will issue the Notes in fully registered form in denominations of $1,000 aggregate principal amount at maturity and integral multiples thereof. The Notes are unlimited in aggregate principal amount at maturity, of which $172.0 million in aggregate principal amount at maturity will be issued in the Offering. The Company may issue additional Notes (the "Additional Notes") from time to time, subject to compliance with the terms of the Indenture. The Notes and any Additional Notes will be substantially identical other than the issuance dates and the dates from which interest will initially accrue. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the New Notes," references to the Notes include any Additional Notes actually issued. Any Additional Notes issued after this Offering will be secured, equally and ratably with the Notes. As a result, the issuance of Additional Notes will have the effect of diluting the security interest in the Collateral for the then outstanding Notes. Because, however, any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers and be represented by a different global Note or Notes.

        The Notes will mature on June 15, 2011.

        Interest on the Notes will accrue at the rate of 11.25% per annum and will be payable semiannually in arrears in cash on each June 15 and December 15, to the Persons who are registered Holders at the close of business on each June 1 and December 1 immediately preceding the applicable interest payment date. The Company will pay interest on overdue principal at 2.0% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional Interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

Security

        The Obligations of the Company with respect to the Notes, the obligations of the Guarantors under the Guarantees, and the performance of all other obligations of the Company and the Guarantors under the Note Documents will be secured equally and ratably by second-priority Liens in the Collateral (subject to Permitted Liens) granted to the Collateral Agent for the benefit of the Holders. These Liens will be junior in priority to the Liens securing the Credit Agreement Obligations. The Liens securing the Credit Agreement Obligations will be held by the Administrative Agent. The Collateral comprises substantially all of the assets of the Company and the Guarantors, including a pledge of the Equity Interests owned directly by the Company and the Guarantors; provided, that (i) such pledge will not include more than 65% of the Voting Equity Interests of our Foreign Subsidiaries directly owned by the Company or any Guarantor and (ii) the Notes will not be secured by any of the cash held in escrow pursuant to the Escrow Agreement or by any of the leasehold interests of the Company and the Guarantors in real property. See "The Acquisition Transactions."

Intercreditor Agreement

        On the date of the Indenture, the Company and the Guarantors entered into an Intercreditor Agreement with the Administrative Agent and the Trustee, as Trustee and Collateral Agent. The Intercreditor Agreement sets forth the terms of the relationship between the holders of the Liens securing the Credit Agreement Obligations and the holders of the Liens securing the Note Obligations.

Priority of Liens

        The Intercreditor Agreement provides that, notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien in favor of each of the Administrative Agent, the Collateral Agent, and their respective successors and assigns, in any Collateral, and notwithstanding any conflicting term or conditions which may be contained in any of the agreements evidencing the Note Obligations or the Credit Agreement Obligations, the Liens upon the Collateral of the Administrative Agent have and will have priority over the Liens upon the Collateral of the Collateral Agent, and such Liens of the Collateral Agent are and will be, in all respects, subject and subordinate to the Liens of the Administrative Agent therein to the full extent of the Maximum Priority Debt Amount outstanding from time to time, so that:

        (a)   (i) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Collateral Agent that secures all or any portion of the Note Obligations, will in all respects be junior and subordinate to all Liens granted to the Administrative Agent in the Collateral to secure all or any portion of the Credit Agreement Obligations up to (but not in excess of) the Maximum Priority Debt Amount, and (ii) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Administrative Agent that secures all or any portion of the Credit Agreement Obligations in excess of the Maximum Priority Debt Amount, will in all respects be junior and subordinate to all Liens granted to the Collateral Agent in the Collateral to secure all or any portion of the Note Obligations, and

        (b)   (i) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Administrative Agent that secures all or any portion of the Credit Agreement Obligations up to (but not in excess of) the Maximum Priority Debt Amount, shall in all respects be senior and prior to all Liens granted to the Collateral Agent in the Collateral to secure all or any portion of the Note Obligations, and (ii) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the Collateral Agent that secures all or any portion of the Note Obligations, shall in all respects be senior and prior to all Liens granted to the Administrative Agent in the

Collateral to secure all or any portion of the Credit Agreement Obligations in excess of the Maximum Priority Debt Amount.

        The subordination of Liens (up to the Maximum Priority Debt Amount) under the Intercreditor Agreement by the Collateral Agent in favor of the Administrative Agent will not be deemed to subordinate the Collateral Agent's Liens to the Liens of any other Person. The subordination of Liens (in excess of the Maximum Priority Debt Amount) under the Intercreditor Agreement in favor of the Collateral Agent will not be deemed to subordinate the Administrative Agent's Liens to the Liens of any other Person.

Management of Collateral

        The Intercreditor Agreement provides the Administrative Agent with the exclusive right to manage, perform and enforce the terms of the Credit Agreement with respect to the Collateral and to exercise and enforce all privileges and rights thereunder according to its discretion and the exercise of its business judgment, including, without limitation, the exclusive right to enforce or settle insurance claims, take or retake control or possession of such Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate such Collateral. In connection therewith, the Collateral Agent has waived any and all rights to affect the method or challenge the appropriateness of any action taken by the Administrative Agent.

Insurance Proceeds

        Proceeds of the Collateral include insurance proceeds, and therefore, notwithstanding the terms set forth in the Credit Agreement or the Collateral Agreements, the priorities described above under "—Priority of Liens" govern the ultimate disposition of casualty insurance proceeds. The Administrative Agent, as the holder of a senior security interest on the Collateral insured, has the sole and exclusive right, as against the Collateral Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of such Collateral. All proceeds of such insurance will inure to the Administrative Agent, to the extent of the Lenders' and the Administrative Agent's claim, and the Collateral Agent has agreed under the Intercreditor Agreement to cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds to the Lenders and the Administrative Agent. In the event that the Administrative Agent, in its sole discretion or pursuant to agreement with the Company or any Guarantor, permits such party to utilize the proceeds of insurance to replace Collateral, the Intercreditor Agreement provides that the consent of the Administrative Agent thereto will be deemed to include the consent of the Collateral Agent.

Agreement Not to Contest or Challenge

        Under the Intercreditor Agreement, each of the Administrative Agent, the Collateral Agent and their respective successors and assigns has agreed that it will not contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including any Insolvency Proceeding), the validity, perfection, priority or enforceability of the Liens of the other party in the Collateral, and that as between Administrative Agent and the Collateral Agent, the terms of the Intercreditor Agreement will govern even if part or all of the Credit Agreement Obligations or the Liens of the Administrative Agent securing payment and performance thereof, on the one hand, or the Note Obligations or the Liens of the Collateral Agent securing payment and performance thereof, on the other hand, are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

Restrictions on Enforcement of Liens Securing the Notes

        Under the Intercreditor Agreement the Collateral Agent is not be permitted to Exercise Any Secured Creditor Remedies (other than those described below) prior to the Discharge of Senior Indebtedness. The Collateral Agent has also agreed not to join in, solicit any other person to, or act to cause the commencement of, any case involving the Company or any Guarantor under any state or federal bankruptcy or insolvency laws or seek the appointment of a receiver for the affairs or property of the Company or any Guarantor prior to the Discharge of Senior Indebtedness or, if earlier, the termination of the Standstill Period. In the event the Collateral Agent receives any payment or distribution of any kind representing proceeds of any Collateral as to which its Lien in the Collateral is or is required to be subordinated to the Lien of the Administrative Agent, prior to the Discharge of Senior Indebtedness, such sums shall be held in trust by the Collateral Agent for the benefit and on account of the Administrative Agent and such amounts shall be paid to the Administrative Agent for application to the then unpaid Obligations under the Credit Agreement. Notwithstanding the foregoing, the Collateral Agent may make such demands or file such claims in respect of the Note Obligations as may be necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders or rules of procedure (including, without limitation, the filing of any proofs of claim in any insolvency or reorganization proceeding), but except as described herein, the Collateral Agent shall not take any actions restricted by the Intercreditor Agreement until the Discharge of Senior Indebtedness has occurred.

        Until the Discharge of Senior Indebtedness, or, if earlier, the termination of the Standstill Period, the Collateral Agent will not:

        (a)   commence receivership or foreclosure proceedings against the Company or any Guarantor, or any Collateral;

        (b)   make demands or file claims in respect of the Note Obligations except as described in the immediately preceding paragraph;

        (c)   sell, collect, transfer or dispose of any Collateral or the proceeds thereof; or

        (d)   notify third party account debtors to make payment directly to it or any of its agents or other Persons acting on its behalf.

        Notwithstanding the foregoing, following the expiration of 180 days from the date the Administrative Agent receives written notice from the Collateral Agent that the Note Obligations have been accelerated (the "Standstill Period"), the Collateral Agent may Exercise Any Secured Creditor Remedies unless prior to the expiration of such time period or at any time thereafter, the Administrative Agent has commenced and is diligently pursuing the Exercise of Secured Creditor Remedies against all or a material portion of the Collateral. For the avoidance of doubt, acceleration of the Note Obligations in accordance with the provisions of the Indenture will not be deemed an "Exercise of Secured Creditor Remedies" and is not prohibited under the Intercreditor Agreement.

        Except as expressly set forth in the Intercreditor Agreement, each of the Collateral Agent, the Holders, the Administrative Agent and the Lenders have any and all rights and remedies such parties may have as a creditor under applicable law, including the rights to exercise all rights and remedies in foreclosure or otherwise with respect to any of the Collateral; provided, however, that any such exercise by the Collateral Agent or the Holders, and any collection or sale of all or any portion of the Collateral by the Collateral Agent or the Holders, will be subject to the Liens of the Administrative Agent on the Collateral. In exercising rights and remedies with respect to the Collateral, the Administrative Agent may enforce the provisions of the Credit Agreement and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement by the Administrative Agent may include the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law or any agreement; provided, that the Administrative Agent agrees to provide copies of any notices that it is required under applicable law to deliver to the Company or any Guarantor to the Collateral Agent; provided further, that the failure to provide any such copies to the Collateral Agent shall not impair any of the Administrative Agent's rights under the Intercreditor Agreement. In the event the Collateral Agent is permitted by the Intercreditor Agreement to exercise rights and remedies with respect to the Collateral, the Collateral Agent may enforce the provisions of the Note Documents and the Collateral Agreements and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement may include the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law or any agreement; provided, that the Collateral Agent agrees to provide copies of any notices that it is required under applicable law to deliver to the Company or any Guarantor to the Administrative Agent; provided further, that the failure to provide any such copies to the Administrative Agent shall not impair any of the Collateral Agent's rights under the Intercreditor Agreement.

        Under the terms of the Intercreditor Agreement, the Administrative Agent will not be deemed to be a fiduciary of any kind for the Collateral Agent, the Holders or any other Person. Similarly, the Collateral Agent will not be deemed to be a fiduciary of any kind for the Administrative Agent, the Lenders or any other Person. In the event that the Administrative Agent, the Lenders, the Collateral Agent, the Trustee or any Holder receives any Collateral or proceeds of Collateral in contravention of the priority of Liens described above under "—Priority of Liens," then such Person shall promptly pay over such Collateral or proceeds of Collateral to the appropriate party for application in accordance with "—Order of Application," below.

Waiver of Right of Marshalling

        The Intercreditor Agreement provides that the Administrative Agent and the Collateral Agent waive any right to compel any marshalling of the Collateral.

Insolvency or Liquidation Proceedings

        If the Company or any Guarantor becomes subject to an Insolvency Proceeding, and if the Administrative Agent and/or the Lenders desire to permit the use of cash collateral or to provide post-petition financing from the Administrative Agent and/or the Lenders to such entity under the Bankruptcy Code, the Collateral Agent has agreed under the Intercreditor Agreement as follows: (1) adequate notice to the Collateral Agent will be deemed to have been provided for such post-petition financing if the Collateral Agent receives notice thereof at least three (3) Business Days (or such shorter notice as is given to the Administrative Agent) prior to the earlier of any hearing on a request to approve such post-petition financing or the date of entry of an order approving the same; and (2) no objection will be raised by the Collateral Agent to, and it will not contest (or support any Person in contesting) any such use of cash collateral or such post-petition financing from the Administrative Agent and/or the Lenders.

        Additionally, under the Intercreditor Agreement, the Collateral Agent has agreed not to contest (or support any Person contesting) (i) any request by the Administrative Agent and/or the Lenders for adequate protection or (ii) any objection by the Administrative Agent and/or the Lenders to any motion, relief, action or proceeding based upon the Administrative Agent and/or the Lenders claiming a lack of adequate protection. Notwithstanding the foregoing, in any Insolvency Proceeding (i) if the Administrative Agent and/or the Lenders are granted adequate protection in the form of additional collateral in connection with any use of cash collateral or post-petition financing, then the Collateral Agent will also receive adequate protection in the form of a Lien on such additional collateral, which Lien shall be subordinated to the Liens securing the Credit Agreement Obligations and such post-petition financing on the same basis as the other Liens securing the obligations secured by the Liens of the Note Obligations are so subordinated to the Liens securing the Credit Agreement Obligations under the Intercreditor Agreement, and (ii) prior to the Discharge of Senior Indebtedness, in the event the Collateral Agent seeks or requests adequate protection in respect of the obligations secured by the Liens of the Collateral Agent and such adequate protection is granted in the form of additional collateral, then the Administrative Agent shall also be granted a senior Lien on such additional collateral as security for the Credit Agreement Obligations and for any post-petition financing provided by the Administrative Agent and/or the Lenders, and any Lien on such additional collateral securing the obligations owed to the Collateral Agent shall be subordinate to the Liens on such collateral securing the Credit Agreement Obligations and any such post-petition financing provided by the Administrative Agent and/or the Lenders and to any other Liens granted to the Administrative Agent as adequate protection on the same terms as the other Liens securing the obligations owed to the Collateral Agent are subordinated to the Liens securing the Credit Agreement Obligations.

        The Collateral Agent further agrees under the Intercreditor Agreement that it will not join in, solicit any other Person to, or act to cause the commencement of any Insolvency Proceeding or seek appointment of a receiver for the affairs or property of the Company or any Guarantor prior to the Discharge of Senior Indebtedness or, if earlier, the termination of the Standstill Period.

Order of Application

        The Intercreditor Agreement provides that all Collateral and all proceeds of Collateral received by either the Administrative Agent or the Collateral Agent upon the Exercise of Secured Creditor Remedies will be applied as follows:

        first, to the payment of costs and expenses of the Administrative Agent and, to the extent it was permitted to engage in the Exercise of Secured Creditor Remedies, the Collateral Agent, as applicable, in connection with such exercise, second, to the payment of the Credit Agreement Obligations up to (but not in excess of) the Maximum Priority Debt Amount,

        third, to the payment of the Note Obligations,

        fourth, to the payment of the Credit Agreement Obligations in excess of the Maximum Priority Debt Amount, and fifth, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the applicable Guarantor, or their respective successors or assigns, or as a court of competent jurisdiction may direct.

        In exercising remedies, whether as a secured creditor or otherwise, the Administrative Agent will have no obligation or liability to the Collateral Agent or to any Holder, and the Collateral Agent will have no obligation or liability to the Administrative Agent or to any Lender regarding the adequacy of any proceeds of Collateral following any commercially reasonable sale or for any action or omission save and except solely an action or omission that breaches the express obligations undertaken by each party under the terms of the Intercreditor Agreement.

Release of Liens on Collateral

        The Intercreditor Agreement provides that in the event of any private or public sale, the Collateral Agent agrees, for itself and on behalf of the Holders, that such sale will be free and clear of the Liens securing the Note Obligations and, if the sale or other disposition includes the Equity Interests in any borrower or guarantor under the Credit Agreement, the Collateral Agent agrees to release the entities whose Equity Interests are sold from all Note Obligations so long as the Administrative Agent and the Lenders also release the entities whose Equity Interests are sold from all Credit Agreement Obligations. In furtherance thereof, the Collateral Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the Administrative Agent in connection therewith, so long as the proceeds from such sale or other disposition of the Collateral are applied as described above under "—Order of Application."

        If and to the extent that the Administrative Agent or its designee releases any of its Liens on any Collateral in connection with the sale, lease, exchange, transfer or other disposition of the Collateral in accordance with the terms of the Intercreditor Agreement, the Liens, if any, of the Collateral Agent, for itself or for the benefit of the Holders, on such Collateral will be automatically, unconditionally and simultaneously released and the Collateral Agent, for itself and for each of the Holders, has agreed under the Intercreditor Agreement that it will promptly execute and deliver to the Administrative Agent such termination statements, releases and other documents as the Administrative Agent may request to effectively confirm such release in respect of such payments. Notwithstanding the foregoing, the obligation of the Collateral Agent to release its Lien on such Collateral will arise only if such sale, lease, exchange, transfer or other disposition of the Collateral is effected in connection with an exercise of remedies or is permitted by (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by) the Credit Agreement and the terms of the Intercreditor Agreement.

Release of Liens Securing the Notes

        The collateral release provisions of the Indenture permit the release of Collateral without substitution of collateral having at least equal value under certain circumstances, including asset sales or dispositions made in compliance with the Indenture.

        The Company and the Guarantors will be entitled to automatic and unconditional releases of assets included in the Collateral from the Liens securing the Notes and the Guarantees under any one or more of the following circumstances:

        (1)    to enable the Company or such Guarantor to consummate asset sales or dispositions that are not Asset Sales or that are Asset Sales permitted under the covenant described below under the caption "—Certain Covenants—Limitation on Asset Sales";

        (2)    to enable the Company or such Guarantor to consummate mergers, consolidations or sales of assets that are permitted under the covenant described below under the caption "—Certain Covenants—Mergers, Consolidation and Sale of Assets";

        (3)    if any Subsidiary that is a Guarantor is released from its Guarantee, that Subsidiary's assets will also be released;

        (4)    if the Company exercises its legal defeasance option or our covenant defeasance option as described below under the caption "—Legal Defeasance and Covenant Defeasance"; or

        (5)    upon satisfaction and discharge of the Indenture or payment in full of the principal of and premium, if any, accrued and unpaid interest on the Notes and all other Obligations that are then due and payable.

Voting Rights; Dividends

        So long as no Event of Default has occurred and is continuing, and subject to certain terms and conditions in the Indenture and the Collateral Agreements, each of the Company and the Guarantors will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the equity interests of any of their respective Subsidiaries and to exercise any voting, consensual rights and other rights pertaining to such pledged Collateral. Upon the occurrence and during the continuation of an Event of Default upon prior written notice from the Administrative Agent or the Collateral Agent, as applicable, and subject to the Intercreditor Agreement,

        (a)    all rights of the Company or such Guarantor, as the case may be, to exercise such voting, consensual rights, or other rights shall cease and all such rights shall become vested in the Administrative Agent and the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual rights or other rights;

        (b)    all rights of the Company or such Guarantor, as the case may be, to receive cash dividends, interest and other payments made upon or with respect to such Collateral shall cease, and such cash dividends, interest and other payments shall be paid to the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the respective parties secured by the Liens on such Collateral; and

        (c)    the Administrative Agent and Collateral Agent may sell such Collateral or any part thereof in accordance with, and subject to the terms of, the Collateral Agreements (including the Intercreditor Agreement).

Amendment of the Credit Agreement

        The Intercreditor Agreement provides that no provision contained in it, or in any other agreement or instrument binding upon any of the parties thereto, will in any manner limit or restrict the ability of the Lenders and the Administrative Agent from increasing or changing the terms of the loans under the Credit Agreement, or to otherwise waive, amend or modify the terms and conditions of the Credit Agreement, in such manner as the Lenders, the Administrative Agent and the Company and the Guarantors shall mutually determine. Under the Intercreditor Agreement, to the extent consistent with the requirements described below under "—Consent to Refinancing of the Credit Agreement Obligations," the Collateral Agent will consent to any and all such waivers, amendments, modifications and compromises, and any other renewals, extensions, indulgences, releases of collateral or other accommodations granted by the Lenders and Administrative Agent to the Company and each applicable Guarantor from time to time, and will agree that none of such actions will in any manner affect or impair the relative Lien priorities and subordination established by the Intercreditor Agreement in respect of the indebtedness payable under the Note Documents.

Amendment of the Note Documents and the Collateral Agreements

        The Intercreditor Agreement provides that, prior to the Discharge of Senior Indebtedness, none of the Company, any Guarantor or the Collateral Agent will enter into any amendment to or modification of the Note Documents or the Collateral Agreements which would (i) increase the principal amount of or interest rate applicable to the Note Obligations (excluding fluctuations in underlying indices and imposition of a default rate), (ii) shorten the maturity of the Note Obligations, or (iii) add to or make more restrictive the covenants, agreements or events of default applicable to the Note Obligations, without the prior written consent of the Administrative Agent.

Bailee for Perfection

        Solely for purposes of perfecting the Liens of the Collateral Agent in any portion of the Collateral in the possession of the Administrative Agent (or its agents or bailees) as part of the Collateral securing the Credit Agreement Obligations, including, without limitation, any instruments, goods, negotiable documents, tangible chattel paper, certificated securities or money, the Administrative Agents has acknowledged under the Intercreditor Agreement that the Administrative Agent also holds that property as bailee for the benefit of the Collateral Agent for the benefit of the Holders.

Delivery of Collateral and Proceeds of Collateral

        Following the Discharge of Senior Indebtedness, the Administrative Agent will, to the extent permitted by applicable law, deliver to (1) the Collateral Agent, or (2) such other person as a court of competent jurisdiction may otherwise direct, (a) any Collateral held by, or on behalf of, the Administrative Agent or any holder of Credit Agreement Obligations, and (b) all proceeds of Collateral held by, or on behalf of, the Administrative Agent or any holder of Credit Agreement Obligations, whether arising out of an action taken to enforce, collect or realize upon any Collateral or otherwise. Such Collateral and such proceeds will be delivered without recourse and without any representation or warranty whatsoever as to the enforceability, perfection, priority or sufficiency of any Lien securing or guarantee or other supporting obligation for any Credit Agreement Obligation or Note Obligation, together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

Consent to Refinancing of the Credit Agreement Obligations

        In the event that the Credit Agreement Obligations are refinanced in full on terms and conditions that, taken as a whole, are not materially more adverse to the Collateral Agent and the Holders than those set forth in the Credit Agreement, as in effect on the date of such refinancing, the Collateral Agent has agreed under the Intercreditor Agreement, at the request of such refinancing party, to enter into an intercreditor agreement on terms substantially similar to those contained in the Intercreditor Agreement.

Further Assurances

        The Indenture and the Collateral Agreements provide that the Company and each of the Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Holders, duly created, enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Collateral Agreements.

        Upon the reasonable request of the Collateral Agent at any time and from time to time, the Company and each of the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Collateral Agreements for the benefit of the Holders.

Compliance with the Trust Indenture Act ("TIA")

        The Indenture provides that the Company will comply with the provisions of TIA §314.

        To the extent applicable, the Company will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the security documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including "no action" letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Definitions

        For purposes of the description of the Intercreditor Agreement above, the following terms have the meanings set forth below:

        "Credit Agreement Obligations" means all Obligations arising under the Credit Agreement.

        "Discharge of Senior Indebtedness" means payment in full in cash (or in the case of letters of credit and bank product obligations, the cash collateralization as required by the Credit Agreement) of the Credit Agreement Obligations (other than Credit Agreement Obligations consisting solely of contingent indemnification obligations under the Credit Agreement) after or concurrently with the termination or expiration of all commitments to extend credit that would constitute Credit Agreement Obligations.

        "Exercise Any Secured Creditor Remedies" and "Exercise of Secured Creditor Remedies" mean (a) the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale or other disposition pursuant to Article 9 of the applicable Uniform Commercial Code, (b) the exercise of any right or remedy provided to a secured creditor or otherwise on account of a Lien under the Credit Agreement, the Note Documents, the Collateral Agreements, applicable law, in an Insolvency Proceeding or otherwise, including the election to retain Collateral in satisfaction of a Lien, (c) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, or foreclosure on the Collateral or the proceeds of Collateral, (d) the sale, lease, license, or other disposition of all or any portion of the Collateral, by private or public sale, other disposition or any other means permissible under applicable law, (e) the solicitation of bids from third parties to conduct the liquidation of all or a material portion of Collateral to the extent undertaken and being diligently pursued in good faith to consummate the sale of such Collateral within a commercially reasonable time, (f) the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling the Collateral to the extent undertaken and being diligently pursued in good faith to consummate the sale of such Collateral within a commercially reasonable time and (g) the exercise of any other enforcement right relating to the Collateral (including the exercise of any voting rights relating to any capital stock and including any right of recoupment or set-off) whether under the Credit Agreement, the Note Documents, the Collateral Agreements, applicable law, in an Insolvency Proceeding or otherwise.

        "Insolvency Proceeding" means any proceeding under the Bankruptcy Code or any other insolvency or reorganization proceeding.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), charge against or interest in property, security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing, in each case of any kind, to secure payment of a debt or performance of an obligation.

        "Maximum Priority Debt Amount" means, as of any date of determination, the principal amount (including the undrawn amount of all letters of credit) of Credit Agreement Obligations as of such date up to, but not in excess of, an aggregate principal amount equal to the amount permitted to be incurred pursuant to the Permitted Indebtedness described in clause (2) of the definition of such term set forth in this prospectus, plus all costs, interest fees and expenses payable by the Company and the Guarantors to the Lenders and the Administrative Agent.

        "Note Documents" means the Notes, the Indenture and the Guarantees, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced.

        "Note Obligations" means all Obligations arising under the Note Documents and the Collateral Agreements.

        "Standstill Period" is defined above in the third paragraph under "—Restrictions on Enforcement of Liens Securing the Notes."

Certain Bankruptcy and Other Limitations

        The right of the Collateral Agent to repossess and dispose or otherwise exercise remedies in respect of the Collateral upon the occurrence and during the continuance of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any of its Domestic Restricted Subsidiaries prior to the Collateral Agent having repossessed and disposed of the Collateral or otherwise completed the exercise of its remedies with respect to the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that, under the Bankruptcy Code, the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral securing the obligations owed to it and may include cash payments or the granting of additional security, if and at such times as the bankruptcy court in its discretion determines, for any diminution in the value of such collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

        Moreover, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property because a secured creditor that holds a lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders.

        In addition, because a portion of the Collateral may in the future consist of pledges of a portion of the Equity Interests of certain of our Foreign Subsidiaries, the validity of those pledges under applicable foreign law, and the ability of the Holders to realize upon that Collateral under applicable foreign law, to the extent applicable, may be limited by such law, which limitations may or may not affect such Liens.

        The Collateral Agent's ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent's Lien on the Collateral. See "Risk Factors—Risks Related to this Offering—The proceeds from the sale of the collateral securing the notes may not be sufficient to pay all amounts owed under the notes if an event of default occurs and your right to receive payments under the notes will be effectively subordinated to our new senior revolving credit facility, equipment financing, purchase money indebtedness and capital lease obligations to the extent of the value of the assets securing that indebtedness."

Guarantees

        The full and prompt payment of the Company's payment obligations under the Notes and the Indenture will be guaranteed, jointly and severally, by all present and future, direct and indirect, Domestic Restricted Subsidiaries. Each Guarantor will fully and unconditionally guarantee on a senior secured basis (each a "Guarantee" and, collectively, the "Guarantees"), jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's Obligations under the Indenture and the Notes, including the payment of Accreted Value of, interest and Additional Interest, if any, on, and premium, if any, on the Notes. The Guarantee of each Guarantor will rank senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor. The obligations of each Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Guarantor for such purpose shall include any claim of such Guarantor against the Company for reimbursement and any claim against any other Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation. See "—Certain Covenants—Mergers, Consolidation and Sale of Assets" and "—Limitation on Asset Sales."

        A Guarantor will be released from its Guarantee without any action required on the part of the Trustee or any Holder:

        (1)    if (a) all of the Equity Interests issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including, without limitation, by way of merger or consolidation) to a Person other than the Company or any of its Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and the Company otherwise complies, to the extent applicable, with the covenant described below under "Certain Covenants—Limitation on Asset Sales;"

        (2)    if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under "—Certain Covenants—Limitation on Restricted Payments;"

        (3)    if the Company exercises the legal defeasance option or its covenant defeasance option as described below under "—Legal Defeasance and Covenant Defeasance;" or

        (4)    upon satisfaction and discharge of the Indenture or payment in full of the principal of premium, if any, accrued and unpaid interest and Additional interest, if any, on the Notes and all other Obligations that are then due and payable.

        At the Company's request and expense, the Trustee will execute and deliver an instrument evidencing such release. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment of the Indenture. See "—Modification of the Indenture."

        As of the date of the consummation of the exchange offer, our only Subsidiary will be a Restricted Subsidiary. However, under certain circumstances described below under the subheading "—Certain Covenants—Limitation on Restricted Payments," the Company will be permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the Notes.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the captions "—Repurchase upon Change of Control "—Excess Cash Flow Offer," "—Restricted Payments Offer," and "—Certain Covenants—Limitation on Asset Sales." The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

        Optional Redemption Prior to June 15, 2008.    At any time prior to June 15, 2008, the Company will be entitled, at its option, to redeem all or part of the Notes at a redemption price equal to 100% of Accreted Value of the Notes plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of Holders on the relevant record date to receive interest and Additional interest, if any, due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication published weekly by the Board of Governors of the Federal Reserve System that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after June 15, 2008, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

        "Applicable Premium" means, with respect to a Note at any redemption date, the greater of (i) 1% of the Accreted Value of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on June 15, 2008 described below under "—Optional Redemption After June 15, 2008," exclusive of any accrued interest, plus (2) all required remaining scheduled interest payments due on such Note through June 15, 2008, computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the Accreted Value of such Note on such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to June 15, 2008, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 15, 2008.

        "Comparable Treasury Price" means, with respect to any redemption date, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

        "Reference Treasury Dealer" means Jefferies & Company, Inc. and its successors and assigns and one other nationally recognized investment banking firm selected by the Company that is a primary U.S. Government securities dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City Time, on the third Business Day immediately preceding such redemption date.

        Optional Redemption after June 15, 2008.    Except as described above under the caption "—Optional Redemption Prior to June 15, 2008" and below under the caption "—Optional Redemption Upon Equity Offerings," the Notes are not redeemable before June 15, 2008. Thereafter, the Company may redeem the Notes, at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes being redeemed, at the following redemption prices (expressed as percentages of the Accreted Value thereof) if redeemed during the twelve-month period commencing on June 15, of the year set forth below:

Year	Percentage
2008	106.125%
2009	103.063%
2010 and thereafter	100.000%

        In addition, the Company must pay accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed.

        Optional Redemption Upon Equity Offerings.    At any time, or from time to time, on or prior to June 15, 2008, the Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount at maturity of the Notes (including Additional Notes, if any) issued under the Indenture at a redemption price of 112.250% of the Accreted Value thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption; provided that:

        (1)   at least 65% of the original principal amount at maturity of Notes (including Additional Notes, if any) issued under the Indenture minus the aggregate principal amount at maturity of Notes redeemed as described above under the caption "—Excess Cash Flow Offer" prior to the date of such optional redemption) remains outstanding immediately after each such redemption; and

        (2)   the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

        In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

        (1)   in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

        (2)   if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate.

If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. No Notes of a principal amount at maturity of $1,000 or less shall be redeemed in part and Notes of a principal amount at maturity in excess of $1,000 may be redeemed in part in multiples of $1,000 only.

        Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. If Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in a principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the Old Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made).

        The Company will pay the redemption price for any Note together with accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption. On and after the redemption date, interest will and Additional Interest, if any, cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Repurchase upon Change of Control

        Upon the occurrence of a Change of Control, the Company will be required to offer to purchase all or a portion (in integral multiples of $1,000) of each Holder's Notes using immediately available funds pursuant to the offer described below (the "Change of Control Offer"), at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by registered first-class mail, an offer to each Holder with a copy to the Trustee. Such offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date").

        Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount at maturity equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the Old Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made); provided that such new Note will be in a principal amount at maturity of $1,000 or an integral multiple of $1,000. Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an "Alternate Offer") any and all Notes validly tendered at a cash price equal to or greater than 101% of the Accreted Value thereof and has purchased all Notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

        The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default under the Credit Agreement, which would prevent the Company from purchasing Notes. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of the Lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement.

        In addition, if a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. If the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on acceptable terms or at all, and the terms of the Credit Agreement and/or the Indenture may restrict the ability of the Company to obtain such financing.

        Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management or the Board of Directors of the Company. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or similar transaction.

        One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets under certain circumstances. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Excess Cash Flow Offer

        Within 100 days after the end of each fiscal year beginning with the fiscal year ending June 30, 2006, the Company will make an offer (an "Excess Cash Flow Offer") to all Holders, on a pro rata basis, to purchase Notes at 101% of the principal amount at maturity of the Notes to be purchased, plus accrued and unpaid interest and Additional Interest, if any, to the date of such purchase (whereby the aggregate purchase price of such tendered Notes is equal to 50% of the Excess Cash Flow from the previous fiscal year (the "Excess Cash Flow Offer Amount")). If the aggregate amount paid by the Company to Holders of Notes tendered pursuant to any Excess Cash Flow Offer is less than the related Excess Cash Flow Offer Amount, the Company may, subject to other provisions of the Indenture, use the amount of such difference for general corporate purposes.

        Notwithstanding the foregoing, for the purposes of calculating the Excess Cash Flow Offer Amount, the amount of Excess Cash Flow for any fiscal year shall not exceed an amount equal to (A) net cash provided by operating activities plus the net cash provided by investing activities, each as determined for such fiscal year for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, minus (B) the aggregate principal amount at maturity of the Notes purchased or redeemed by the Company during such fiscal year (excluding any purchases made pursuant to (i) the Excess Cash Flow Offer and (ii) any and all Net Proceeds Offers in connection with Assets Sales).

        Each Excess Cash Flow Offer shall remain open for a period of 20 business days from the date such notice is mailed, or such longer period is required by law (the last day of such period being the "Excess Cash Flow Payment Date"). The Company must send the Excess Cash Flow Offer, by registered first- class mail, to each Holder, with a copy to the Trustee. The Excess Cash Flow Offer shall state, among other things, the Excess Cash Flow Payment Date. Holders electing to have a Note purchased pursuant to an Excess Cash Flow Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to Excess Cash Flow Payment Date. Holders may elect to tender their Notes, in whole or in part, in integral multiples of $1,000 principal amount at maturity in exchange for cash.

        If only a portion of a Note is purchased pursuant to a Excess Cash Flow Offer, a new Note in a principal amount at maturity equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the old Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to an Excess Cash Flow Offer will be cancelled and cannot be reissued.

        The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations to the extent such laws and regulations are applicable, in connection with the repurchase of the Notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Restricted Payment Offer

        If the Company determines that it will seek to make a Restricted Payment (the "Restricted Payment Amount") pursuant to clause (1), (2) or (3) of the first paragraph under "—Certain Covenants—Limitation on Restricted Payments," other than an Excluded Restricted Payment, the Company shall make an offer (a "Restricted Payment Offer") to all Holders, on a pro rata basis, to purchase the Notes at 101% of the principal amount at maturity, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (whereby the aggregate purchase price of such tendered Notes is equal to the Restricted Payment Amount). If the aggregate amount paid by the Company to Holders of Notes tendered pursuant to any Restricted Payments Offer is less than the related Restricted Payment Amount, the Company may, subject to other provisions of the Indenture, make such Restricted Payment in the amount of such excess.

        Each Restricted Payment Offer shall remain open for a period of 20 business days from the date such notice is mailed, or such longer period is required by law (the last day of such period being the "Restricted Payment Offer Payment Date"). The Company must send the Restricted Payment Offer, by registered first-class mail, to each Holder, with a copy to the Trustee. The Restricted Payment Offer shall state, among other things, the Restricted Payment Offer Payment Date. Holders electing to have a Note purchased pursuant to a Restricted Payment Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to Restricted Payment Offer Payment Date. Holders may elect to tender their Notes, in whole or in part, in integral multiples of $1,000 principal amount at maturity in exchange for cash.

        If only a portion of a Note is purchased pursuant to a Restricted Payment Offer, a new Note in a principal amount at maturity equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the Old Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to a Restricted Payment Offer will be cancelled and cannot be reissued.

        The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations to the extent such laws and regulations are applicable, in connection with the repurchase of the Notes pursuant to a Restricted Payment Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Certain Covenants

        The Indenture contains, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness). Notwithstanding the foregoing, the Company and the Guarantors may incur Indebtedness (including Acquired Indebtedness and Disqualified Equity Interests) if on the date of (after giving effect to) the incurrence of such Indebtedness and the application of the proceeds thereof:

  (i)
  no Default or Event of Default shall have occurred and be continuing; and

  (ii)
  the Consolidated Fixed Charge Coverage Ratio of the Company will be at least 2.0 to 1.0.

        Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

        (1)   declare or pay any dividend or make any distribution (other than dividends or distributions payable (i) in Qualified Equity Interests of the Company and (ii) to the Company or a Guarantor) on or in respect of Equity Interests of the Company or its Restricted Subsidiaries;

        (2)   purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any Restricted Subsidiary, or any Affiliate of the Company (other than any such Equity Interests owned by the Company or any Guarantor);

        (3)   make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Restricted Subsidiary that is subordinate or junior in right of payment to the Notes or a Guarantee (other than Indebtedness of the

Company or a Restricted Subsidiary held by the Company or a Guarantor and meeting the definition of Permitted Indebtedness); or

        (4)   make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto:

        (i)    a Default or an Event of Default shall have occurred and be continuing;

        (ii)   the Company is not permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant;

        (iii)  the Company has not made a Restricted Payment Offer pursuant to the "—Restricted Payment Offer" covenant prior to making any Restricted Payment set forth in clauses (1), (2) or (3) above; or

        (iv)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of:

        (A)  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned during the period beginning on the first day of the first full fiscal quarter after the Issue Date and ending on the last day of the Company's most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (the "Reference Date") (treating such period as a single accounting period); plus

        (B)  100% of the aggregate net proceeds, including the Fair Market Value of property other than cash, received by the Company from any Person (other than a Subsidiary of the Company) from a Capital Contribution or the issuance and sale subsequent to the Issue Date and on or prior to the date of the Restricted Payment of Qualified Equity Interests of the Company (excluding (i) any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described under "Redemption—Optional Redemption Upon Equity Offerings" and (ii) any funds contributed or invested by Acquisition Co. with funds paid to Acquisition Co. pursuant to the Escrow Agreement); plus

        (C)  100% of the aggregate net proceeds, including the Fair Market Value of property other than cash received from the issuance of Indebtedness or shares of Disqualified Equity Interests of the Company that have been converted into or exchanged for Qualified Equity Interests of the Company subsequent to the Issue Date and on or prior to the date of the Restricted Payment; plus

        (D)  an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries subsequent to the Issue Date in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any of its Restricted Subsidiaries, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made subsequent to the Issue Date (and treated as a Restricted Payment) by the Company or any of its Restricted Subsidiaries in such Person or Unrestricted Subsidiary.

In the case of clause (iii)(B) above, any net cash proceeds from Capital Contributions and issuances and sales of Qualified Equity Interests of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, shall be excluded until and to the extent such borrowing is repaid.

        The provisions set forth in the immediately preceding paragraph do not prohibit (each of the following an "Excluded Restricted Payment"):

        (1)   the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

        (2)   the purchase, redemption or other acquisition of any shares of Qualified Equity Interests of the Company either (i) solely in exchange for other shares of Qualified Equity Interests of the Company or (ii) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of the Company) of Qualified Equity Interests of the Company within 60 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (iii)(B) of the preceding paragraph;

        (3)   the purchase, redemption or other acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either (i) solely in exchange for Qualified Equity Interests of the Company, or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) within 60 days after such sale if no Default or Event of Default would exist after giving effect thereto, of Refinancing Indebtedness;

        (4)   an Investment either (i) solely in exchange for shares of Qualified Equity Interests of the Company or (ii) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Equity Interests of the Company within 60 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (iii)(B) of the preceding paragraph;

        (5)   repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other similar rights if such Equity Interests represents a portion of the exercise price of such options, warrants or other similar rights;

        (6)   payments, advances or dividends to any direct or indirect parent entity of the Company to be used by such entity solely to pay its franchise taxes and reasonable directors' fees and other fees and expenses owing by it in the ordinary course of business; provided, that such advances are in an aggregate amount not to exceed $500,000 in any fiscal year, to the extent actually used by such entity to pay such taxes, fees and expenses;

        (7)   the application of the proceeds from the issuance of the Notes on the Issue Date as described under the "Use of Proceeds" section of this prospectus, including any investment or reinvestment of any amounts in escrow on or after the Issue Date and the application of any such proceeds after the Issue Date upon release from escrow in accordance with the terms of the Escrow Agreement;

        (8)   payments of the Stockholders' Equity Adjustment in connection with the Transactions;

        (9)   payments, advances or dividends to any direct or indirect parent entity of the Company to be used by such entity solely to pay federal, state and local income taxes made no earlier than five days prior to the date on which such entity is required to make such payment in an amount not to exceed the aggregate tax liability of the Company and its Restricted Subsidiaries for such calendar year determined as if the Company and its Restricted Subsidiaries were a separate affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended) filing a consolidated return, or, to the extent applicable, a separate group filing combined or unitary returns, and then only to the extent that any such payments are actually paid by such entity to governmental entities;

        (10) so long as no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition of Equity Interests of the Company or any direct or indirect parent of the Company from employees, former employees, consultants and former consultants, officers or former officers, directors or former directors of the Company or any of its subsidiaries (or permitted transferees and Heirs of such employees, former employees, consultants and former consultants, officers or former officers, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Equity Interests; provided, that the aggregate amount of such repurchases and other acquisitions in any fiscal year shall not exceed $2.0 million; provided further that the Company may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $4.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Qualified Equity Interests of the Company (or any direct or indirect parent of the Company to the extent such net cash proceeds are contributed to the common equity of the Company) to employees, officers, directors or consultants of the Company and its Restricted Subsidiaries that occurs after the Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments) plus (ii) the cash proceeds of key-man life insurance policies received by the Company and its Restricted Subsidiaries after the date of the Indenture less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (10); and provided further that the net cash proceeds from such sales of Qualified Equity Interests described in subclause (i) of this clause (10) shall be excluded from clauses (iii)(B) and (C) of the preceding paragraph to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (10);

        (11) following the first Public Equity Offering of the Company or any parent of the Company after the date of the Indenture, the payment of dividends common Equity Interests of the Company, and, in the case of a Public Equity Offering of any parent of the Company, solely for the purpose of paying dividends on the parent's common Equity Interests, in an amount not to exceed 6% per annum of the gross proceeds of such Public Equity Offering received by, and in the case of a Public Equity Offering of any parent, contributed to the capital of, the Company;

        (12) so long as no Default or Event of Default shall have occurred or be continuing or would exist after giving effect thereto, payments not to exceed $200,000 in the aggregate since the Issue Date to enable the Company to make payments to Holders of its Equity Interests in lieu of issuance of fractional shares of its Equity Interests;

        (13) the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Equity Interests of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described below under the caption "Limitation on Incurrence of Additional Indebtedness;"

        (14) in the event of a Change of Control, so long as no Default or Event of Default shall have occurred or be continuing or would exist after giving effect thereto, the payment, purchase, redemption, defeasance or other acquisition or retirement of subordinated Indebtedness at a purchase price not greater than 101% of the principal amount (or, if such subordinated Indebtedness were issued with original issue discount, 101% of the accreted value) of such subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; and

        (15) other Restricted Payments in an aggregate amount not to exceed $5.0 million since the Issue Date.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this "Limitation on Restricted Payments" covenant amounts expended pursuant to clauses (1), (11), (12), (13), (14) and (15) shall be included in such calculation.

        Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

        Limitation on Asset Sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

        (1)   the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed;

        (2)   at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash, Cash Equivalents or a combination thereof and is received at the time of such disposition; provided that, for purposes of this covenant, the following are deemed to be cash:

          (a)   the assumption of Indebtedness of the Company or any Restricted Subsidiary (other than Obligations in respect of Disqualified Capital Stock or Preferred Stock of the Company or any Restricted Subsidiary) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Sale;

          (b)   securities or other obligations received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion;

          (c)   cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or covenants or for payment of other contingent obligations in connection with the Asset Sale to the extent such cash is actually disbursed to the Company or such Restricted Subsidiary in accordance with the terms of such escrow; and

          (d)   Replacement Assets,

        (3)   the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

          (a)   (i) to repay or prepay Indebtedness under the Credit Agreement and permanently reduce the corresponding commitments thereunder, (ii) to retire Purchase Money Indebtedness secured by the asset that was the subject of the Asset Sale and/or (iii) in the case where the property or asset that was the subject of such Asset Sale is the property or asset of a Foreign Restricted Subsidiary, to repay Indebtedness of such Foreign Restricted Subsidiary and, if such debt is revolving credit Indebtedness, permanently reduce the corresponding commitments thereunder;

          (b)   to make an investment in Replacement Assets; or

          (c)   a combination of repayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

        Pending the final application of Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or invest such Net Cash Proceeds in Cash Equivalents. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), 3(b) or 3(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders the maximum principal amount at maturity of Notes that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the Accreted Value thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase.

        If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to be an Asset Sale on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

        The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this covenant). To the extent that the aggregate Accreted Value of Notes tendered pursuant to such Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company and its Restricted Subsidiaries may use the remaining portion of the Net Proceeds Offer Amount for general corporate purposes. Upon the completion of each Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

        In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under
"—Merger, Consolidation and Sale of Assets" that does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it constituted an Asset Sale. The Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 at maturity in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue of such compliance with such securities laws and regulations.

        The Credit Agreement (including any agreement governing future credit facilities permitted under the Indenture) may prohibit, the Company from purchasing any Notes with the proceeds of Asset Sales. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior Lenders to the purchase of Notes or could attempt to refinance, repay or replace the borrowings that contain such prohibition with new credit facilities without such prohibition. If the Company does not obtain such a consent or refinance, repay or replace such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. The Company's ability to pay cash to Holders upon an Asset Sale may be limited by the Company's financial resources.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

        (1)   pay dividends or make any other distributions on or in respect of its Equity Interests;

        (2)   make loans or advances to, or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

        (3)   transfer any of its property or assets to the Company or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing:

          (a)   under applicable law, rule or regulation;

          (b)   under the Indenture, the Collateral Agreements and the Guarantees;

          (c)   by reason of customary non-assignment provisions of any lease of any Restricted Subsidiary to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

          (d)   under any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

          (e)   under the Credit Agreement and all amendments, modifications, restatements, supplements, renewals, replacements or substitutions thereof on terms no more adverse to the Holders and no less favorable or more onerous to the Company and its Restricted Subsidiaries than those contained in the Credit Agreement on the Issue Date;

          (f)    by reason of restrictions on the transfer of assets subject to any Permitted Lien;

          (g)   under customary agreements to sell assets or Equity Interests permitted to be sold under the Indenture pending the closing of such sale;

          (h)   under agreements or instruments relating to Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of the Indenture; provided, that such encumbrances and restrictions relate only to the assets financed with such Indebtedness;

          (i)    by reason of restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into to in the ordinary course of business;

          (j)    under Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (h) above; provided, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no more adverse to the Holders and no less favorable or more onerous to the Company and its Restricted Subsidiaries than the provisions relating to such encumbrance or restriction contained in agreements referred to in the Indebtedness being Refinanced;

          (k)   under restrictions in other Indebtedness incurred in compliance with the covenant described under "—Limitation on Incurrence of Additional Indebtedness"; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (b), (e) and (f) above; or

          (l)    under customary non-assignment provisions in agreements entered into in the ordinary course of business.

        Limitation on Issuances and Sales of Equity Interests of Subsidiaries.    The Company will not, and will not permit or cause any of its Restricted Subsidiaries to, transfer, convey, issue or sell any Equity Interests of any Restricted Subsidiary to any Person (other than to the Company or to a Wholly Owned Restricted Subsidiary and, if necessary, shares of Equity Interests constituting directors' qualifying shares); provided, that this provision shall not prohibit:

        (1)   any transfer, issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "—Certain Covenants—Limitations on Restricted Payments" covenant if made on the date of such issuance or sale or

        (2)   the sale of all of the Equity Interests of a Restricted Subsidiary in compliance with the provisions of the "—Certain Covenants—Limitations on Asset Sales" covenant.

        Limitation on Liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

        Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey (not including any conveyance, if any, resulting solely from the creation of any Permitted Lien) or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey (not including any conveyance, if any, resulting solely from the creation of any Permitted Lien) or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

        (1)   either:

            (a)   the Company shall be the surviving or continuing corporation; or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease,

    conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

            (x)   shall be an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided, that if such Person is not a corporation, a co-obligor of the Notes is a corporation; and

            (y)   shall expressly assume, (i) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest and Additional Interest if any, on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed thereunder and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of the Company under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

        (2)   unless such transaction is (i) a consolidation or merger of the Company or any Restricted Subsidiary, as the case may be, with or into a Guarantor, or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company to a Guarantor, (ii) not for the purpose of evading this provision and not in connection with any other transaction, and (iii) otherwise complies with the terms of the Indenture, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, is permitted to incur at least $1.00 of additional Indebtedness pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant or would have a Consolidated Fixed Charge Coverage Ratio at least equal to the Company's Consolidated Fixed Charge Coverage Ratio immediately preceding such transaction;

        (3)   unless such transaction is (i) a consolidation or merger of the Company or any Restricted Subsidiary, as the case may be, with or into a Guarantor, or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company to a Guarantor, (ii) not for the purpose of evading this provision and not in connection with any other transaction, and (iii) otherwise complies with the terms of the Indenture, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

        (4)   the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Equity Interests of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not surviving or the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such. Upon such substitution, the Company and any Guarantors that remain Subsidiaries of the Company shall be released from their obligations under the Indenture and the Guarantees.

        Each Guarantor will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person, other than the Company or any other Guarantor unless:

        (1)   the entity formed by or surviving any such consolidation or merger (if other than the Company or the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

        (2)   such entity assumes (a) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of the Indenture and the Registration Rights Agreement and (b) by amendment, supplement or other instrument (in form and substance satisfactory to the Trustee and the Collateral Agent) executed and delivered to the Trustee and the Collateral Agent, all obligations of the Guarantor under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity; and

        (3)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

        This "Merger, Consolidation and Sale of Assets" covenant will not apply to any merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction of the United States; provided, that such Affiliate has no assets, liabilities or operations immediately prior to such merger.

        Limitations on Transactions with Affiliates.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than

        (x)   Permitted Affiliate Transactions, and

        (y)   Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

        With respect to all Affiliate Transactions:

          (i)    the Company shall deliver an Officers' Certificate to the Trustee certifying that such transactions are in compliance with clause (a)(y) of the preceding paragraph;

          (ii)   if such Affiliate Transaction involves aggregate payments or other property with a Fair Market Value in excess of $1.0 million, such transaction shall be approved by a majority of the disinterested members of the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such members of the Board of Directors have determined that such transaction complies with the foregoing provisions; and

          (iii)  if such Affiliate Transaction involves an aggregate Fair Market Value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor and file the same with the Trustee.

        The restrictions set forth in the first paragraph of this covenant shall not apply to the following transactions (collectively, "Permitted Affiliate Transactions"):

        (1)   reasonable fees and compensation paid to directors of the Company who are not employees and to consultants of the Company, and indemnity provided on behalf of officers, directors, employees or consultants of the Company or any Restricted Subsidiary, in each case, as determined in good faith by the Company's Board of Directors;

        (2)   transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among Restricted Subsidiaries, provided, that such transactions are not otherwise prohibited by the Indenture;

        (3)   any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders, the Company or the Restricted Subsidiaries in any material respect than the original agreement as in effect on the Issue Date;

        (4)   Restricted Payments permitted by the Indenture or Permitted Investments;

        (5)   any merger or other transaction with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction or creating a holding company of the Company;

        (6)   any reasonable employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into in good faith by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

        (7)   arrangements existing on the Issue Date as disclosed in this Prospectus under the sections entitled "Certain Relationships and Related Transactions" and "Management—Consulting and Employment Agreements" or as amended thereafter (so long as the amended agreement is not more disadvantageous to the holders of the Notes in any material respect than such agreement immediately prior to such amendment);

        (8)   issuance of Qualified Equity Interests of the Company and the granting of registration rights with respect to such Qualified Equity interests;

        (9)   transactions with customers, suppliers or purchasers or sellers of goods or services which are on terms no less favorable to the Company and its Restricted Subsidiaries than those that could be obtained contemporaneously in comparable transactions with Persons who are not Affiliates; and

        (10) the reimbursement of out-of-pocket expenses of Cerberus Capital Management, L.P. and its Affiliates in connection with the Transactions.

        Additional Subsidiary Guarantees.    If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date (other than an Unrestricted Subsidiary), then the Company shall cause such Domestic Restricted Subsidiary to:

        (1)   execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture;

        (2)   (a) execute and deliver to the Collateral Agent such amendments to the Collateral Agreements as the Collateral Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Holders, a perfected security interest in the Equity Interests of such new Domestic Restricted Subsidiary and any debt securities of such new Subsidiary, subject to the Permitted Liens, which are owned by the Company or Subsidiary and required to be pledged pursuant to the Security Agreement, and (b) subject to the terms of the Intercreditor Agreement, deliver to the Collateral Agent any certificates representing such Equity Interests and debt securities, together with (i) in the case of such Equity Interests, undated stock powers or instruments of transfer, as applicable, endorsed in blank, and (ii) in the case of such debt securities, endorsed in blank, in each case executed and delivered by an Officer of the Company or such Subsidiary, as the case may be;

        (3)   take such actions as are necessary or as the Collateral Agent reasonably determines to be advisable to grant to the Collateral Agent for the benefit of the Holders a perfected security interest in the assets of such new Domestic Restricted Subsidiary to the extent required pursuant to the terms of the Collateral Agreements, subject to the Permitted Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Collateral Agent;

        (4)   take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing; and

        (5)   deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary and such other opinions regarding the perfection of such Liens in the assets of such Domestic Restricted Subsidiary as provided for in the Indenture.

Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture.

        Neither the Company nor any of its Restricted Subsidiaries will (a) take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, (b) grant to any Person (other than the Collateral Agent), or permit any Person (other than the Collateral Agent), to retain any interest whatsoever in the Collateral other than Permitted Liens or (c) enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes and the Collateral Agreements and subject to the terms of the Intercreditor Agreement. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request or as necessary to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements as necessary or at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

        Real Estate Mortgages and Filings.    With respect to any fee interest in any real property (individually and collectively, the "Premises") (a) owned by the Company or a Guarantor on the Issue Date or (b) acquired by the Company or a Guarantor after the Issue Date (other than pursuant to a Capitalized Lease Obligation or Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of Permitted Indebtedness), with (i) a purchase price or (ii) as of the Issue Date, with a Fair Market Value, of greater than $1.0 million, on the Issue Date in the case of clause (a) and within 90 days of the acquisition thereof in the case of clause (b), the Company shall deliver to the Collateral Agent (subject to the terms of the Intercreditor Agreement):

        (1)   as mortgagee, fully executed counterparts of Mortgages duly executed by the Company or the applicable Guarantor, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to the first priority Lien of the Administrative Agent to secure Credit Agreement Obligations up to (but not in excess of) the Maximum Priority Debt Amount, and other Permitted Liens, against the properties purported to be covered thereby;

        (2)   mortgagee's title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens, and such policies shall also include, to the extent available, customary endorsements (the endorsements in title insurance policies in favor of the Administrative Agent under the Credit Agreement being deemed customary for this purpose) and shall be accompanied by evidence of the payment in full of all premiums thereon; and

        (3)   with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from the Company and the Guarantors stating that there has been no change, other than, in each case, changes that do not materially adversely affect the use by the Company or Guarantor, as applicable, of such Premises for the Company or such Guarantor's business as so conducted, or intended to be conducted, at such Premises;

provided, however, that the obligations under this covenant shall not apply until the Company and the Guarantors own real properties with an aggregate Fair Market Value in excess of $7.5 million.

        Conduct of Business.    The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses other than Permitted Businesses.

        Reports to Holders.    Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "SEC"), so long as any Notes are outstanding, the Company will furnish to the Trustee and furnish, upon request, to the Holders:

        (1)   all quarterly and annual information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

        (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC's rules and regulations.

        Following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing).

        Payments for Consent.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Notes, any Collateral Agreement or the Intercreditor Agreement unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default

        The following events are defined in the Indenture as "Events of Default":

        (1)   the failure by the Company or the Guarantors to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 consecutive days;

        (2)   the failure by the Company or the Guarantors to pay the principal of or premium, if any, on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer, Net Proceeds Offer, Excess Cash Flow Offer or, Restricted Payments Offer, when such payments become due);

        (3)   a default by the Company or the Guarantors in the observance or performance of any other covenant or agreement contained in the Indenture (other than the payment of the principal of, or premium, if any, or interest on any Note) or any Collateral Agreement which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount at maturity of the Notes (except in the case of a default with respect to the "Certain Covenants—Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

        (4)   the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary other than the Notes and the Guarantees, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $7.5 million or more at any time;

        (5)   one or more judgments in an aggregate amount in excess of $7.5 million shall have been rendered against the Company or any of its Restricted Subsidiaries (other than any judgment as to which a third party insurer has accepted full coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 60 consecutive days after such judgment or judgments become final and non-appealable;

        (6)   certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

        (7)   any Collateral Agreement at any time for any reason shall cease to be in full force and effect or ceases to give, in all material respects, the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement; provided that it will not be an Event of Default under this clause (7) if the sole result of such failure of the Collateral Agreements to be fully enforceable is that Collateral subject to any Liens purported to be granted under such unenforceable Collateral Agreements, individually or in the aggregate, have a Fair Market Value of less than $1.0 million;

        (8)   the Company or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or

        (9)   any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount at maturity of outstanding Notes may declare the principal of and premium, if any, and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable.

        If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso factobecome and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraphs, the Holders of a majority in principal amount at maturity of the Notes may rescind and cancel such declaration and its consequences:

        (1)   if the rescission would not conflict with any judgment or decree;

        (2)   if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration; and

        (3)   in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount at maturity of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except (other than as provided in the immediately preceding paragraph) a default in the payment of the principal of or premium, if any, and interest on any Notes.

        Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee an indemnity reasonably satisfactory to the Trustee. Subject to the provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        No past, present or future director, officer, employee, member, manager, agent, incorporator, or stockholder of the Company or a Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, the Collateral Agreements or the Indenture or for any claim based on, in respect of, such obligations or their creation. Each Holder by accepting a Note and Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

        Under the Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon any Officer obtaining knowledge of any Default or Event of Default (provided that such Officers' Certificate shall be provided at least annually whether or not such Officers know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

        (1)   the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes when such payments are due;

        (2)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

        (3)   the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

        (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (excluding non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

        (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

        (2)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

          (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

          (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (1) of this paragraph (except such Default or Event of Default resulting from the failure to comply with "—Certain Covenants—Limitations on Incurrence of Additional Indebtedness" as a result of the borrowing of funds required to effect such deposit and the grant of any Liens securing such borrowing) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91stday after the date of such deposit;

        (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

        (6)   the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

        (7)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

        (8)   the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and exclusions) to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940.

Satisfaction and Discharge

        The Indenture (and all Liens on Collateral in connection with the issuance of the Notes) will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

        (1)   either:

          (a)   all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

          (b)   all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the

  Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest and Additional Interest, if any, on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

        (2)   the Company has paid all other sums payable under the Indenture and the Collateral Agreements by the Company; and

        (3)   the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Guarantors, the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement, the Collateral Agent, without the consent of the Holders, may amend, waive, modify or supplement provisions in the Indenture, the Notes, the Guarantees and the Collateral Agreements:

        (1)   to cure any ambiguity, defect or inconsistency contained therein;

        (2)   to provide for uncertificated Notes in addition to or in place of certificated Notes;

        (3)   to provide for the assumption of the Company's or a Guarantor's obligations to Holders in accordance with the covenant described under "—Certain Covenants—Merger, Consolidation and Sale of Assets;"

        (4)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Indenture, the Notes, the Guarantees or the Collateral Agreements

        (5)   to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

        (6)   to allow any Subsidiary or any other Person to guarantee the Notes;

        (7)   to release a Guarantor as permitted by the Indenture and the relevant Guarantee; or

        (8)   if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or Collateral Agreements.

        Subject to the Intercreditor Agreement, no portion of the Collateral may be released from the Lien of the Collateral Agreements (except in accordance with the provisions of the Indenture and the Collateral Agreements), and none of the Collateral Agreements or the provisions of the Indenture relating to the Collateral may be amended or supplemented, and the rights of any Holders thereunder may not be waived or modified, without, in each case, the consent of the Holders of at least 66 2/3% in aggregate principal amount at maturity of the then outstanding Notes.

        Other amendments of, modifications of, waivers to and supplements to the Indenture, the Notes, the Guarantees, the Registration Rights Agreement and the Collateral Agreements may be made with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Notes issued under the provisions of the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

        (1)   reduce the amount of Notes the Holders of which must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes;

        (2)   reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest or Additional Interest, on any Notes;

        (3)   reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

        (4)   make any Notes payable in money other than that stated in the Notes;

        (5)   make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, interest and Additional Interest, if any, on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount at maturity of Notes to waive Defaults or Events of Default;

        (6)   after the Company's obligation to purchase the Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control, make and consummate an Excess Cash Flow Offer, make and consummate a Restricted Payments Offer, or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

        (7)   subordinate the Notes in right of payment to any other Indebtedness of the Company or any Guarantor; or

        (8)   release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Each of the Trustee and, if such amendment, modification, waiver or supplement relates to any Collateral Agreement, the Collateral Agent, will be entitled to receive, and will be fully protected in relying upon, an Opinion of Counsel and an Officer's Certificate, each stating that the execution of any amendment, waiver or supplement described above is authorized pursuant to the Indenture.

Governing Law

        The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Accreted Value" means, as of any date (the "Specified Date"), with respect to each $1,000 principal amount at maturity of Notes:

        (1)   if the Specified Date is one of the following dates (each, a "Semi-Annual Accrual Date"), the amount set forth opposite such date below:

Semi-Annual Accrual Date	Accreted Value
Issue Date	$950.00
December 15, 2005	$952.81
June 15, 2006	$955.92
December 15, 2006	$959.23
June 15, 2007	$962.74
December 15, 2007	$966.48
June 15, 2008	$970.44
December 15, 2008	$974.66
June 15, 2009	$979.13
December 15, 2009	$983.89
June 15, 2010	$988.94
December 15, 2010	$994.30
June 15, 2011	$1,000.00

        (2)   if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (B) the amount equal to the product of (a) the difference of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date and (y) the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (b) a fraction, the numerator of which is the number of days actually elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date and the denominator of which is the number of the days between the two Semi-Annual Accrual Dates.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary or the time of such acquisition, merger or consolidation.

        "Administrative Agent" has the meaning set forth in the definition of the term "Credit Agreement."

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that Beneficial Ownership of 10% or more of the Voting Equity Interests of the Person shall be deemed to be control. The terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Asset Acquisition" means:

        (1)   an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or

        (2)   the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer of:

        (1)   any Equity Interests of any Restricted Subsidiary; or

        (2)   any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business;

        provided, that Asset Sales shall not include:

          (a)   the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "—Certain Covenants—Merger, Consolidation and Sale of Assets;"

          (b)   any Restricted Payment permitted under "—Certain Covenants—Limitation on Restricted Payments," or any Permitted Investment;

          (c)   the sale of Cash Equivalents;

          (d)   the creation of a Permitted Lien (but not the sale or other disposition of the property subject to such Lien);

          (e)   a transfer of assets to the Company or to a Guarantor or the issuance of Qualified Equity Interests to the Company or to a Restricted Subsidiary;

          (f)    the sale, disposal, or abandonment of used or worn out equipment of the Company or its Restricted Subsidiaries (including, without limitation, the dissolution of any Subsidiary of the Company to the extent permitted pursuant to the Indenture);

          (g)   the licensing or grant of rights or interests in intellectual property to the extent that any such license or grant does not prohibit the Company and its Restricted Subsidiaries from using such intellectual property or require the Company and its Restricted Subsidiaries to pay any fees for any such use;

          (h)   factoring of accounts receivable in the ordinary course of business; and

          (i)    any transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million.

        "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §101 et seq.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have meanings correlative to the foregoing.

        "Board of Directors" means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Capital Contribution" means any contribution to the equity of the Company from for which no consideration has been given other than the issuance of Qualified Equity Interests.

        "Capital Expenditures" means, for any period, all direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of property or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with GAAP.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

        (1)    marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

        (2)    marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

        (3)    commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

        (4)    certificates of deposit, Eurodollar time deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

        (5)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

        (6)    investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of one or more of the following events:

        (1)    any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than a transaction in which the transferee is controlled by one or more Permitted Holders;

        (2)    the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than (A) a transaction in which the surviving or transferee Person is a Person that is controlled by the Permitted Holders or (B) any such transaction where the Voting Equity Interests of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Equity Interests (other than Disqualified Equity Interests) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Equity Interests of such surviving or transferee Person (immediately after giving effect to such issuance;

        (3)    the approval by the holders of Equity Interests of the Company of any plan or proposal for the liquidation, winding up or dissolution of the Company;

        (4)    prior to the first Public Equity Offering, the Permitted Holders cease for any reason to be the Beneficial Owner, directly or indirectly, in the aggregate of at least a majority of the total voting power of the Voting Equity Interests of the Company, whether by virtue of the issuance, sale or other disposition of Equity Interests of the Company, a merger, consolidation or sale of assets involving the Company, a Restricted Subsidiary, any voting trust or other agreement;

        (5)    subsequent to the first Public Equity Offering, (a) any Person or Group is or becomes the Beneficial Owner, directly or indirectly, in the aggregate of more than 35% of the total voting power of the Voting Equity Interests of the Company, and (b) the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Equity Interests of the Company than such other Person or Group; or

        (6)    individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

        "Collateral" shall mean collateral as such term is defined in the Security Agreement, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement.

        "Collateral Agent" means the collateral agent and any successor under the Indenture.

        "Collateral Agreements" means, collectively, the Intercreditor Agreement, the Security Agreement and each Mortgage, in each case, as the same may be in force from time to time.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means for any period, the sum (without duplication) of:

        (1)    Consolidated Net Income; and

        (2)    to the extent Consolidated Net Income has been reduced thereby:

          (a)    all income taxes paid or accrued in accordance with GAAP for such period;

          (b)    Consolidated Interest Expense, and interest expense attributable to write-offs of deferred financing costs; and

          (c)    Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than accruals of revenue in the ordinary course of business and reversals in such periods of an accrual of, or reserve for a cash charges in another period). All as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means the ratio of Consolidated EBITDA of during the four consecutive full fiscal quarters (the "Four Quarter Period") most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges for the Four Quarter Period.

        For purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

        (1)    the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries or the issuance or redemption or other repayment of any Preferred Stock not meeting the definition of Disqualified Equity Interests by the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption or other repayment of any Preferred Stock not meeting the definition of Disqualified Equity Interests by the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

        (2)    any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

        (1)    interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

        (2)    notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        Additionally, any pro forma calculations shall include pro forma adjustments arising out of events which are directly attributable to an Asset Acquisition, an Asset Sale or other transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Company.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, o

        (1)    Consolidated Interest Expense (excluding interest that is not required to be paid in cash during such period, amortization or write-off of deferred financing costs and debt issuance costs during such period and any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness); plus

        (2)    the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Equity Interests) paid, in cash during such period to any Person other than such Person or any of its Restricted Subsidiaries times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees), other than any cash costs paid to unwind Interest Swap Obligations existing on and prior to the Issue Date.

        "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, that there shall be excluded therefrom:

        (1)    after tax losses and gains from Asset Sales or the disposition of any other assets not in the ordinary course of business;

        (2)    extraordinary or non-recurring gains, losses, income and expenses as determined in accordance with GAAP (including any costs, expenses or charges incurred in connection with the Transactions), in each case together with any provisions for taxes on such gains;

        (3)    the net income (but not loss) of any Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, except to the extent that such net income is actually, or permitted to be, paid to the Company or a Restricted Subsidiary thereof by the loans, advances, intercompany transfers, principal repayments or otherwise;

        (4)    the net income (or loss) of any Person, other than the Company or a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

        (5)    any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

        (6)    income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

        (7)    all gains realized on or because of the purchase or other acquisition by the Company or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

        (8)    the cumulative effect of a change in accounting principles;

        (9)    any non-cash expenses or charges resulting from the grant of stock, stock options or other equity-based awards;

        (10)    in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

        (11)    the amortization of intangible assets created as a result of purchase accounting in connection with the Transactions and the amortization of costs incurred and capitalized in connection with the Transactions.

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its consolidated Subsidiaries to the extent they reduce Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges to the extent that they represent an accrual of or a reserve for cash charges for any future period).

        "Contribution Agreement" means that Contribution Agreement dated the Issue Date between Rafaella Sportswear, Inc and the Company as in effect on the Issue Date.

        "Credit Agreement" collectively means the Credit Agreement, dated as of the Issue Date, between the Company and the lenders party thereto (together with their successors and assigns, the "Lenders") and HSBC Bank USA, as administrative agent (in such capacity, together with its successors and assigns, the "Administrative Agent"), setting forth the terms and conditions of the senior credit facility, and any subsequent senior credit facilities, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented, modified, renewed, refunded, replaced, restated, substituted, or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (2) of the definition of the term "Permitted Indebtedness") or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder), whether upon or at any time or from time to time after termination or otherwise, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Equity Interests" means with respect to any Person, any Equity Interest of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased, including at the option of the Holder thereof, by such Person or any of its Subsidiaries, in whole or in part, or on prior to 91 days following the Stated Maturity of the Notes. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Equity Interests solely because the Holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests expressly provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company's purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under "—Repurchase upon Change of Control" and "—Limitation on Incurrence of Additional Indebtedness."

        "Domestic Restricted Subsidiary" means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

        "Domestic Subsidiary" means, with respect to any Person, a Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

        "Equity Interests" means:

        (1)    with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

        (2)    with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

        (3)    any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

        "Equity Offering" means a Public Equity Offering or any private placement of Common Stock of the Company or any holding company of the Company to any Person other than issuances upon exercise of options by employees of any holding company, the Company or any of the Restricted Subsidiaries.

        "Escrow Agreement" means the Escrow Agreement between Acquisition Co., the Company, Ronald Frankel and JP Morgan Chase Bank dated as of the Issue Date pursuant to which the escrow agent will agree to hold in trust $30.0 million, which shall be disbursed in accordance with its terms (as in effect on the Issue Date).

        "Excess Cash Flow" means, for any fiscal year, the amount, if positive, equal to (A) the Company's Consolidated EBITDA for such year, minus (B) the sum of (i) Capital Expenditures made during such fiscal year, (ii) the cash portion of Consolidated Interest Expense (net of interest income) for such fiscal year, (iii) the cash portion of all income and franchise taxes paid during such fiscal year, and (iv) the aggregate principal amount at maturity of the Notes purchased or redeemed by the Company during such fiscal year (excluding any purchase made pursuant to (i) the Excess Cash Flow Offer and (ii) any and all Net Proceeds Offers in connection with Assets Sales), (C) plus or minus, respectively, of any net decrease or increase in Working Capital from the last day of the immediately preceding fiscal year to the last day of such fiscal year.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Exchange Offer" means an exchange offer that may be made by the Company, pursuant to the Registration Rights Agreement, to exchange for any and all the Notes a like aggregate principal amount at maturity of Notes registered under the Securities Act having substantially identical terms to the Notes.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

        "Foreign Subsidiary" means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

        "GAAP" means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

        "Guarantor" means (1) each of the Company's Domestic Restricted Subsidiaries existing on the Issue Date and (2) each of the Company's Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Heirs" of any individual means such individual's estate, spouse, lineal relatives (including adoptive descendants), administrator, committee or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any spouse or lineal relatives (including adoptive descendants) of such individual.

        "Holder" means the Person in whose name a Note is registered on the registrar's books.

        "Indebtedness" means with respect to any Person, without duplication:

        (1)    all Obligations of such Person for borrowed money;

        (2)    all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

        (3)    all Capitalized Lease Obligations of such Person;

        (4)    all Obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs);

        (5)    all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (other than those issued or incurred in respect of trade payables arising in the ordinary course of business);

        (6)    guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

        (7)    all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

        (8)    all Interest Swap Obligations and all Obligations under Currency Agreements of such Person; and

        (9)    all Disqualified Equity Interests issued by such Person with the amount of Indebtedness represented by such Disqualified Equity Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Equity Interests which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Equity Interests, such Fair Market Value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Equity Interests.

        "Independent Financial Advisor" means a nationally-recognized accounting, appraisal or investment banking firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Intercreditor Agreement" means the Intercreditor Agreement among the Administrative Agent, the Trustee, the Collateral Agent, the Company and the Guarantors, dated as of the Issue Date, as the same may be amended, supplemented or modified from time to time.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" in any Person means any direct or indirect advance, loan (excluding extensions of credit to customers or advances, deposits or payments to or with suppliers, lessors or utilities or for worker's compensation, in each case, in the ordinary course of business that are required to be recorded in accordance with GAAP as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person and excluding commissions, travel and similar advances to officers and employees) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Equity Interests, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value; provided that, in the case of an Investment as a result of an acquisition, fair market value shall mean the book value of the asset constituting such Investment as reflected on the balance sheet of such Person as of the date of the acquisition after giving effect to such acquisition.

        For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

        (i)    "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

        (ii)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

        "Issue Date" means the date of original issuance of the Old Notes.

        "Lenders" has the meaning set forth in the definition of the term "Credit Agreement."

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Mortgages" means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises and/or the Leased Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

        (1)    reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and severance and relocation costs and expenses);

        (2)    all taxes and other costs and expenses actually paid or estimated by the Company (in good faith) to be payable in cash in connection with such Asset Sale;

        (3)    repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

        (4)    appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, (i) against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; or (ii) for adjustment in respect of the sale price of the property or assets that are the subject of such Asset Sales, provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

        "Obligations" means all obligations for principal, premium, interest, Additional Interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Offering" means the offering of the Notes hereunder.

        "Officer" means (1) with respect to any Person that is a corporation, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of such Person and (2) with respect to any other Person, the individuals designated to perform functions similar to those of the officers listed in clause (1).

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion of counsel who shall be reasonably acceptable to the Trustee.

        "Permitted Business" means any business that is the same as or similar, reasonably related, complementary or incidental to the business in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

        "Permitted Holders" means Cerberus Capital Management, L.P. or any of its Affiliates, and any fund or account managed by Cerberus Capital Management, L.P. or any of its Affiliates.

        "Permitted Indebtedness" means, without duplication, each of the following:

        (1)    Indebtedness under the Notes issued in the Offering and the related Guarantees;

        (2)    Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $62.5 million, as such amount may be reduced from time to time as a result of permanent reductions of the commitments thereunder as provided in "Certain Covenants—Limitation on Asset Sales;"

        (3)    other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than pursuant to the Credit Agreement), including any contingent obligation to pay the Stockholders' Equity Adjustment;

        (4)    Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the Indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

        (5)    Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        (6)    Intercompany Indebtedness between or among the Company or any of its Restricted Subsidiaries; provided, that (i) if the Company or a Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Guarantee, in the case of a Guarantor; provided further, that if, as of any date, any other Person owns or holds any such Indebtedness or holds a Lien (other than a Permitted Lien) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

        (7)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five business days of incurrence;

        (8)    Indebtedness of the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or bankers acceptances for the account of the Company or such Restricted Subsidiary, as the case may be, including, without limitation, in order to provide security for workers' compensation claims, self-insurance or similar requirements in the ordinary course of business, and other reimbursement type obligations regarding workers' compensation or self-insurance;

        (9)    obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

        (10)    Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed $5.0 million at any time outstanding;

        (11)    Refinancing Indebtedness;

        (12)    Indebtedness represented by guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

        (13)    Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition;

        (14)    Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with the Indenture;

        (15)    contingent liabilities arising out of endorsement of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

        (16)    Indebtedness of the Company under the Redemption Agreement;

        (17)    Indebtedness resulting from customer charge backs in connection with the Company's factoring of accounts receivable in the ordinary course of business; and

        (18)    additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any time outstanding.

        For purposes of determining compliance with the "—Limitation on Incurrence of Additional Indebtedness" covenant, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once, (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (18) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant and (c) Indebtedness incurred in connection with or in contemplation of, any transaction described in the definition of the term "Acquired Indebtedness" shall be deemed to have been incurred by the Company or one of its Restricted Subsidiaries, as the case may be, at the time an acquired Person becomes such a Restricted Subsidiary (or its merged into the Company or such a Restricted Subsidiary) or at the time of the acquisition of assets, as the case may be.

        "Permitted Investments" means:

        (1)    Investments in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate with or into the Company or a Guarantor, or that transfers or conveys all or substantially all of its assets to the Company or a Guarantor;

        (2)    Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's Obligations under the Notes and the Indenture;

        (3)    Investments in cash and Cash Equivalents;

        (4)    any Investments the payment for which consists of Qualified Equity Interests of the Company or any parent of the Company (which Investment, in the case of a parent, is contributed to the capital of the Company);

        (5)    Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

        (6)    Investments in the Notes;

        (7)    Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers or in good faith settlement of delinquent obligations of such creditors and customers;

        (8)    Investments as a result of non-cash consideration received in connection with an Asset Sale made in compliance with the "—Certain Covenants—Limitation on Asset Sales" covenant, or a sale or disposition of assets not constituting an Asset Sale;

        (9)    Investments in existence on the Issue Date;

        (10)    loans and advances, including advances for travel and moving expenses, to employees, officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes and in accordance with applicable laws not in excess of $500,000 at any one time outstanding;

        (11)    advances to suppliers and customers in the ordinary course of business;

        (12)    loans, guarantees of loans, advances, and other extensions of credit to or on behalf of current and former officers, directors, employees, and consultants of the Company, a Restricted Subsidiary, or a direct or indirect parent of the Company made in the ordinary course of business for the purpose of permitting such Persons to purchase Equity Interests of the Company or any direct or indirect parent of the Company, in an amount not to exceed $500,000 million at any one time outstanding;

        (13)    Investments in joint ventures in an aggregate amount not to exceed $5.0 million at any time outstanding; and

        (14)    additional Investments in an aggregate amount not to exceed $10.0 million at any time outstanding.

        "Permitted Liens" means the following types of Liens:

        (1)    Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

        (2)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

        (3)    Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (4)    survey exceptions, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

        (5)    any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (10) of the definition of "Permitted Indebtedness;" provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

        (6)    Liens securing Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of "Permitted Indebtedness;" provided, that (a) the Indebtedness shall not exceed the cost of the property or assets acquired, together, in the case of real property, with the cost of the construction thereof and improvements thereto, and shall not be secured by a Lien on any property or assets of the Company or any Restricted Subsidiary other than such property or assets so acquired or constructed and improvements thereto and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

        (7)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

        (8)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (9)    Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

        (10)    Liens securing Interest Swap Obligations that relate to Indebtedness that is otherwise permitted under the Indenture;

        (11)    Liens securing Indebtedness under Currency Agreements that are permitted under the Indenture;

        (12)    judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within such proceedings may be initiated shall not have expired;

        (13)    Liens securing the Notes originally issued on the Issue Date and all other related monetary obligations under the Indenture and the Guarantees;

        (14)    Liens securing Indebtedness under the Credit Agreement to the extent such Indebtedness is permitted under clause (2) of the definition of the term "Permitted Indebtedness;"

        (15)    Liens securing Refinancing Indebtedness incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and incurred in accordance with the "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" provisions of the Indenture; provided, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

        (16)    Liens in favor of the Company or a Restricted Subsidiary of the Company;

        (17)    banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business (provided that such bank accounts are not cash collateral accounts);

        (18)    Liens in favor of customs and revenue authorities or forwarders acting on behalf of the Company and its Subsidiaries to secure payment of customs duties in connection with the importation of goods;

        (19)    judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made; and

        (20)    Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term "Permitted Indebtedness" to the extent and in the manner such Liens are in effect on the Issue Date;

        (21)    Precautionary filings of Uniform Commercial Code financing statements regarding operating leases;

        (22)    deposits made in the ordinary course of business to secure liability to insurance carriers;

        (23)    rights of a licensor of intellectual property;

        (24)    Liens on Equity Interests of the Company or any Restricted Subsidiary in Unrestricted Subsidiaries that secure non-recourse Indebtedness of the Unrestricted Subsidiary; and

        (25)    Liens encumbering cash, financial assets and any deposit account or securities account in which such cash or financial assets are held pursuant to the Escrow Agreement securing obligations of the Company in respect of its deferred purchase price payment obligations under the Redemption Agreement; provided that, such Liens shall be released (and shall no longer constitute a "Permitted Lien") to the extent any such cash or financial assets are disbursed in satisfaction of such obligations in accordance with the terms of the Escrow Agreement.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Equity Interests of such Person that has preferential rights to any other Equity Interests of such Person with respect to dividends or redemptions or upon liquidation.

        "Public Equity Offering" means an underwritten public offering of Common Stock of the Company or any holding company of the Company pursuant to a registration statement filed with the SEC (other than on Form S-8).

        "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

        "Qualified Equity Interests" means any Equity Interests that are not Disqualified Equity Interests.

        "Rafaella Sportswear, Inc." means Rafaella Sportswear, Inc., a Delaware corporation and the predecessor of the Company.

        "Redemption Agreement" means that Redemption Agreement to be dated the Issue Date among Rafaella Sportswear, Inc., RA Cerberus Acquisition, LLC and the Company as in effect on the Issue Date.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease, replace or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to Permitted Indebtedness) or clauses (1), (3) (except with respect to any contingent obligations to pay the Stockholders' Equity Adjustment) or (11) of the definition of Permitted Indebtedness, in each case that does not:

        (1)    have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

        (2)    create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

        (3)    affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness).

        If such Indebtedness being Refinanced is subordinate or junior by its terms to the Notes, then such Refinancing Indebtedness shall be subordinate by its terms to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, between the Company, the Guarantors and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof.

        "Replacement Assets" means property, plant, equipment or other assets that replace the properties and assets that were the subject of an Asset Sale or that will be used or useful in the Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and assets) or to acquire all or substantially all of the assets of, or any Equity Interests of, a Person engaged in a Permitted Business if, after giving effect to such acquisition of Equity Interests, such Person is or becomes a Restricted Subsidiary and, if the Asset Sale was with respect to assets of a Guarantor, such Person is or becomes a Guarantor.

        "Restricted Subsidiary" means any Subsidiary of the Company that at the time of determination is not an Unrestricted Subsidiary.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Security Agreement" means the Security Agreement, dated as of the Issue Date, made by the Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

        "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

        "Stated Maturity" means June 15, 2011.

        "Stockholders' Equity Adjustment" means any stockholders' equity adjustment payment pursuant to Sections 3.02 or 3.03 of the Contribution Agreement to Rafaella Sportswear, Inc.

        "Subsidiary" with respect to any Person, means:

        (1)    any corporation of which the outstanding Equity Interests having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

        (2)    any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Unrestricted Subsidiary" means:

        (1)   any Subsidiary of the Company that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

        (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

        (1)   the Company certifies to the Trustee that such designation complies with the "—Certain Covenants—Limitation on Restricted Payments" covenant; and

        (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

        (1)   immediately after giving effect to such designation, the Company is permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" covenant; and

        (2)   immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

        Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Equity Interests" means, with respect to any Person, securities of any class or classes of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to appoint or vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

        (a)   the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

        (b)   the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company of which all the outstanding Equity Interests (other than in the case of a Foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or any Wholly Owned Subsidiary of the Company.

        "Working Capital" means as of any date the difference between (x) current assets of the Company (excluding cash and Cash Equivalents) for such date and (y) current liabilities (excluding short-term borrowings and current maturities of long-term indebtedness) of the Company for such date, each as determined in accordance with GAAP.

BOOK-ENTRY; DELIVERY AND FORM

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Old Notes at the depository trust company, or DTC, for the purpose of facilitating the exchange offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the exchange agent's account with respect to the Old Notes in accordance with DTC's procedures for transfers. Although delivery of the Old Notes may be effected through book-entry transfer into the exchange agent's account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

General

        The following is a general discussion of certain material United States federal income and estate tax considerations relating to the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes by an initial beneficial owner of the Old Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax considerations described below. We have not obtained, and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax considerations resulting from the exchange of Old Notes for New Notes or from holding or disposing of the New Notes. Reference to "Notes" in this section of the prospectus refers to both the "Old Notes" and the "New Notes."

        In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors that may be subject to special rules (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold Notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the Notes as part of a hedge, conversion transaction, straddle or other risk-reduction transaction). This discussion is limited to initial holders who purchased the Old Notes for cash at the initial offering at the original offering price and who hold the Old Notes, and will hold the New Notes, as capital assets (generally, property held for investment). This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS OR ANY TAX TREATY.

U.S. Holders

        As used herein, the term "U.S. holder" means a beneficial owner of a Note that is for United States federal income tax purposes:

        (1)   an individual who is a citizen or resident of the United States;

        (2)   a corporation or an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any State thereof or the District of Columbia;

        (3)   an estate, the income of which is subject to United States federal income taxation regardless of its source; or

        (4)   a trust that either (i) is subject to the primary supervision of a court within the United States and over which one or more United States persons have authority to control all of its substantial decisions, or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        If a partnership (or other entity treated as a partnership for United States federal tax purposes) holds our Notes, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Notes, you should consult your tax advisor.

Payments of Interest

        Stated interest on a Note is generally includible in your gross income as ordinary interest income in accordance with your usual method of accounting for United States federal income tax purposes.

Original Issue Discount

        The Notes were, and will be, treated as having been issued with original issue discount, or OID, in an amount equal to the difference between the principal amount at maturity of the Notes and their issue price. You must include OID in income as ordinary interest income for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of your regular method of tax accounting. In general, the amount of OID included in income by the initial U.S. holder of a Note will be the sum of the daily portions of OID with respect to such Note for each day during the taxable year (or portion of the taxable year) on which such U.S. holder held such Note. The "daily portion" of OID on a Note is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to each accrual period is generally equal to the difference between:

  •
  the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), and

  •
  the amount of any qualified stated interest payments allocable to such accrual period.

        The "adjusted issue price" of a Note at the beginning of any accrual period is the sum of the issue price of the Note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on the Note that were not qualified stated interest payments. Under these rules, you generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

        We have various optional redemption rights, some of which are subject to contingencies and some of which are unrestricted. You also have the option to require us to purchase all or a portion of your Notes upon the occurrence of a "Change of Control" or in the event of an "Excess Cash Flow Offer" or a "Restricted Payment Offer," each as described under "Description of the New Notes". We do not believe that these redemption options will affect the determination of the yield or deemed maturity date of the Notes or otherwise affect the amount or timing of accrual of OID on the Notes. If this belief is incorrect, the amount and timing of OID required to be taken into account by you may be affected. You should consult your tax advisor regarding the possible effects, if any, of these redemption rights on the calculation of OID on your Notes.

Sale, Exchange or Redemption of the Notes

        Upon the disposition of a Note by sale, exchange or redemption (other than an exchange pursuant to this exchange offer), you will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which amounts will be treated as ordinary income to the extent not previously included in gross income) and (ii) your adjusted federal income tax basis in the Note. Your adjusted federal income tax basis in a Note generally will equal the cost of the Note.

        Any gain or loss you recognize on a disposition of a New Note will generally constitute capital gain or loss and will be long-term capital gain or loss if you have held the New Note and the Old Note for which it was exchanged for longer than one year. Certain non-corporate U.S. holders may be eligible for preferential rates of United States federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Exchange Pursuant to Exercise of Registration Rights

        The exchange of Old Notes for New Notes, as described under "The Exchange Offer," should not be a taxable event for United States federal income tax purposes, and you should have the same adjusted tax basis and holding period in such New Notes that you had in the Old Notes immediately before the exchange.

Optional Redemption; Repurchase Offers

        The New Notes provide for the payment to you in certain circumstances of amounts in excess of stated interest or principal on the New Notes, as described under the caption "Optional Redemption" under the heading "Description of the New Notes" and in the case of certain other offers to repurchase as described under such heading. According to the applicable Treasury Regulations, the possibility of a change in the interest rate on the Notes will not affect the amount or timing of interest income recognized by a holder of a Note if the likelihood of the change, as of the date the Notes are issued, is remote. We intend to take the position, which is not binding on the IRS, that the possibility of payment of additional interest on the Notes is remote and do not intend to treat that possibility as affecting the yield to maturity of the Notes. Accordingly, any additional interest payable to holders of the notes should be includible in gross income by you at the time the payment is made or accrues in accordance with your regular method of tax accounting. If the IRS were to successfully challenge our position, the amount or timing of interest income recognized by you might have to be redetermined.

Backup Withholding and Information Reporting

        Under the Code, you may be subject, under certain circumstances, to information reporting with respect to interest (including OID accruals) and/or backup withholding (currently at a rate of 28%) with respect to cash payments in respect of the Notes. This withholding applies only if you (i) fail to furnish your social security number or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) are notified by the IRS that you failed to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules is allowable as credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

        As used in this discussion, the term "non-U.S. holder" means a beneficial owner of a Note that is, for United States federal income tax purposes:

  •
  a nonresident alien individual,

  •
  a foreign corporation,

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  an estate whose income is not subject to United States federal income tax on a net income basis, or

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  a trust (i) for which either no court within the United States is able to exercise primary jurisdiction over its administration or no United States persons have the authority to control all of its substantial decisions and (ii) which does not have a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        If a partnership (or other entity treated as a partnership) holds our Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Notes, you should consult your tax advisor.

U.S. Federal Withholding Tax

        The 25% U.S. federal withholding tax will not apply to any payment of principal or interest (including accrued OID) on the Notes provided that:

  •
  you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

  •
  you are not a controlled foreign corporation that is related, directly or indirectly, to us through equity ownership;

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  you are not a bank whose receipt of interest on the Notes is pursuant to a loan agreement entered into in the ordinary course of a trade or business; and

  •
  you have fulfilled the statement requirements set forth in section 871(h) or section 881(c) of the Code and the Treasury Regulations, as discussed below.

        The statement requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a United States person and provide your name and address, and (i) you file IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a Note held on your behalf by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY with the withholding agent if it has entered into an agreement with the IRS to be treated as a qualified intermediary. You should consult your tax advisor regarding possible additional reporting requirements.

        If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 25% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that payments on the note are not subject to withholding tax because such payments are effectively connected with your conduct of a trade or business in the United States (and if a tax treaty applies, that interest is attributable to a permanent establishment or fixed base maintained in the United States), as discussed below.

        The 25% U.S. federal withholding tax will generally not apply to any gain that you realize on the sale, exchange, redemption or other disposition of the Notes.

U.S. Federal Estate Tax

        Your estate will not be subject to United States federal estate tax on Notes beneficially owned by you at the time of your death, provided that (1) you did not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on those Notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business and, if a tax treaty applies, is attributable to a permanent establishment or a fixed base in the United States, you will be subject to United States federal income tax on the interest on a net income basis in the same manner as if you were a United States person as defined under the Code. See "U.S. Holders" above. In that case, you would not be subject to the 25% United States federal withholding tax. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 25% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest (including OID accruals) on Notes will be included in earnings and profits if so effectively connected.

        Any gain realized on the sale, exchange, redemption or other disposition of Notes generally will not be subject to United States federal income tax unless:

  •
  that gain is effectively connected with the conduct of a trade or business in the United States by you or, if a tax treaty applies, is attributable to a permanent establishment or a fixed base in the United States;

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  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  you are subject to tax under tax laws applicable to United States expatriates.

        If you are subject to the 183-day rule described above, then you may be subject to United States federal income tax at a rate of 25% (or a reduced rate under an applicable treaty) of the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the Notes) exceed capital losses allocable to United States sources.

Information Reporting and Backup Withholding

        In general, you will not be subject to information reporting and backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the statement described above under "—U.S. Federal Withholding Tax."

        We must annually report to the IRS and to each non-U.S. holder any interest paid to a non-U.S. holder. Copies of these returns may also be made available to the tax authorities of the country in which the non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information.

        Under current Treasury Regulations, payments on the sale, exchange, redemption or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

        A broker-dealer that is the holder of Old Notes that were acquired for the account of that broker-dealer as a result of market-making or other trading activities, other than Old Notes acquired directly from us or any of our affiliates, may exchange those Old Notes for New Notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-marking or other trading activities, acknowledges that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale, except that the use of the prospectus may be suspended for not more than 60 days in any consecutive period if our board of directors reasonably and in good faith determines, upon the advice of counsel, that the use of the prospectus would require the premature disclosure of a material event at such time that could reasonably be expected to have a material adverse effect on our business, operations or prospects or the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and our board of directors reasonably and in good faith determines that any such disclosure could reasonably be expected to jeopardize the success of such transaction. All broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of New Notes by broker-dealers or any other holder of New Notes. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer and to our performance under, or compliance with, the registration rights agreement (other than the commissions or concessions of any brokers or dealers) and will indemnify the holders of the New Notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Whether the New Notes offered hereby will be our binding obligations will be passed upon for us by Schulte Roth & Zabel LLP.

EXPERTS

        The consolidated financial statements of Rafaella Apparel Group, Inc. (Successor Company) as of June 30, 2005 and 2006 and for the period from June 20, 2005 to June 30, 2005 and for the fiscal year ended June 30, 2006 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph regarding the Successor Company acquiring controlling ownership of its predecessor in a purchase transaction as of June 20, 2005, as explained in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Rafaella Sportswear, Inc. (Predecessor Company) for the period from July 1, 2004 to June 19, 2005 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph regarding the acquisition in a purchase transaction as of June 20, 2005 of controlling ownership of the Predecessor Company, as explained in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated statements of income and cash flows of Rafaella Sportswear, Inc. (Predecessor Company) for the fiscal year ended June 30, 2004 and the consolidated statement of stockholders' equity (deficit) for the fiscal years ended June 30, 2003 and 2004 have been audited by Berenson, LLP, an independent auditor, as stated in their report thereon.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the New Notes. This prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the New Notes in the registration statement. The registration statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains information regarding registrants, including the issuer, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

Rafaella Apparel Group, Inc. and Subsidiary
Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor)
Consolidated Financial Statements
June 30, 2005 and 2006

Page
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
Report of Independent Registered Public Accounting Firm	F-4
Consolidated Balance Sheets at June 30, 2006 and 2005	F-5
Consolidated Statements of Operations for the year ended June 30, 2004, the period from July 1, 2004 to June 19, 2005, the period from June 20, 2005 to June 30, 2005 and the year ended June 30, 2006	F-6
Consolidated Statements of Stockholders' Equity (Deficit) for the year ended June 30, 2004, the period from July 1, 2004 to June 19, 2005, the period from June 20, 2005 to June 30, 2005 and the year ended June 30, 2006	F-7
Consolidated Statements of Cash Flows for the year ended June 30, 2004, the period from July 1, 2004 to June 19, 2005, the period from June 20, 2005 to June 30, 2005 and the year ended June 30, 2006	F-8
Notes to Consolidated Financial Statements	F-10

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Rafaella Apparel Group, Inc:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Rafaella Apparel Group, Inc. and its subsidiary (Successor Company) at June 30, 2006 and June 30, 2005, and the results of their operations and their cash flows for the fiscal year ended June 30, 2006 and for the period from June 20, 2005 to June 30, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As explained in Note 1 to the consolidated financial statements, the Successor Company acquired controlling ownership of its predecessor in a purchase transaction as of June 20, 2005.

/s/ PricewaterhouseCoopers LLP
New York, New York
September 28, 2006, except for Note 18,
for which the date is October 27, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Rafaella Apparel Group, Inc:

        In our opinion, the accompanying consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the results of operations and cash flows of Rafaella Sportswear, Inc. and its subsidiary (Predecessor Company) for the period from July 1, 2004 to June 19, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        As explained in Note 1 to the consolidated financial statements, the Successor Company acquired controlling ownership of its predecessor in a purchase transaction as of June 20, 2005.

/s/ PricewaterhouseCoopers LLC
New York, New York
September 28, 2006 except for Note 18,
for which the date is October 27, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders
Rafaella Sportswear, Inc.
and Subsidiary
New York, NY

        We have audited the accompanying consolidated statement of income and cash flows of Rafaella Sportswear, Inc. and Subsidiary for the year ended June 30, 2004, and the statement of stockholders equity (deficit) for the years ended June 30, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Rafaella Sportswear, Inc. and Subsidiary, for the year ended June 30, 2004 and the changes in its stockholders equity (deficit) for the years ended June 30, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

                        /s/ BERENSON LLP

New York, NY
August 18, 2004

Rafaella Apparel Group, Inc. and Subsidiary (Note 1)

Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor)

Consolidated Balance Sheets

(In thousands, except number of shares)

	June 30, 2005	June 30, 2006
	(Successor)
Assets
Current assets
Cash and cash equivalents	$52	$27,273
Receivables, net	23,180	22,510
Inventories	52,120	47,054
Deferred income taxes	11,902	4,040
Other current assets	210	2,140

Total current assets	87,464	103,017
Equipment and leasehold improvements, net	97	115
Intangible assets, net	113,337	109,094
Deferred financing costs, net	13,015	10,928
Other assets	41	41

Total assets	$213,954	$223,195

Liabilities and Stockholders' Deficit
Current liabilities
Short-term borrowings	$9,261	$—
Accounts payable	14,518	16,922
Accrued expenses and other current liabilities	1,480	2,757
Current portion of senior secured notes	—	17,265

Total current liabilities	25,259	36,944
Senior secured notes	163,439	147,157
Deferred income taxes	11,535	12,644
Deferred rent	—	129

Total liabilities	200,233	196,874
Commitments and contingencies
Redeemable convertible preferred stock—Successor, $.01 par value; redemption value $5.33 per share plus 10% per annum; 7,500,000 shares authorized; 7,500,000 shares issued and outstanding at June 30, 2005 and 2006	40,110	44,110
Stockholders' deficit
Common stock—Successor, $.01 par value; 11,111,111 shares authorized; 2,500,000 shares issued and outstanding at June 30, 2005 and 2006	25	25
Deemed dividend, in excess of predecessor basis	(26,022)	(26,022)
Retained earnings (accumulated deficit)	(392)	8,208

Total stockholders' deficit	(26,389)	(17,789)

Total liabilities and stockholders' deficit	$213,954	$223,195

The accompanying notes are an integral part of the consolidated financial statements.

Rafaella Apparel Group, Inc. and Subsidiary (Note 1)

Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor)

Consolidated Statements of Operations

(In thousands)

	Year Ended June 30, 2004	For the Period from July 1, 2004 through June 19, 2005	For the Period from June 20, 2005 through June 30, 2005	Year Ended June 30, 2006
	(Predecessor)		(Successor)
Net sales	$205,663	$225,558	$4,215	$222,187
Cost of sales	127,531	138,883	3,074	148,555

Gross profit	78,132	86,675	1,141	73,632
Selling, general and administrative expenses	16,795	17,509	971	29,938

Operating income	61,337	69,166	170	43,694

Other expenses:
Interest	464	1,079	664	22,631
Other expense (income)	766	(47)	—	—

	1,230	1,032	664	22,631

Income (loss) before provision for (benefit from) income taxes	60,107	68,134	(494)	21,063
Provision for (benefit from) income taxes	2,151	2,249	(212)	8,463

Net income (loss)	57,956	65,885	(282)	12,600
Dividends accrued on redeemable convertible preferred stock	—	—	110	4,000

Net income (loss) available to common stockholders	$57,956	$65,885	$(392)	$8,600

The accompanying notes are an integral part of the consolidated financial statements.

Rafaella Apparel Group, Inc. and Subsidiary (Note 1)

Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor)

Consolidated Statements of Stockholders' Equity (Deficit)

(In thousands, except number of shares)

			Deemed Dividend, in excess of predecessor basis
	Common Stock
				Retained Earnings (Accumulated Deficit)
	Shares	Amount			Total
(Predecessor)
Balance at June 30, 2003	33.3	$50	$—	$21,656	$21,706
Net income				57,956	57,956
Stockholder distributions				(49,079)	(49,079)

Balance at June 30, 2004	33.3	50		30,533	30,583
Net income for the period from July 1, 2004 through June 19, 2005				65,885	65,885
Stockholder distributions				(73,834)	(73,834)

Balance at June 19, 2005	33.3	$50	$—	$22,584	$22,634

(Successor)
Issuance of common stock at carryover basis of Continuing Stockholders	2,500,000	$25	$7,728	$—	$7,753
Deemed dividend to Continuing Stockholders			(33,750)		(33,750)
Net loss for the period from June 20, 2005 through June 30, 2005				(282)	(282)
Accretion of preferred stock to redemption value				(110)	(110)

Balance at June 30, 2005	2,500,000	25	(26,022)	(392)	(26,389)
Net income				12,600	12,600
Accretion of preferred stock to redemption value				(4,000)	(4,000)

Balance at June 30, 2006	2,500,000	$25	$(26,022)	$8,208	$(17,789)

The accompanying notes are an integral part of the consolidated financial statements.

Rafaella Apparel Group, Inc. and Subsidiary (Note 1)

Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor)

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended June 30, 2004	For the Period from July 1, 2004 through June 19, 2005	For the Period from June 20, 2005 through June 30, 2005	Year Ended June 30, 2006
	(Predecessor)		(Successor)
Cash flows from operating activities:
Net income (loss)	$57,956	$65,885	$(282)	$12,600
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred finance charges				2,087
Accretion of original issue discount			39	983
Depreciation and amortization	144	125	71	5,453
Deferred income taxes			(212)	8,026
Deferred rent		306		129
Changes in operating assets and liabilities:
Accounts receivable	(9,075)	(15,648)	11,555	670
Inventories	(8,332)	7,036	(2,241)	5,066
Other current assets	(51)	(818)	857	(1,930)
Accounts payable	5,664	(5,259)	(3,155)	2,404
Accrued expenses and other current liabilities	(120)	(426)	1,107	1,277

Net cash provided by operating activities	46,186	51,201	7,739	36,765

Cash flows from investing activities:
Purchase of business, net of cash acquired			(175,045)	(188)
Purchase of equipment and leasehold improvements	(38)	(5)		(95)

Net cash (used in) investing activities	(38)	(5)	(175,045)	(283)

Cash flows from financing activities:
Net borrowings (repayments) on short-term borrowings	2,924	24,468	(22,983)	(9,261)
Issuance of senior secured notes			163,400
Deferred financing costs			(13,059)
Issuance of redeemable convertible preferred stock			40,000
Stockholder distributions	(49,079)	(73,834)

Net cash (used in) provided by financing activities	(46,155)	(49,366)	167,358	(9,261)

Net (decrease) increase in cash and cash equivalents	(7)	1,830	52	27,221
Cash and cash equivalents, beginning of period	35	28	—	52

Cash and cash equivalents, end of period	$28	$1,858	$52	$27,273

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$464	$567	$44	$19,293
Income taxes	2,211	2,688		2,511
Supplemental disclosures of non-cash investing and financing activities:
Acquisition (Note 1)
Fair value of assets acquired, including cash of $1,858			$250,421	$188
Liabilities assumed			(65,765)
Continuing stockholders interest (carryover basis)			(7,753)

Cash paid			$176,903	$188

The accompanying notes are an integral part of the consolidated financial statements.

Rafaella Apparel Group, Inc.
Notes to Consolidated Financial Statements

1.    Description of Business and Acquisition

        Rafaella Apparel Group, Inc. ("Rafaella Apparel Group" or the "Successor") is a Delaware corporation formed to effect the acquisition of Rafaella Sportswear, Inc. (the "Predecessor") by RA Cerberus Acquisition, LLC. On June 20, 2005, pursuant to a Securities Purchase Agreement dated April 15, 2005, as amended, Rafaella Apparel Group issued redeemable convertible preferred stock (the "Preferred Stock") to RA Cerberus Acquisition, LLC for $40,000,000. Immediately prior to the issuance of the Preferred Stock, the Predecessor contributed substantially all of its assets to Rafaella Apparel Group in exchange for 100% of its common stock (10,000,000 shares) and the assumption of certain liabilities related to the contributed assets. Immediately following the issuance of the Preferred Stock, Rafaella Apparel Group issued $172,000,000 Senior Secured Notes at 95% of face value, resulting in proceeds of $163,400,000 (see Note 8). In addition, Rafaella Apparel Group entered into a $62,500,000 revolving credit facility of which $17,654,982 was borrowed at closing.

        The proceeds from the Preferred Stock, Senior Secured Notes and revolving credit borrowings were used to redeem 7,500,000 shares of common stock for $175,000,000, pay buyers transaction costs of $1,810,407, retire short term borrowings of $32,287,356 and pay debt issuance costs of $11,957,219, of which costs, $763,637 was paid to RA Cerberus Acquisition LLC.

        The Preferred Stock entitles its holder to vote with the common stockholders as a single voting class and the Preferred Stock is convertible, at the option of the holder, into 7,500,000 shares of common stock, representing a 75% ownership interest of Rafaella Apparel Group on a fully-diluted basis. The stockholders of the Predecessor ("Continuing Stockholders") retained a 25% interest in the Successor through the Predecessor's ownership of the common stock.

        The above transaction was accounted for as a purchase of the Predecessor's business in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations," and the Emerging Issues Task Force Issue No. 88-16, "Basis in Leveraged Buyout Transactions" ("EITF 88-16"). In accordance with EITF 88-16, the portion of the Continuing Stockholders' basis in the Predecessor represented by their 25% residual interest in the Successor (carryover basis) has been assigned to the assets and liabilities acquired. The remainder of the investment in the assets and liabilities acquired (the 75% acquired by RA Cerberus Acquisition, LLC) was recorded at fair value. As a result, the assets and liabilities were assigned new values, which are part carryover basis and part fair value basis. The Continuing Stockholders' residual interest in the Successor applied to the incremental debt resulting from the acquisition is accounted for as a deemed dividend and recognized as a reduction of stockholders' deficit.

        The following table summarizes the consideration related to the acquisition:

(in thousands)
Cash costs, including accrued transaction fees of $93	$177,091
Common stock held by Continuing Stockholders at carryover basis	7,753
Deemed dividend to Continuing Stockholders	(33,750)

Total purchase price	$151,094

        The total purchase price of $151,094,000, including an additional purchase price adjustment of $188,000 determined in 2006, was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, after taking into consideration the carry over basis discussed above. These allocations were initially determined using management estimates and consideration of a preliminary valuation report with respect to the intangible assets acquired.

Management's consideration of a final valuation report resulted in an increase in the allocation of the purchase price to the fair value of customer relationships ($34,805,000) and non-compete agreements ($3,067,000) and a decrease in deferred taxes ($945,000) and the purchase price assigned to the fair value of the trademark and trade name ($36,927,000).

        The following table summarizes the estimated values of the assets acquired and liabilities assumed on June 20, 2005 (in thousands):

Cash	$1,858
Receivables	34,735
Inventories	49,879
Other current assets	1,068
Equipment and leasehold improvements	100
Other assets	41
Trademark and trade name	67,901
Customer relationships	43,525
Non-compete agreements	3,067
Deferred taxes, net	(789)
Assumed liabilities	(50,291)

$151,094

        The fair value assigned to inventories exceeded its historical cost by $11,198,000, of which $861,000 and $9,392,000 relating to inventory sold was charged to cost of sales for the period from June 20, 2005 to June 30, 2005 and for the year ended June 30, 2006, respectively.

        The following unaudited pro forma operating data presents the results of operations for the year ended June 30, 2005 as if the acquisition had occurred on July 1, 2004, with financing obtained as described above, and assumes that there were no other changes in operations, except as described below. The pro forma results are not necessarily indicative of the financial results that might have occurred had the transaction actually taken place on July 1, 2004, or of future results of operations:

Proforma for the year ended June 30, 2005
(in thousands)
Net sales	$229,773
Operating income	49,918
Interest expense, net	23,664
Other expense (income)	(47)
Income before provision for income taxes	26,301
Provision for income taxes	10,554
Net income	15,747

        Included in the pro forma operating income shown above are charges to cost of sales related to the opening balance sheet step-up of inventory to fair value ($12,832,000), additional executive compensation ($1,464,000), the amortization of intangible assets ($5,123,000), and additional interest expense from deferred financing costs related to the acquisition ($2,110,000).

        Included in pro forma interest expense for the year ended June 30, 2005 shown above are charges of $21,921,000 for interest expense on the additional borrowings necessary to finance the acquisition, including amortization of the original issue discount on the senior secured notes and deferred financing costs.

        Included in the pro forma provision for income taxes is an incremental provision for federal, state and local income taxes of $8,517,000, since the Predecessor was an S Corporation and not subject to federal, state and local income taxes.

        Rafaella Apparel Group, together with the Predecessor for all periods presented prior to June 20, 2005, are hereinafter referred to as the "Company." As a result of the acquisition, the financial statements including and after June 20, 2005 are not comparable to those prior to that date.

        The Company is a designer, manufacturer (using independent contractors) and marketer of a full line of women's career and casual sportswear separates under the Rafaella brand. The Company's products are sold to department and specialty stores and off-price retailers located throughout the United States of America.

2.    Significant Accounting Policies

Basis of consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Verrazano, Inc., which was incorporated on January 23, 2004, and commenced operations shortly thereafter. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates by their nature are based on judgments and available information. Therefore, actual results could differ materially from those estimates under different assumptions and conditions. The most significant assumptions and estimates involved in preparing the financial statements include allowances for sales returns, discounts and customer markdowns, lower of cost or market estimates related to inventory and the estimated useful lives of intangible assets.

Cash and cash equivalents

        Cash and cash equivalents include overnight deposits with banks, which are unrestricted as to withdrawal or use, and have an original maturity of three months or less.

Receivables

        The Company factors certain of its trade accounts receivable, on a non-recourse basis with a commercial factor, except the Company assumes credit risk for those receivables that do not receive written approval from the factor. The factor collects all cash remittances on receivables factored and assumes credit risk on all sales that are approved in advance by the factor. An allowance for sales discounts, returns, allowable customer markdowns, co-op advertising and operational chargebacks is included as a reduction to net sales and receivables. Certain of these provisions result from seasonal negotiations with customers, as well as historic deduction trends and the evaluation of current market conditions.

Inventories

        Inventories are stated at the lower of cost or market, with cost being determined under the FIFO (First-in, First-out) method. Cost includes amounts paid to the product manufacturer, plus duty, freight and buying commissions.

Long-lived assets

        Equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. The Company capitalizes all improvements to the extent they increase the economic life of the asset. Furniture, fixtures, and equipment are depreciated using the straight-line method over their estimated useful lives of 5 to 7 years. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed in the period incurred.

        Intangible assets consist of the trademark and trade name, and customer relationships of the Predecessor, and non-compete agreements with officers of the Predecessor, acquired on June 20, 2005. Customer relationships are amortized using an accelerated method over their estimated useful lives of 15 years. Non-compete agreements are amortized using the straight-line method over their estimated useful lives of 2 and 10 years. Owned trademarks have been determined to have indefinite lives and are not subject to amortization.

        The Company's policy is to evaluate equipment and leasehold improvements and customer relationships for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable from the undiscounted cash flows expected from the use of the asset. Any impairment loss would be measured as the excess of carrying amount over the fair value of the asset, determined on the basis of discounted cash flows from the expected use of the asset.

        The trademark and trade name, which have been determined to be indefinite lived assets, are tested for impairment at least annually or when changes in circumstances indicate that their carrying amount may not be recoverable, by comparing the carrying amount of the assets to their fair values based on an income approach using the relief-from-royalty method. This method assumes that, in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of these assets. This approach is dependent upon a number of factors, including estimates of future growth and trends, royalty rates for intellectual property, discount rates and other variables. The Company bases its fair value estimates on assumptions it believes are reasonable, but which are unpredictable and inherently uncertain. Actual future results may differ from those estimates. If the estimated fair value of the assets is less than their carrying amount, an impairment loss is recognized equal to such difference.

Deferred financing costs

        Costs associated with obtaining long-term financing are deferred and amortized, under the interest method, over the terms of the related debt. Amortization of these costs is included in interest expense.

Revenue recognition

        Sales are recognized when merchandise is shipped and risk of loss is transferred to customers. Revenue is recorded net of discounts, returns and allowances. Discounts are based on trade terms. Returns and allowances require pre-approval from management. On a seasonal basis, the Company negotiates price allowances with its customers as sales incentives or for the cost of certain promotions. These allowances are estimated based on historic trends, seasonal results, an evaluation of current economic conditions and retailer performance.

Advertising

        The Company records advertising expense as incurred. Cooperative advertising expenses without specific performance guidelines are reflected as a reduction of net sales and for the year ended June 30, 2004, for the periods from July 1, 2004 through June 19, 2005 and June 20, 2005 through June 30, 2005 and for the year ended June 30, 2006 were approximately $209,000, $831,000, $35,000 and $1,393,000, respectively.

Shipping and handling costs

        The Company includes shipping and handling costs associated with inbound freight in cost of sales. Shipping and handling costs associated with outbound freight are included in selling, general and administrative expenses and for the year ended June 30, 2004, for the periods from July 1, 2004 through June 19, 2005, and June 20, 2005 through June 30, 2005 and for the year ended June 30, 2006 amounted to approximately $824,000, $751,000, $15,000 and $573,000, respectively.

Stock-based compensation

        Stock options are accounted for in accordance with the fair value method under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation." Under this method, the fair value of the options is determined using the Black-Scholes option pricing model. The Company follows the minimum value method in valuing options for employees, which assumes no volatility in the Company's common stock. The minimum value method is not permitted for non-employee options. The fair values of the options granted to employees are subject to amortization when a liquidity event becomes probable, due to certain repurchase provisions applicable to such options. The fair value of options granted to non-employees are expensed over the vesting period of the options.

        At June 30, 2006, there were stock options outstanding to purchase 1,027,777 shares of common stock at $5.33 per share that had a weighted average fair value of $1.27 per option. All such options were granted in 2006. The fair values of the options were determined using the Black-Scholes option pricing model based on the following assumptions: dividend yield—0.0%, risk free interest rate—range of 4.11% to 5.16%, an expected life of 5 years and volatility of 0.0% for employee options and 50% for non-employee options.

Income taxes

        Deferred taxes are provided for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as measured by enacted tax rates in effect in periods when the deferred tax assets and liabilities are expected to be settled or realized. A valuation allowance is provided on deferred tax assets when it is more likely than not that such deferred tax asset will not be able to be realized.

Rafaella Apparel Group, Inc.
Notes to Consolidated Financial Statements

        The Predecessor, with the consent of its stockholders, elected to be taxed as an S corporation under the Internal Revenue Code, as well as for state purposes, which provides that, in lieu of corporate income taxes, the stockholders are taxed on their proportionate share of the Predecessor's taxable income. Therefore, for all periods prior to June 20, 2005, no provision or liability for federal income taxes is reflected in these financial statements; however, a provision has been made for certain state and local income taxes. Rafaella Apparel Group is a C corporation responsible for federal, state and local income taxes. Accordingly, a provision for federal, state and local income taxes is reflected in the results of operations for the period from June 20, 2005 through June 30, 2005 and for the year ended June 30, 2006.

Recent accounting pronouncements

        On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123(R), "Share-Based Payment" ("FAS 123(R)"). FAS 123(R) revises FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") and requires companies to expense the fair value of employee stock options and other forms of stock-based compensation. In addition to revising FAS 123, FAS 123(R) supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and amends FASB Statement No. 95, "Statement of Cash Flows." The Company is required to adopt FASB 123(R) as of July 1, 2006. The adoption is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

        On June 2, 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections-a replacement of APB No. 20 and FAS No. 3" ("FAS 154"). FAS 154 replaces APB Opinion No. 20, "Accounting Changes" ("APB 20") and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements" and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. The Company is required to adopt FAS 154 as of July 1, 2006, and does not expect that such adoption will have a significant impact on its financial position, results of operations or cash flows.

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing FIN 48 and its impact on the Company's financial condition, results of operations or liquidity.

        On September 13, 2006, the SEC staff issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. The Company will apply the provisions of SAB

108 no later than the annual financial statements for the first fiscal year ending after November 15, 2006 and does not expect that such application will have a significant impact on its financial position or results of operations.

        On September 15, 2006, the FASB issued FASB Statement No. 157, "Fair Value Measurements" ("FAS 157"). This Statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is analyzing FAS 157 and its impact on the Company's financial condition or results of operations.

3.    Receivables

        Receivables consist of (in thousands):

	June 30, 2005	June 30, 2006
	(Successor)
Due from factor	$11,325	$16,891
Trade receivables	11,855	13,226

	23,180	30,117
Less: Allowances for sales returns, discounts, and credits	—	7,607

	$23,180	$22,510

        For the year ended June 30, 2004 and for the period from July 1, 2004 through June 19, 2005 allowances for sales returns, discounts and credits were increased by charges to earnings of $19,858,000 and $27,514,000, respectively, and decreased by write-offs of receivables of $18,562,000 and $25,800,000, respectively. Such allowances were not significant for the period from June 20, 2005 through June 30, 2005. For the year ended June 30, 2006, allowances for sales, returns, discounts and credits were increased by charges to earnings of $22,438,000 and decreased by write-offs of receivables of $14,831,000.

4.    Inventories

        Inventories are summarized as follows (in thousands):

	June 30, 2005	June 30, 2006
	(Successor)
Piece goods (held by contractors)	$4,729	$4,877
Finished goods:
In warehouse	21,100	21,918
In transit	26,291	20,259

	$52,120	$47,054

5.    Equipment and leasehold improvements

        Equipment and leasehold improvements consist of the following (in thousands):

	June 30, 2005	June 30, 2006
	(Successor)
Furniture, fixtures and equipment	$66	$195
Leasehold improvements	34	—

	100	195
Less: accumulated depreciation and amortization	(3)	(80)

	$97	$115

        Depreciation and amortization expense of equipment and leasehold improvements for the year ended June 30, 2004, the periods from July 1, 2004 through June 19, 2005 and June 20, 2005 through June 30, 2005 and the year ended June 30, 2006 were approximately $144,000, $125,000, $3,000 and $77,000, respectively.

6.    Intangible Assets

        Intangible assets resulting from the acquisition, consist of the following as of June 30, 2005 and 2006, as adjusted in 2006 based on consideration of a final valuation report, as described in Note 1 (in thousands):

	Estimated lives	2005	2006
Customer relationships	15 years	$8,720	$43,525
Less: accumulated amortization		(23)	(4,889)

		8,697	38,636

Non-compete agreements	2, 10 years		3,067
Less: accumulated amortization			(510)

			2,557

Trademark and trade name	Indefinite life	104,640	67,901

Total intangible assets		$113,337	$109,094

        The Company's indefinite-lived intangible assets consist of the Rafaella trademark and trade name, as the Company believes these assets will contribute to cash flows indefinitely. These assets have been in existence since the Company's inception 25 years ago, and there is no foreseeable limit on the period of time over which they are expected to contribute to cash flows. The amortization expense related to intangible assets for the period from June 20, 2005 through June 30, 2005 and the year ended June 30, 2006 was approximately $23,000 and $5,376,000, respectively.

        Estimated amortization expense for the next five years is as follows:

(in thousands)
2007	$4,963
2008	4,342
2009	4,220
2010	3,946
2011	3,672

7.    Short-term Borrowings

        Effective June 20, 2005, the Company entered into a revolving credit facility with HSBC Bank USA, National Association ("HSBC"), as agent. The credit facility provides the Company with a revolving line of credit, which can be used for loans and letters of credit of up to $62,500,000, with a sublimit for loans of $45,000,000. Under the credit facility, the aggregate credit available to the Company is equal to specified percentages of eligible receivables, inventory and letters of credit issued for finished goods, subject to adjustment by HSBC. Interest on borrowings is based on stated margins below the prime rate as published by HSBC (7.75% at June 30, 2006). Based on our average outstanding lines of credit, our weighted average interest rate was 6.0% during the year. The credit facility provides for an initial commitment fee of $218,750 and a monthly commitment fee of 0.25% on the unused portion of the available credit under the credit facility. At June 30, 2006, there were no loans and $29,600,000 of letters of credit outstanding under the credit facility and the Company had credit availability of approximately $20,878,000.

        Pursuant to the credit agreement, the Company remits funds from the collection of receivables to pay down borrowings outstanding under the revolving credit facility. Under the Company's factoring agreement, the Company directs its customers to remit payments on accounts receivable to GMAC, its factor. At the request of HSBC, the Company has directed GMAC to remit the funds from the collection of receivables directly to an HSBC account to reduce borrowings outstanding under the revolving credit facility. The factoring agreement can be terminated by the Company or the factor at anytime with sixty days notice, at which point all proceeds from receivables shall be deposited, as directed by HSBC, for the payment of outstanding borrowings. Payments from customers in connection with these arrangements are reflected in operating cash flows as collections of receivables. Funds remitted under this arrangement to reduce short-term borrowings are reflected in cash flows from financing activities in the statement of cash flows.

        Total loan borrowings and repayments under the revolving credit facility amounted to $147,356,000 and $144,432,000, respectively, in 2004, $173,660,000 and $149,192,000, respectively, in the period from July 1, 2004 through June 19, 2005, $20,464,000 and $43,447,000, respectively, for the period from June 20, 2005 through June 30, 2005 and $64,891,000 and $74,152,000,respectively, in 2006.

        The credit agreement contains various covenants that, among others, require the Company to maintain a minimum level of working capital that escalates each year over the term of the facility ($35,000,000 as of June 30, 2006), report positive net income in quarterly periods subsequent to June 30, 2005 and places limitations on dividends and repurchases of capital stock, investments, asset sales and incurrence of additional indebtedness. In addition, a default on the senior secured notes will trigger a default under the revolving credit facility. The credit facility is collateralized by substantially all the assets of the Company and expires on June 20, 2010.

        Prior to June 20, 2005, the Predecessor had a $62,500,000 working capital line of credit with two banks that was used for loans and letters of credit. Interest was charged at 1% below the prime rate or 1.75% above LIBOR, at the Company's option. The line of credit was collateralized by substantially all of the Company's assets. The line of credit was terminated in connection with the acquisition described in Note 1.

8.    Senior Secured Notes

        In connection with the acquisition described in Note 1, the Company received aggregate proceeds of $163,400,000 from the issuance of 11.25% senior secured notes, face value $172,000,000. The notes were issued at 95% of face value, resulting in an original issue discount of $8,600,000 that is being amortized under the interest method over the term of the notes. At June 30, 2006, the unamortized original issue discount is $7,577,000. The notes bear cash interest at 11.25%. After giving effect to the original issue discount and costs associated with the transaction, the notes have an effective interest rate of approximately 14.8%. The notes mature on June 15, 2011 and cash interest is payable semiannually on June 15 and December 15 of each year, commencing December 15, 2005. The notes are collateralized by a second priority lien on substantially all of the assets of the Company. The notes are subordinated to amounts outstanding under the revolving credit facility.

        Within 100 days after the end of each fiscal year, beginning with the fiscal year ending on June 30, 2006, the Company must make an offer to repurchase all or a portion of the notes at 101% of their principal amount at maturity plus accrued and unpaid interest to the date of purchase, with 50% of excess cash flow, as defined, from the previous fiscal year. As a result, the Company has classified $17,265,000 of the senior secured notes, net of original issue discount of $795,000, as a current liability at June 30, 2006.

        The debt agreement contains certain covenants, including limitations on dividends and repurchases of capital stock, investments, asset sales and additional indebtedness. In addition, a default on the revolving credit facility will trigger a default with respect to the senior secured notes.

9.    Redeemable Convertible Preferred Stock

        On June 20, 2005, the Company issued 7,500,000 shares of redeemable convertible preferred stock (the "Preferred Stock") for $40,000,000. The holders of the Preferred Stock vote with the common stockholders as a single voting class, have certain veto rights and the right to designate the majority of the members of the board of directors. The holders of the Preferred Stock are not entitled to dividends, unless a dividend is declared with respect to the common stockholders.

        The Preferred Stock is redeemable at the option of the holder upon the earlier of (i) a change in control of the Company, as defined in the certificate of incorporation, (ii) June 20, 2010, if no principal amounts of the senior secured notes are outstanding, and (iii) December 20, 2011, if principal amounts of the senior secured notes are outstanding. The Preferred Stock is redeemable at its original purchase price, plus a return of 10% per annum, which is being accreted through a charge to retained earnings (accumulated deficit). Since the redemption of the Preferred Stock is outside the control of the Company, it is classified outside of stockholders' equity (deficit) on the consolidated balance sheets. For the period from June 20, 2005 through June 30, 2005 and the year ended June 30, 2006, the Company accreted $110,000 and $4,000,000, respectively, towards the Preferred Stock.

        The Preferred Stock is convertible into common stock on a one for one basis. Such conversion ratio is subject to adjustment in the event of additional issuances of common stock at prices less than the original conversion price.

10.    Income Taxes

        The provision for (benefit from) income taxes consists of the following (in thousands):

	Year Ended June 30, 2004	Period From July 1, 2004 through June 19, 2005	Period From June 20, 2005 through June 19, 2005	Year Ended June 30, 2006
	(Predecessor)		(Successor)
Current:
Federal	$—	$—	$—	$181
State and local	2,151	2,249		255

	2,151	2,249	—	436

Deferred:
Federal			(151)	7,113
State and local			(61)	914

			(212)	8,027

	$2,151	$2,249	$(212)	$8,463

        The effective income tax rate differs from the statutory income tax rate as follows (in thousands):

	Year Ended June 30, 2004	For the Period from July 1, 2004 through June 19, 2005	For the Period from June 20, 2005 through June 19, 2005	Year Ended June 30, 2006
	(Predecessor)		(Successor)
Statutory federal income tax rate	35.0%	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit for Successor	3.6	3.3	8.0	5.2
Federal income taxes not applicable due to S Corporation status of Predecessor	(35.0)	(35.0)	—	—

Effective tax rate	3.6%	3.3%	43.0%	40.2%

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. As discussed in Note 1, the Company recorded an additional $945 in deferred tax assets, as a result of the final purchase price allocation.

        The components of deferred taxes as of June 30, 2005 and 2006, relating primarily to temporary differences arising as a result of the acquisition, are as follows (in thousands):

	June 30, 2005	June 30, 2006
Deferred tax assets:
Accounts receivable	$4,256	$8
Inventories	7,530	2,941
Accrued Expenses		558
Depreciation	193	16
Deferred financing costs and other assets	299	229
Net operating loss carryforward	3,929	352
Alternative minimum tax credits		181

Total deferred tax assets	16,207	4,285

Deferred tax liabilities:
Intangible assets	(15,826)	(12,889)
Accrued expenses	(14)	—

Total deferred tax liabilities	(15,840)	(12,889)

Net deferred taxes	$367	$(8,604)

        The Company has a federal net operating loss carryforward of approximately $101,000 as of June 30, 2006, which expires in 2025. Additionally, the Company has approximately $6,233,000 of state net operating loss carryforwards, which expire between 2012 and 2025. The Company expects to fully utilize these assets and thus no valuation allowance has been recorded. During the year ended June 30, 2006, the Company used $9,037,000 of federal net operating loss carryforwards.

11.    Equity Incentive Plan

        The Company's Equity Incentive Plan (the "Plan") provides for the issuance of stock options and awards to management, other key employees, and consultants. The Plan provides for a variety of vesting dates with the majority of the vesting in annual increments of 25% over the first four years of the grant, and expiring no later than ten years after the date of the grant. Under this Plan, the Company has reserved 1,111,111 shares of common stock for issuance pursuant to stock options and awards granted under the Plan.

        The Company made its initial grants under the Plan during the year ended June 30, 2006. In 2006, the Company granted options to purchase a total of 1,499,999 shares of common stock under the Plan, of which 472,222 were cancelled during the year and 1,027,777 remained outstanding at June 30, 2006. The outstanding options vest over one and four year periods. There were no options exercisable at June 30, 2006. The stock options have an exercise price of $5.33 per share and a weighted average remaining contractual life of 9.9 years. Compensation expense related to these stock option grants was not significant.

12.    Concentration of Credit Risk and Major Customers

        The Company maintains its cash accounts in one commercial bank located in New York. The cash balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank.

        Receivables arise in the normal course of business. Management minimizes its credit risk with respect to trade receivables sold to its factor. For trade receivables not factored, management monitors the creditworthiness of such customers and reviews the outstanding receivables at period end, as well as uncollected account experience and establishes an allowance for doubtful accounts as deemed necessary. Such allowances were not significant for the periods presented.

        For the year ended June 30, 2004, approximately 21% of the Company's sales were to one customer. For the period from July 1, 2004 through June 19, 2005, approximately 25% of the Company's sales were to two customers. For the period from June 20, 2005 through June 30, 2005, approximately 66% of the Company's sales were to four customers. For the year ended June 30, 2006, approximately 59% of the Company's sales were to three customers. Trade receivables from two customers were approximately 77% of trade receivables at June 30, 2004. Trade receivables from three customers were approximately 75% of trade receivables at June 30, 2005. Trade receivables from three customers were approximately 58% of trade receivables at June 30, 2006.

13.    Commitments and contingencies

        The Company is obligated to pay minimum rental payments under non-cancellable operating leases for showroom, office, and warehouse space expiring at various dates through January 2013. The lease agreements provide for fixed rent escalations over their terms. The Company recognizes such minimum rental commitments as rent expense on a straight-line basis. The Company is also responsible for additional rent based on increases in certain costs of the leased premises. Minimum rental commitments, in the aggregate and for each of the next five years, are as follows:

Years ending June 30,	(in thousands)
2007	1,729
2008	1,485
2009	1,264
2010	1,338
2011	1,365
Thereafter	2,213

$9,394

        Rent expense for the year ended June 30, 2004, for the periods from July 1, 2004 through June 19, 2005 and June 20, 2005 through June 30, 2005, and for the year ended June 30, 2006 was approximately $1,873,000, $1,688,000, $52,000 and $1,895,000, respectively.

        The Company was contingently liable for open letters of credit of approximately $29,600,000 as of June 30, 2006.

14.    Retirement plan

        The Company has a defined contribution retirement plan which covers all employees and provides for eligible employees to make elective contributions of up to 15% of their salary. The Company is not required to make a contribution; however, contributions are currently 3% of the eligible individuals' base salary.

        The retirement plan also has a profit sharing component which provides for an annual contribution, as determined by the Company's stockholders, up to the maximum permitted for qualified plans. Contributions to the plan for the year ended June 30, 2004, the periods from July 1, 2004 through June 19, 2005 and June 20, 2005 through June 30, 2005, and the year ended June 30, 2006, were approximately $111,000, $131,000, $3,000 and $166,000, respectively.

15.    Other Expenses:

        During the year ended June 30, 2004, the Company considered forming an Employee Stock Ownership Plan ("ESOP"). It was determined that this type of plan would not be implemented and total costs incurred were $766,000.

16.    Fair Value of Financial Instruments

        The fair value of cash and cash equivalents, receivables and accounts payable approximate their carrying value due to their short-term maturities. At June 30, 2005, the fair value of the senior secured notes approximates their carrying value due to the proximity of the debt issuance date to the balance sheet date. At June 30, 2006, the fair value of the senior secured notes is approximately $195,000,000. This was determined using a present value method based upon interest rates that the Company believes it could obtain for financing with similar terms.

17.    Quarterly financial data (unaudited) (in thousands)

	Quarter ended
	September 30, 2005	December 31, 2005	March 31, 2006(1)	June 30, 2006
	(Successor)
Net sales	$63,741	$51,696	$65,109	$41,641
Gross profit	19,240	14,948	25,932	13,512
Net income	4,207	1,709	6,141	543
	Quarter ended
				Period from April 1, 2005 through June 19, 2005	Period from June 20, 2005 through June 30,2005
	September 30, 2004	December 31, 2004	March 31, 2005
	(Predecessor)				(Successor)
Net sales	$65,755	$46,987	$71,534	$41,282	$4,215
Gross profit	26,090	15,075	32,395	13,115	1,141
Net income (loss)	20,251	10,058	26,802	8,774	(282)

(1)
Net income includes a reduction of $1,822 for additional amortization related to intangible assets, net of income taxes, as a result of the final purchase price allocation described in Note 1.

18.    Consolidating Financial Statements

        In June 2005, the Company issued 11.25% Senior Secured Notes that are fully and unconditionally guaranteed on a senior secured basis by Verrazano, Inc. ("Verrazano"), a wholly-owned subsidiary of the Company. Verrazano was formed in 2004 and commenced operations in 2005. The following condensed consolidating financial information as of June 30, 2006 and 2005 and for the periods from July 1, 2004 (period of commencement of operations of Verrazano) through June 19, 2005 and June 20, 2005 through June 30, 2005 and the year ended June 30, 2006 is provided in lieu of separate financial statements for the Company and Verrazano.

Rafaella Apparel Group, Inc. and Subsidiary
Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor)
Condensed Consolidating Statement of Operations
Year ended June 30, 2006
(In thousands)

	Rafaella Apparel Group	Verrazano	Eliminations	Total
	(Successor)
Net sales	$192,594	$29,593		$222,187
Cost of sales	128,318	20,237		148,555

Gross profit	64,276	9,356		73,632
Selling, general and administrative expenses	27,319	2,619		29,938

Operating income	36,957	6,737		43,694
Interest	22,631			22,631

Income before provision for income taxes	14,326	6,737		21,063
Provision for income taxes	6,033	2,430		8,463
Equity in earnings of subsidiary	(4,307)		$4,307	—

Net income	$12,600	$4,307	$(4,307)	$12,600

Rafaella Apparel Group, Inc. and Subsidiary
Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor)
Condensed Consolidating Statements of Operations
For the period from July 1, 2004 through June 19, 2005
and the period from June 20, 2005 to June 30, 2005
(In thousands)

	For the period from July 1, 2004 through June 19, 2005				For the period from June 20, 2005 to June 30, 2005
	Rafaella Sportswear	Verrazano	Eliminations	Total	Rafaella Apparel Group	Verrazano	Eliminations	Total
		(Predecessor)				(Successor)
Net sales	$207,433	$18,125		$225,558	$3,229	$986		$4,215
Cost of sales	128,100	10,783		138,883	2,520	554		3,074

Gross profit	79,333	7,342		86,675	709	432		1,141
Selling, general and administrative expenses	16,482	1,027		17,509	915	56		971

Operating income	62,851	6,315		69,166	(206)	376		170
Interest expense	1,078	1		1,079	664	—		664
Other income	(47)	—		(47)	—	—		—

Income (loss) before provision for (benefit from) income taxes	61,820	6,314		68,134	(870)	376		(494)
Provision for (benefit from) income taxes	2,015	234		2,249	(363)	151		(212)
Equity earnings in subsidiary	(6,080)	—	$6,080	—	(225)		$(225)	—

Net income (loss)	$65,885	$6,080	$(6,080)	$65,885	$(282)	$225	$225	$(282)

Rafaella Apparel Group, Inc. and Subsidiary
Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor)
Condensed Consolidating Statement of Cash Flows
Year ended June 30, 2006
(In thousands)

	Rafaella Apparel Group	Verrazano	Eliminations	Total
	(Successor)
Cash flows from operating activities:
Net income (loss)	$12,600	$4,307	$(4,307)	$12,600
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred finance charges	2,087	—	—	2,087
Accretion of original issue discount	983	—	—	983
Depreciation and amortization	5,106	347	—	5,453
Equity in earnings of subsidiary	(4,307)	—	4,307	—
Deferred income taxes	7,864	162	—	8,026
Deferred rent	129	—	—	129
Changes in operating assets and liabilities:
Accounts receivable	1,400	(730)	—	670
Inventories	4,854	212	—	5,066
Other current assets	(3,304)	(4,867)	6,241	(1,930)
Accounts payable	3,183	(779)	—	2,404
Accrued expenses and other current liabilities	6,179	1,339	(6,241)	1,277

Net cash provided by operating activities	36,774	(9)	—	36,765

Cash flows used by investing activities:
Purchase of business, net of cash acquired	(188)			(188)
Purchase of equipment and leasehold improvements	(95)			(95)

Net cash used in investing activities	(283)			(283)

Cash flows from financing activities:
Net borrowings (repayments) on short-term borrowings	(9,261)			(9,261)

Net cash used in financing activities	(9,261)			(9,261)

Net increase (decrease) in cash and cash equivalents	27,230	(9)	—	27,221
Cash and cash equivalents, beginning of period	43	9	—	52

Cash and cash equivalents, end of period	$27,273	$—	$—	$27,273

Rafaella Apparel Group, Inc. and Subsidiary
Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor)
Condensed Consolidating Statements of Cash Flows
For the period from July 1, 2004 through July 19, 2004 and the period from June 20, 2005 to June 30, 2005
(In thousands)

	For the period from July 1, 2004 to June 19, 2005				For the period from June 20, 2005 to June 30, 2005
	Rafaella Sportswear	Verrazano	Eliminations	Total	Rafaella Apparel Group	Verrazano	Eliminations	Total
	(Predecessor)				(Sucessor)
Cash flows from operating activities:
Net income (loss)	$65,885	$6,080	$(6,080)	$65,885	$(282)	$225	$(225)	$(282)
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of original issue discount	125	—	—	125	39	—	—	39
Depreciation and amortization	—	—	—	—	71	—	—	71
Equity in earnings of subsidiary	(6,080)	—	6,080	—	(225)	—	225	—
Deferred income taxes	—	—	—	—	(212)	—	—	(212)
Deferred rent	306	—	—	306	—	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(15,466)	(182)	—	(15,648)	12,686	(1,131)	—	11,555
Inventories	13,874	(6,838)	—	7,036	4,330	(6,571)	—	(2,241)
Other current assets	1,718	(1)	(2,535)	(818)	856	(1,537)	1,538	857
Accounts payable	(10,280)	5,021	—	(5,259)	(5,861)	2,706	—	(3,155)
Accrued expenses and other current liabilities	(538)	(2,423)	2,535	(426)	2,520	125	(1,538)	1,107

Net cash provided by operating activities	49,545	1,656	—	51,201	13,922	(6,183)	—	7,739

Cash flows used by investing activities:
Purchase of business, net of cash acquired	—			—	(175,045)	—		(175,045)
Purchase of equipment and leaseehold improvements	(5)			(5)	—	—		—
Investment in subsidiary	—			—	(6,192)	—	6,192	—

Net cash used in investing activities	(5)			(5)	(181,237)	—	6,192	(175,045)

Cash flows from financing activities:
Net borrowings (repayments) on short-term borrowings	24,468			24,468	(22,983)	—		(22,983)
Issuance of senior secured notes				—	163,400	—		163,400
Deferred financing costs				—	(13,059)	—		(13,059)
Issuance of redeemable convertible preferred stock				—	40,000	—		40,000
Stockholder distributions	(73,834)			(73,834)				—
Additional paid in capital	—			—	—	6,192	(6,192)	—

Net cash used in financing activities	(49,366)			(49,366)	167,358	6,192	(6,192)	167,358

Net increase in cash and cash equivalent	174	1,656		1,830	43	9		52
Cash and cash equivalents, beginning of period	26	2		28	—	—		—

Cash and cash equivalents, end of period	$200	$1,657	$—	$1,858	$43	$9	$—	$52

Rafaella Apparel Group, Inc. and Subsidiary
Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor)
Condensed Consolidating Balance Sheet
As of June 30, 2006
(In thousands)

	Rafaella Apparel Group	Verrazano	Eliminations	Total
	(Successor)
Assets
Current assets:
Cash and equivalents	$27,273	$—	$—	$27,273
Receivables, net	20,649	1,861	—	22,510
Inventories	40,664	6,390	—	47,054
Deferred income taxes	3,832	208	—	4,040
Other current assets	3,513	6,406	$(7,779)	2,140

Total current assets	95,931	14,865	(7,779)	103,017
Equipment and leasehold improvements, net	115	—	—	115
Intangible assets, net	107,074	2,020	—	109,094
Deferred financing costs, net	10,928	—	—	10,928
Investment in subsidiary	13,461	—	(13,461)	—
Other assets	41	—	—	41

Total assets	$227,550	$16,885	$(21,240)	$223,195

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$14,987	$1,935	$—	$16,922
Accrued expenses and other liabilities	9,047	1,489	(7,779)	2,757
Current portion of senior secured notes	17,265	—	—	17,265

Total current liabilities	41,299	3,424	(7,779)	36,944
Senior secured notes	147,157	—	—	147,157
Deferred income taxes	12,644	—	—	12,644
Deferred rent	129	—	—	129

Total liabilities	201,229	3,424	(7,779)	196,874
Commitments and contingencies
Redeemable convertible stock	44,110	—	—	44,110
Stockholders' equity (deficit):
Common stock	25	—	—	25
Additional paid in capital	—	8,929	(8,929)	—
Deemed dividend, in excess of predecessor basis	(26,022)	—	—	(26,022)
Retained earnings	8,208	4,532	(4,532)	8,208

Total stockholders' equity (deficit)	(17,789)	13,461	(13,461)	(17,789)

Total liabilities and stockholders' deficit	$227,550	$16,885	$(21,240)	$223,195

Rafaella Apparel Group, Inc. and Subsidiary
Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor)
Condensed Consolidating Balance Sheet
June 30, 2005
(In thousands)

	Rafaella Apparel Group	Verrazano	Eliminations	Total
	(Successor)
Assets
Current assets:
Cash and equivalents	$43	$9	$—	$52
Receivables, net	22,049	1,131	—	23,180
Inventories	45,518	6,602	—	52,120
Deferred income taxes	10,756	1,146	—	11,902
Other current assets	209	1,539	(1,538)	210

Total current assets	78,575	10,427	(1,538)	87,464
Equipment and leasehold improvements, net	97	—	—	97
Intangible assets, net	113,337	—	—	113,337
Deferred financing costs, net	13,015	—	—	13,015
Investment in subsidiary	7,563	—	(7,563)	—
Other assets	41	—	—	41

Total assets	$212,628	$10,427	$(9,101)	$213,954

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Short-term borrowings	$9,261	$—	$—	$9,261
Accounts payable	11,804	2,714	—	14,518
Accrued expenses and other liabilities	2,868	150	(1,538)	1,480

Total current liabilities	23,933	2,864	(1,538)	25,259
Senior secured notes	163,439	—	—	163,439
Deferred income taxes	11,535	—	—	11,535

Total liabilities	198,907	2,864	(1,538)	200,233
Commitments and contingencies
Redeemable convertible stock	40,110	—	—	40,110
Stockholders' equity (deficit):
Common stock	25	—	—	25
Additional paid in capital	—	7,338	(7,338)	—
Deemed dividend, in excess of predecessor basis	(26,022)	—	—	(26,022)
Retained earnings (accumulated deficit)	(392)	225	(225)	(392)

Total stockholders' equity (deficit)	(26,389)	7,563	(7,563)	(26,389)

Total liabilities and stockholders' equity (deficit)	$212,628	$10,427	$(9,101)	$213,954

PROSPECTUS DATED                        ,

$172,000,000
Rafaella Apparel Group, Inc.
Offer to Exchange
11 1/4% Senior Secured Notes
due 2011

PROSPECTUS

                        ,

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

Until          ,                  (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers.

  Indemnification Under the Delaware General Corporation Law

        Rafaella, issuer of the New Notes, is a corporation organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

  (1)
  for any breach of the director's duty of loyalty to the corporation or its stockholders,

  (2)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  (3)
  for unlawful payments of dividends or unlawful stock purchases or redemptions, or

  (4)
  for any transaction from which the director derived an improper personal benefit.

        These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

  Indemnification Under the By-Laws of the Issuer

        The by-laws of the Issuer provide that it will indemnify each member of the Board and executive officer and their affiliates (each, an "Indemnitee") to the fullest extent permitted or required by the Delaware General Corporation Law against any liability, loss, damage, penalty, action, claim, judgment, settlement, cost or expense of any kind or nature whatsoever (including all reasonable attorneys' fees, costs and expenses of defense, appeal and settlement of any proceedings instituted against such Indemnitee or Rafaella and all costs of investigation in connection therewith) that relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of Rafaella or such

Indemnitee acting on behalf of Rafaella, provided that an Indemnitee shall be entitled to indemnification thereunder only to the extent that such Indemnitee's conduct did not constitute fraud, willful misconduct, gross negligence or a material breach of Rafaella's Certificate of Incorporation or By-Laws. Rafaella will advance expenses incurred by an Indemnitee upon the receipt by Rafaella of the signed statement of such Indemnitee agreeing to reimburse Rafaella for such advance in the event it is ultimately determined that such Indemnitee is not entitled to be indemnified by Rafaella for such expenses. No Indemnitee shall be liable (a) for the acts, receipts, neglects, defaults or omissions of any other Indemnitee or agent of Rafaella, (b) for any loss on account of defect of title to any property of Rafaella, (c) on account of the insufficiency of any security in or upon which any money of Rafaella shall be invested or (d) for any loss incurred through any bank, broker or other similar person. In addition, Rafaella may purchase and maintain insurance on behalf of any person that is or was a member of its Board of Directors, an officer, an employee or an agent, or is or was serving at Rafaella's request as a member of the Board of Directors, as an officer, as an employee or as an agent of another organization against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not he or she would be entitled to indemnity against such liability under the provisions of the by-laws. Any indemnification or advancement of expenses continues even if the Indemnitee ceases to be a member of Rafaella's Board of Directors, an officer, an employee or an agent. Indemnification the fullest extent permitted by law is also permitted by resolution of stockholders or the Board, or by an agreement providing for such indemnification and advancement of expenses.

Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Securities Purchase Agreement, dated April 15, 2005, among RA Cerberus Acquisition, LLC, Rafaella Sportswear, Inc., Verrazano, Inc., Ronald Frankel and Rafaella Corporation
2.2	Amendment No. 1 to the Securities Purchase Agreement, dated May 27, 2005
2.3	Contribution Agreement, dated June 20, 2005, among Rafaella Sportswear, Inc. and Rafaella Apparel Group, Inc.
3.1	Amended and Restated Certificate of Incorporation of Rafaella Apparel Group, Inc.
3.2	Bylaws of Rafaella Corporation
3.3	Certificate of Incorporation of Verrazano, Inc.
3.4	Bylaws of Verrazano, Inc.
4.1	Stockholder's Agreement, dated June 20, 2005, among Rafaella Apparel Group, Inc., RA Cerberus Acquisition, LLC, Rafaella Sportswear, Inc. and the principals set forth therein
4.2	Indenture for the 11 1/4% Senior Secured Notes due 2011, dated June 20, 2005, among Rafaella Apparel Group, Inc., the guarantors named therein and The Bank of New York, as trustee and collateral agent
4.3	First Supplemental Indenture, dated July 12, 2006, among Rafaella Apparel Group, Inc., the guarantors named therein and the Bank of New York, as trustee and collateral agent
4.4	Form of 11 1/4% Senior Secured Notes due 2011 (included in Exhibit 4.2)
4.5	Form of Guarantee (included in Exhibit 4.2)
4.6	Registration Rights Agreement, dated June 20, 2005, among Rafaella Apparel Group, Inc., Jeffries & Company, Inc. and the guarantors named therein

4.7	Intercreditor Agreement, dated June 20, 2005, among Rafaella Apparel Group, Inc., Verrazano, Inc., HSBC Bank USA, National Association, The Bank of New York, as trustee and collateral agent
4.8	Second Lien Security Agreement, dated June 20, 2005, in favor of The Bank of New York, among Rafaella Apparel Group, Inc., the additional grantors listed therein and The Bank of New York
5.1	Opinion of Schulte Roth & Zabel LLP
10.1	Note Purchase Agreement, dated June 13, 2005, among the Company, Jeffries & Company, Inc. and the guarantors named therein
10.2	Escrow Agreement, dated June 20, 2005, among Rafaella Apparel Group, Inc., RA Cerberus Acquisition, LLC, Ronald Frankel, and JPMorgan Chase Bank, N.A., as escrow agent
10.3	Redemption Agreement, dated June 20, 2005, among Rafaella Apparel Group, Inc., Rafaella Sportswear, Inc. and RA Cerberus Acquisition, LLC
10.4	Financing Agreement, dated June 20, 2005, among Rafaella Apparel Group, Inc., Verrazano, Inc., HSBC Bank USA, National Association and Israel Discount Bank of New York
10.5	Continuing Indemnity Agreement, dated June 20, 2005, between Rafaella Apparel Group, Inc. and HSBC Bank USA, National Association
10.6	Pledge Agreement, dated June 20, 2005, among Rafaella Apparel Group, Inc. and HSBC Bank USA, National Association, as Agent
10.7	Continuing Letter of Credit Agreement, dated June 20, 2005, among Rafaella Apparel Group, Inc. and HSBC Bank USA, National Association
10.8	Deposit Account Control Agreement, dated June 20, 2005, among Rafaella Apparel Group, Inc., The Bank of New York and HSBC Bank USA, National Association
10.9	Trademark Collateral Security Agreement, dated June 20, 2005, among Rafaella Apparel Group, Inc. and HSBC Bank USA, National Association
10.10	Factoring Agreement, dated June 20, 2005, among GMAC Commercial Finance LLC and Rafaella Apparel Group, Inc.
10.11	Rafaella Apparel Group, Inc. Equity Incentive Plan, dated June 20, 2005
10.12	Employment Agreement, dated June 20, 2005, between Rafaella Apparel Group, Inc. and Chad J. Spooner
10.13	Amendment to the Employment Agreement, dated June 20, 2005 between Rafaella Apparel Group, Inc. and Chad J. Spooner
10.14	Employment Agreement, dated as of April 24, 2006, between Rafaella Apparel Group, Inc. and Christa Michalaros
10.15	Consulting Agreement and General Release, effective as of April 25, 2006, among Rafaella Apparel Group, Inc. and Glenn S. Palmer
10.16	Employment Agreement dated as of May 1, 2006, between Rafaella Apparel Group, Inc. and Nichole Vowteras
10.17	Amendment to the Employment Agreement, dated as of June 20, 2006, between Rafaella Apparel Group, Inc. and Nichole Vowteras

10.18	Employment Agreement, dated as of June 20, 2006, between Rafaella Apparel Group, Inc. and Rosemary Mancino
12.1	Statement Re: computation of ratios
21.1	List of subsidiaries of Rafaella Apparel Group, Inc.
23.1	Consent of Berenson LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of PricewaterhouseCoopers LLP
23.4	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of initial filing)
25.1	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York, as Trustee
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery for Outstanding 11.25% Senior Secured Notes due 2011, Series A, in exchange for 11.25% Senior Secured Notes due 2011, Series B.

Undertakings.

        The undersigned registrants hereby undertake:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrants hereby undertake that:

        (1)   Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), we undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2)   Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rafaella Apparel Group, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 31st day of October, 2006.

RAFAELLA APPAREL GROUP, INC.
By:	/s/ CHRISTA MICHALAROS Title: Chief Executive Officer and Director

Date: October 31, 2006

        KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Christa Michalaros and Chad J. Spooner, and each of the, severally (with full power to act alone) as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ CHRISTA MICHALAROS Christa Michalaros	Chief Executive Officer and Director (principal executive officer)	October 31, 2006
/s/ CHAD J. SPOONER Chad J. Spooner	Chief Financial Officer (principal financial officer)	October 31, 2006
/s/ STUART ELIAS Stuart Elias	Secretary, Treasurer and Controller	October 31, 2006
/s/ GEORGE KOLLITIDES George Kollitides	Director	October 31, 2006
/s/ KURT LARSEN Kurt Larsen	Director	October 31, 2006
/s/ VANESSA CASTAGNA Vanessa Castagna	Director	October 31, 2006
/s/ RONALD FRANKEL Ronald Frankel	Director	October 31, 2006
/s/ ROBERT NEWMAN Robert Newman	Director	October 31, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Verrazano, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 31st day of October 2006.

VERRAZANO, INC.
By:	/s/ CHRISTA MICHALAROS
Title:	President and Sole Director

Date: October 31, 2006

        KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Christa Michalaros and Chad J. Spooner, and each of the, severally (with full power to act alone) as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ CHRISTA MICHALAROS Christa Michalaros	President and Sole Director	October 31, 2006
/s/ CHAD J. SPOONER Chad J. Spooner	Vice President	October 31, 2006
/s/ STUART ELIAS Stuart Elias	Secretary and Treasurer	October 31, 2006

QuickLinks

Co-Registrants

INFORMATION ABOUT THE TRANSACTION
INDUSTRY AND MARKET INFORMATION
FORWARD-LOOKING STATEMENTS
TRADEMARKS
PROSPECTUS SUMMARY
THE EXCHANGE OFFER
SUMMARY TERMS OF NEW NOTES
Summary Selected Consolidated Historical Financial Data
RISK FACTORS
THE ACQUISITION TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE EXCHANGE OFFER
BUSINESS
MANAGEMENT
Summary Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE NEW NOTES
BOOK-ENTRY; DELIVERY AND FORM
MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Rafaella Apparel Group, Inc. and Subsidiary Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor) Consolidated Financial Statements June 30, 2005 and 2006

Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Rafaella Apparel Group, Inc. and Subsidiary (Note 1) Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor) Consolidated Balance Sheets (In thousands, except number of shares)
Rafaella Apparel Group, Inc. and Subsidiary (Note 1) Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor) Consolidated Statements of Operations (In thousands)
Rafaella Apparel Group, Inc. and Subsidiary (Note 1) Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor) Consolidated Statements of Stockholders' Equity (Deficit) (In thousands, except number of shares)
Rafaella Apparel Group, Inc. and Subsidiary (Note 1) Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor) Consolidated Statements of Cash Flows (in thousands)
Rafaella Apparel Group, Inc. Notes to Consolidated Financial Statements
Rafaella Apparel Group, Inc. Notes to Consolidated Financial Statements
Rafaella Apparel Group, Inc. and Subsidiary Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor) Condensed Consolidating Statement of Operations Year ended June 30, 2006 (In thousands)
Rafaella Apparel Group, Inc. and Subsidiary Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor) Condensed Consolidating Statements of Operations For the period from July 1, 2004 through June 19, 2005 and the period from June 20, 2005 to June 30, 2005 (In thousands)
Rafaella Apparel Group, Inc. and Subsidiary Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor) Condensed Consolidating Statement of Cash Flows Year ended June 30, 2006 (In thousands)
Rafaella Apparel Group, Inc. and Subsidiary Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor) Condensed Consolidating Statements of Cash Flows For the period from July 1, 2004 through July 19, 2004 and the period from June 20, 2005 to June 30, 2005 (In thousands)
Rafaella Apparel Group, Inc. and Subsidiary Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor) Condensed Consolidating Balance Sheet As of June 30, 2006 (In thousands)
Rafaella Apparel Group, Inc. and Subsidiary Successor to Rafaella Sportswear, Inc. and Subsidiary (Predecessor) Condensed Consolidating Balance Sheet June 30, 2005 (In thousands)
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
SIGNATURES